Filed Pursuant to Rule 424(b)(3)
Registration No. 333-163430
PROSPECTUS SUPPLEMENT NO. 12
Dated November 9, 2010
(to Prospectus dated December 23, 2009)
6,255,313 Shares
Alon USA Energy, Inc.
Common Stock

     This Prospectus Supplement No. 12 relates to the offer and resale from time to time of up to 6,255,313 shares of our common stock by the selling stockholder and supplements our Prospectus dated December 23, 2009 (as previously supplemented by the prospectus supplements dated January 5, 2010, January 27, 2010, March 2, 2010, March 16, 2010, May 6, 2010, May 11, 2010, June 4, 2010, June 21, 2010, July 19, 2010, August 9, 2010 and August 13, 2010, the “Prospectus”). You should read this Prospectus Supplement No. 12 together with the Prospectus.
     Attached hereto and incorporated by reference herein is our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed with the Securities and Exchange Commission on November 9, 2010.
     The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 12 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 12 supersedes the information contained in the Prospectus.
     Investing in our common stock involves certain risks. See the “Risk Factors” section beginning on page 1 of the Prospectus and contained in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 12 is November 9, 2010.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-Q

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2010
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934
FOR THE TRANSITION PERIOD FROM                      TO
Commission file number: 001-32567

Alon USA Energy, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	74-2966572
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
7616 LBJ Freeway, Suite 300, Dallas, Texas 75251
(Address of principal executive offices) (Zip Code)
(972) 367-3600
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐
Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).
Yes ☐ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
Indicate by check whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☑
The number of shares of the Registrant’s common stock, par value $0.01 per share, outstanding as of November 1, 2010, was 54,181,329.

PART I. FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS
ALON USA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands except per share data)

	September 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$39,635	$40,437
Accounts and other receivables, net	125,095	103,094
Income tax receivable	18,128	65,418
Inventories	197,699	214,999
Deferred income tax asset	71,296	7,700
Prepaid expenses and other current assets	14,262	4,188

Total current assets	466,115	435,836

Equity method investments	22,520	43,052
Property, plant, and equipment, net	1,484,004	1,477,426
Goodwill	105,943	105,943
Other assets	96,982	70,532

Total assets	$2,175,564	$2,132,789

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$332,748	$248,253
Accrued liabilities	86,828	92,380
Short-term debt and current portion of long-term debt	40,946	10,946

Total current liabilities	460,522	351,579

Other non-current liabilities	138,375	95,076
Long-term debt	912,577	926,078
Deferred income tax liability	332,626	328,138

Total liabilities	1,844,100	1,700,871

Commitments and contingencies (Note 17)
Stockholders’ equity:
Preferred stock, par value $0.01, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.01, 100,000,000 shares authorized; 54,181,329 and 54,170,913 shares issued and outstanding at September 30, 2010, and December 31, 2009, respectively	542	542
Additional paid-in capital	290,447	289,853
Accumulated other comprehensive loss, net of income tax	(25,285)	(32,871)
Retained earnings	60,962	165,248

Total stockholders’ equity	326,666	422,772

Non-controlling interest in subsidiaries	4,798	9,146

Total equity	331,464	431,918

Total liabilities and equity	$2,175,564	$2,132,789

The accompanying notes are an integral part of these consolidated financial statements.

ALON USA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, dollars in thousands except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net sales (1)	$1,248,569	$1,253,113	$2,668,243	$3,081,691
Operating costs and expenses:
Cost of sales	1,153,743	1,165,295	2,443,533	2,693,343
Direct operating expenses	68,448	64,091	192,816	204,300
Selling, general and administrative expenses	35,012	32,276	96,001	95,772
Depreciation and amortization	26,781	25,247	78,471	70,898

Total operating costs and expenses	1,283,984	1,286,909	2,810,821	3,064,313

Gain (loss) on disposition of assets	—	(547)	474	(2,147)

Operating income (loss)	(35,415)	(34,343)	(142,104)	15,231
Interest expense	(24,091)	(21,460)	(72,411)	(70,739)
Equity earnings of investees	3,864	12,811	4,970	21,184
Gain on bargain purchase	17,480	—	17,480	—
Other income (loss), net	(494)	(180)	13,345	268

Loss before income tax benefit, non-controlling interest in loss of subsidiaries and accumulated dividends on preferred stock of subsidiary	(38,656)	(43,172)	(178,720)	(34,056)
Income tax benefit	(21,905)	(16,452)	(73,711)	(13,006)

Loss before non-controlling interest in loss of subsidiaries and accumulated dividends on preferred stock of subsidiary	(16,751)	(26,720)	(105,009)	(21,050)
Non-controlling interest in loss of subsidiaries	(1,167)	(2,312)	(7,224)	(2,953)
Accumulated dividends on preferred stock of subsidiary	—	2,150	—	6,450

Net loss available to common stockholders	$(15,584)	$(26,558)	$(97,785)	$(24,547)

Loss per share, basic	$(0.29)	$(0.57)	$(1.80)	$(0.52)

Weighted average shares outstanding, basic (in thousands)	54,181	46,810	54,177	46,808

Loss per share, diluted	$(0.29)	$(0.57)	$(1.80)	$(0.52)

Weighted average shares outstanding, diluted (in thousands)	54,181	46,810	54,177	46,808

Cash dividends per share	$0.04	$0.04	$0.12	$0.12

(1)	Includes excise taxes on sales by the retail segment of $14,204 and $12,073 for the three months and $40,521 and $34,887 for the nine months ended September 30, 2010, and 2009, respectively.
The accompanying notes are an integral part of these consolidated financial statements.

ALON USA ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, dollars in thousands)

	For the Nine Months Ended
	September 30,
	2010	2009
Cash flows from operating activities:
Net loss available to common stockholders	$(97,785)	$(24,547)
Adjustments to reconcile net loss available to common stockholders to cash provided by (used in) operating activities:
Depreciation and amortization	78,471	70,898
Stock compensation	446	533
Deferred income tax expense	(73,715)	(14,575)
Non-controlling interest in loss of subsidiaries	(7,224)	(2,953)
Equity earnings of investees (net of dividends)	(2,614)	(13,788)
Accumulated dividends on preferred stock of subsidiary	—	6,450
Amortization of debt issuance costs	4,475	5,689
Amortization of original issuance discount	1,235	—
Write-off of unamortized debt issuance costs	6,659	—
Bargain purchase gain	(17,480)	—
(Gain) loss on disposition of assets	(474)	2,147
Changes in operating assets and liabilities, net of acquisition effects:
Accounts and other receivables, net	(22,001)	(8,399)
Income tax receivable	47,290	103,032
Inventories	34,644	(48,072)
Heating oil crack spread hedge	—	117,485
Prepaid expenses and other current assets	(3,943)	192
Other assets	(30,461)	5,506
Accounts payable	36,480	161,370
Accrued liabilities	12,989	(27,604)
Other non-current liabilities	(4,267)	(8,232)

Net cash provided by (used in) operating activities	(37,275)	325,132

Cash flows from investing activities:
Capital expenditures	(20,526)	(52,132)
Capital expenditures to rebuild the Big Spring refinery	—	(45,072)
Capital expenditures for turnarounds and catalysts	(12,668)	(13,005)
Proceeds from insurance to rebuild Big Spring refinery	—	34,125
Proceeds from sale of securities	36,852	—
Proceeds from sale of assets	20,095	—
Acquisition of Bakersfield refinery	(32,409)	—
Earnout payment related to Krotz Springs refinery acquisition	(6,562)	(17,521)

Net cash used in investing activities	(15,218)	(93,605)

Cash flows from financing activities:
Dividends paid to stockholders	(6,501)	(5,617)
Dividends paid to non-controlling interest	(429)	(576)
Inventory supply agreement	45,807	—
Deferred debt issuance costs	(2,450)	(7,238)
Revolving credit facilities, net	(6,527)	(123,029)
Payments on long-term debt	(8,209)	(95,443)
Additions to short-term debt	76,500	—
Payments on short-term debt	(46,500)	—

Net cash provided by (used in) financing activities	51,691	(231,903)

Net decrease in cash and cash equivalents	(802)	(376)
Cash and cash equivalents, beginning of period	40,437	18,454

Cash and cash equivalents, end of period	$39,635	$18,078

Supplemental cash flow information:
Cash paid for interest	$53,717	$67,968

Cash paid (refunds received) for income tax	$(46,748)	$(106,281)

Non-cash activities:
Financing activity — payments on long-term debt from deposit held to secure heating oil crack spread hedge	$—	$(50,000)

The accompanying notes are an integral part of these consolidated financial statements.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, dollars in thousands except as noted)
     (1) Basis of Presentation and Certain Significant Accounting Policies
          (a) Basis of Presentation
          The consolidated financial statements include the accounts of Alon USA Energy, Inc. and its subsidiaries (collectively, “Alon”). All significant intercompany balances and transactions have been eliminated. These consolidated financial statements of Alon are unaudited and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and notes required by GAAP for complete consolidated financial statements. In the opinion of Alon’s management, the information included in these consolidated financial statements reflects all adjustments, consisting of normal and recurring adjustments, which are necessary for a fair presentation of Alon’s consolidated financial position and results of operations for the interim periods presented. The results of operations for the interim periods are not necessarily indicative of the operating results that may be obtained for the year ending December 31, 2010.
          The consolidated balance sheet as of December 31, 2009, has been derived from the audited financial statements as of that date. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in Alon’s Annual Report on Form 10-K for the year ended December 31, 2009.
          (b) Revenue Recognition
          Revenues from sales of refined products are earned and realized upon transfer of title to the customer based on the contractual terms of delivery (including payment terms and prices). Title primarily transfers at the refinery or terminal when the refined product is loaded into common carrier pipelines, trucks or railcars (free on board origin). In some situations, title transfers at the customer’s destination (free on board destination).
          In the ordinary course of business, logistical and refinery production schedules necessitate the occasional sale of crude oil to third parties. All purchases and sales of crude oil are recorded net, in cost of sales in the consolidated statements of operations.
          (c) New Accounting Standards
          In February 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-09, Subsequent Event (Topic 855) which amends FASB Accounting Standards Codification (“ASC”) Topic 855, Subsequent Events so that SEC filers, as defined in the ASU, no longer are required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. ASU 2010-09 is effective immediately. ASU 2010-09 only affects disclosure requirements and will not have any effect on Alon’s consolidated financial statements.
          In January 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value which amends FASB ASC Topic 820, Fair Value Measurements and Disclosure, to require entities to make new disclosure about recurring and non-recurring fair-value measurements. The update requires new disclosures regarding significant transfers in and out of Level 1 and Level 2 fair-value measurements and information about purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair-value adjustments. The update provides additional guidance on other fair value disclosures. This update is effective for interim and annual reporting periods beginning after December 15, 2009. ASU 2010-06 only affects disclosure requirements and will not have any effect on Alon’s consolidated financial statements.
          (d) Reclassifications
          Certain reclassifications have been made to the prior period balances to conform to the current presentation.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(unaudited, dollars in thousands except as noted)
     (2) Bakersfield Refinery Acquisition
          On June 1, 2010, Alon completed the acquisition of the Bakersfield, California refinery (“Bakersfield refinery”) from Big West of California, LLC, a subsidiary of Flying J, Inc. The aggregate purchase price was $58,409 in cash, which included the purchase price of hydrocarbon inventories. In connection with the acquisition, an affiliate of Alon purchased certain refinery assets not installed at the Bakersfield refinery location for $26,000. The remaining assets were purchased by Alon. Alon incurred $309 of acquisition-related costs that were recognized in selling, general and administrative expenses in the consolidated statement of operations for the nine months ended September 30, 2010.
          The Bakersfield refinery is located in California’s Central Valley and has the capacity to refine up to 70,000 barrels of crude oil per day. The refinery has traditionally been supplied by local California crude oils produced in the San Joaquin Valley and the Los Angeles Basin. Historically, this refinery has been a major provider of quality motor fuels in central California and is also a large supplier of gas oil products to other refiners.
          Alon plans to integrate the operations of the Bakersfield refinery with its other California refineries by processing vacuum gas oil produced by the California refineries in the hydrocracker unit located at the Bakersfield refinery.
          An acquirer is required to recognize and measure the goodwill acquired in a business combination or a gain from a bargain purchase. FASB ASC 805 defines a bargain purchase as a business combination in which the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus any non-controlling interest in the acquiree, and it requires the acquirer to recognize that excess in earnings as a gain attributable to the acquirer.
          An independent appraisal of the net assets acquired in the Bakersfield refinery acquisition has been completed. The fair value of the assets acquired and liabilities assumed are as follows:

Current assets	$17,033
Other assets	17,122
Property, plant and equipment	69,403
Other non-current liabilities	(53,669)

Net assets acquired	49,889
Less: Gain on bargain purchase	(17,480)

Total consideration	$32,409

          In connection with the acquisition of the Bakersfield refinery, Alon recorded a discounted accrued environmental remediation obligation of $42,122. This amount is included as a non-current liability in the consolidated balance sheet at September 30, 2010.
          Also in connection with the acquisition of the Bakersfield refinery, Alon entered into an indemnification agreement with a prior owner for remediation expenses of conditions that existed at the refinery on the acquisition date. Alon is required to make indemnification claims to the prior owner by March 15, 2015. The discounted indemnification amount is $17,122 and is shown as a non-current receivable in the consolidated balance sheet at September 30, 2010.
     (3) Segment Data
          Alon’s revenues are derived from three operating segments: (i) refining and unbranded marketing, (ii) asphalt and (iii) retail and branded marketing. The reportable operating segments are strategic business units that offer different products and services. The segments are managed separately as each segment requires unique technology, marketing strategies and distinct operational emphasis. Each operating segment’s performance is evaluated primarily based on operating income.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(unaudited, dollars in thousands except as noted)
          (a) Refining and Unbranded Marketing Segment
          Alon’s refining and unbranded marketing segment includes sour and heavy crude oil refineries located in Big Spring, Texas, and Paramount, Bakersfield and Long Beach, California (the “California refineries”) and a light sweet crude oil refinery located in Krotz Springs, Louisiana. At these refineries, Alon refines crude oil into products including gasoline, diesel, jet fuel, petrochemicals, feedstocks, asphalts and other petroleum products, which are marketed primarily in the South Central, Southwestern and Western regions of the United States. Finished products and blendstocks are also marketed through sales and exchanges with other major oil companies, state and federal governmental entities, unbranded wholesale distributors and various other third parties. Alon also acquires finished products through exchange agreements and third-party suppliers.
          (b) Asphalt Segment
          Alon’s asphalt segment includes the Willbridge, Oregon refinery and 12 refinery/terminal locations in Texas (Big Spring), California (Paramount, Long Beach, Elk Grove, Bakersfield and Mojave), Oregon (Willbridge), Washington (Richmond Beach), Arizona (Phoenix, Flagstaff and Fredonia), and Nevada (Fernley) (50% interest) as well as a 50% interest in Wright Asphalt Products Company, LLC (“Wright”) which specializes in marketing patented tire rubber modified asphalt products. Alon produces both paving and roofing grades of asphalt and, depending on the terminal, can manufacture performance-graded asphalts, emulsions and cutbacks. The operations in which Alon has a 50% interest (Fernley and Wright), are recorded under the equity method of accounting, and the investments are included as part of total assets in the asphalt segment data.
          (c) Retail and Branded Marketing Segment
          Alon’s retail and branded marketing segment operates 306 convenience stores located primarily in Central and West Texas and New Mexico. These convenience stores typically offer various grades of gasoline, diesel fuel, general merchandise and food and beverage products to the general public primarily under the 7-Eleven and FINA brand names. Alon’s branded marketing business markets gasoline and diesel under the FINA brand name, primarily in the Southwestern and South Central United States through a network of approximately 640 locations, including Alon’s convenience stores. Historically, substantially all of the motor fuel sold through Alon’s convenience stores and the majority of the motor fuels marketed in Alon’s branded business have been supplied by Alon’s Big Spring refinery.
          (d) Corporate
          Operations that are not included in any of the three segments are included in the corporate category. These operations consist primarily of corporate headquarters operating and depreciation expenses.
          Segment data as of and for the three and nine-month periods ended September 30, 2010 and 2009, are presented below:

	Refining and		Retail and Branded		Consolidated
	Unbranded Marketing	Asphalt	Marketing	Corporate	Total
Three Months ended September 30, 2010
Net sales to external customers	$830,478	$144,610	$273,481	$—	$1,248,569
Intersegment sales/purchases	226,000	(55,052)	(170,948)	—	—
Depreciation and amortization	21,315	1,716	3,353	397	26,781
Operating income (loss)	(52,601)	8,962	8,809	(585)	(35,415)
Total assets	1,818,774	153,104	184,694	18,992	2,175,564
Turnaround, chemical catalyst, capital expenditures and capital expenditures to rebuild the Big Spring refinery	5,844	465	1,322	1,344	8,975

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(unaudited, dollars in thousands except as noted)

	Refining and		Retail and Branded		Consolidated
	Unbranded Marketing	Asphalt	Marketing	Corporate	Total
Three Months ended September 30, 2009
Net sales to external customers	$860,692	$175,189	$217,232	$—	$1,253,113
Intersegment sales/purchases	197,825	(73,800)	(124,025)	—	—
Depreciation and amortization	19,943	1,700	3,399	205	25,247
Operating income (loss)	(57,780)	19,666	4,165	(394)	(34,343)
Total assets	1,742,871	251,382	193,850	17,163	2,205,266
Turnaround, chemical catalyst, capital expenditures and capital expenditures to rebuild the Big Spring refinery	28,341	523	751	1,755	31,370

	Refining and		Retail and Branded		Consolidated
	Unbranded Marketing	Asphalt	Marketing	Corporate	Total
Nine Months ended September 30, 2010
Net sales to external customers	$1,598,064	$316,715	$753,464	$—	$2,668,243
Intersegment sales/purchases	632,785	(158,754)	(474,031)	—	—
Depreciation and amortization	62,150	5,148	10,209	964	78,471
Operating income (loss)	(146,506)	(8,754)	14,684	(1,528)	(142,104)
Total assets	1,818,774	153,104	184,694	18,992	2,175,564
Turnaround, chemical catalyst and capital expenditures	27,902	991	2,149	2,152	33,194

	Refining and		Retail and Branded		Consolidated
	Unbranded Marketing	Asphalt	Marketing	Corporate	Total
Nine Months ended September 30, 2009
Net sales to external customers	$2,139,099	$351,429	$591,163	$—	$3,081,691
Intersegment sales/purchases	513,818	(188,676)	(325,142)	—	—
Depreciation and amortization	55,120	5,099	10,179	500	70,898
Operating income (loss)	6,386	1,973	7,941	(1,069)	15,231
Total assets	1,742,871	251,382	193,850	17,163	2,205,266
Turnaround, chemical catalyst, capital expenditures and capital expenditures to rebuild the Big Spring refinery	104,259	1,099	1,864	2,987	110,209
          Operating income (loss) for each segment consists of net sales less cost of sales, direct operating expenses, selling, general and administrative expenses, depreciation and amortization, and gain (loss) on disposition of assets. Intersegment sales are intended to approximate wholesale market prices. Consolidated totals presented are after intersegment eliminations.
          Total assets of each segment consist of net property, plant and equipment, inventories, cash and cash equivalents, accounts and other receivables and other assets directly associated with the segment’s operations. Corporate assets consist primarily of corporate headquarters information technology and administrative equipment.
     (4) Cash and Cash Equivalents
          Alon considers all highly liquid instruments with a maturity of three months or less at the time of purchase to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.
     (5) Fair Value
          The carrying amounts of Alon’s cash and cash equivalents, receivables, payables and accrued liabilities approximate fair value due to the short-term maturities of these assets and liabilities. The reported amounts of short-term and long-term debt approximate fair value. Derivative financial instruments are carried at fair value, which is based on quoted market prices.
          Alon must determine fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As required, Alon utilizes valuation techniques that maximize the use of observable inputs (levels 1 and 2) and minimize the use of

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(unaudited, dollars in thousands except as noted)
unobservable inputs (level 3) within the fair value hierarchy. Alon generally applies the “market approach” to determine fair value. This method uses pricing and other information generated by market transactions for identical or comparable assets and liabilities. Assets and liabilities are classified within the fair value hierarchy based on the lowest level (least observable) input that is significant to the measurement in its entirety.
          The following table sets forth the assets and liabilities measured at fair value on a recurring basis, by input level, in the consolidated balance sheets at September 30, 2010, and December 31, 2009, respectively:

	Quoted Prices in
	Active Markets	Significant
	For Identical	Other	Significant
	Assets or	Observable	Unobservable
	Liabilities	Inputs	Inputs	Consolidated
	(Level 1)	(Level 2)	(Level 3)	Total
Nine Months ended September 30, 2010
Assets:
Commodity contracts (futures and forwards)	$531	$—	$—	$531
Liabilities:
Commodity contracts (swaps)	873	633	—	1,506
Commodity contracts (call options)	—	6,646	—	6,646
Interest rate swaps	—	10,821	—	10,821

Year ended December 31, 2009
Assets:
Commodity contracts (futures and forwards)	$322	$—	$—	$322
Commodity contracts (swaps)	—	89	—	89
Liabilities:
Commodity contracts (swaps)	—	9,983	—	9,983
Interest rate swaps	—	16,933	—	16,933
     (6) Derivative Financial Instruments
          Commodity Derivatives — Mark to Market
          Alon selectively utilizes commodity derivatives to manage its exposure to commodity price fluctuations and uses crude oil, refined product and precious metal (catalyst) commodity derivative contracts to reduce risk associated with potential price changes on committed obligations. Alon does not speculate using derivative instruments. There is not a significant credit risk on Alon’s derivative instruments which are transacted through counterparties meeting established collateral and credit criteria.
          Alon has elected not to designate the following commodity derivatives as cash flow hedges for financial accounting purposes. Therefore, changes in the fair value of the commodity derivatives are included in income in the period of the change.
          At September 30, 2010, Alon held net forward contracts for the purchase of 92,966 barrels of refined products at an average price of $86.11 per barrel. At September 30, 2009, Alon held net forward contracts for sales of 200,015 barrels of refined products at an average price of $70.31 per barrel. The contracts are recorded at their fair market values and an unrealized gain of $531 and an unrealized loss of $688 have been included in cost of sales in the consolidated statement of operations for the nine months ended September 30, 2010 and 2009, respectively.
          At September 30, 2009, Alon held net futures contracts for purchases of 91,000 barrels of refined products at an average price of $75.32 per barrel. The contract was recorded at its fair market value and an unrealized gain of $150 has been included in cost of sales in the consolidated statement of operations for the nine months ended September 30, 2009.
          At September 30, 2009, Alon held futures contracts for 434,000 barrels of crude swaps at an average price of $74.80 per barrel. The contracts are recorded at their fair market values.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(unaudited, dollars in thousands except as noted)
          At September 30, 2010, Alon held futures contracts for sales of 255,600 barrels of heating oil crack spread swaps at an average of $11.38 per barrel. The contracts are recorded at their fair market values and an unrealized loss of $633 has been included in cost of sales in the consolidated statement of operations for the nine months ended September 30, 2010.
          At September 30, 2010, Alon had written call contracts outstanding for the net purchase of 3,514,500 barrels of crude and sale of 3,514,500 barrels of heating oil at an average strike price of $11.35 per barrel for a period of 21 months commencing October 2010. The value of the obligation equals the premium received resulting in no unrealized gain or loss to be included in cost of sales in the consolidated statement of operations for the nine months ended September 30, 2010.
          At September 30, 2010, Alon also held futures contracts for 2,846 ounces of platinum swaps and 2,534 ounces of palladium swaps at an average price of $1,664.50 and $573.35 per ounce, respectively. The contracts are recorded at their fair market values and an unrealized loss of $873 has been included in other income (loss) in the consolidated statement of operations for the nine months ended September 30, 2010.
          Cash Flow Hedges
          To designate a derivative as a cash flow hedge, Alon documents at the inception of the hedge the assessment that the derivative will be highly effective in offsetting expected changes in cash flows from the item hedged. This assessment, which is updated at least quarterly, is generally based on the most recent relevant historical correlation between the derivative and the item hedged. If, during the term of the derivative, the hedge is determined to be no longer highly effective, hedge accounting is prospectively discontinued and any remaining unrealized gains or losses, based on the effective portion of the derivative at that date, are reclassified to earnings when the underlying transaction occurs.
          Interest Rate Derivatives. Alon selectively utilizes interest rate related derivative instruments to manage its exposure to floating-rate debt instruments. Alon periodically uses interest rate swap agreements to manage its floating to fixed rate position by converting certain floating-rate debt to fixed-rate debt. As of September 30, 2010, Alon had interest rate swap agreements with a notional amount of $300,000 with remaining periods ranging from less than three months to approximately two years and fixed interest rates ranging from 4.25% to 4.45%. All of these swaps were accounted for as cash flow hedges.
          For cash flow hedges, gains and losses reported in accumulated other comprehensive income in stockholders’ equity are reclassified into interest expense when the forecasted transactions affect income. During the nine months ended September 30, 2010 and 2009, Alon recognized in accumulated other comprehensive income unrealized after-tax gains of $3,973 and $4,069, respectively, for the fair value measurement of the interest rate swap agreements. There were no amounts reclassified from accumulated other comprehensive income into interest expense as a result of the discontinuance of cash flow hedge accounting.
          For the three and nine months ended September 30, 2010 and 2009, there was no hedge ineffectiveness recognized in income. No component of the derivative instruments’ gains or losses was excluded from the assessment of hedge effectiveness.
          Commodity Derivatives. In May 2008, as part of financing the acquisition of the Krotz Springs refinery, Alon entered into futures contracts for the forward purchase of crude oil and the forward sale of heating oil of 14,849,750 barrels. These futures contracts were designated as cash flow hedges for accounting purposes. Gains and losses for the futures contracts designated as cash flow hedges reported in accumulated other comprehensive income in the balance sheet are reclassified into cost of sales when the forecasted transactions affect income. In the fourth quarter of 2008, Alon determined during its retrospective assessment of hedge effectiveness that the hedge was no longer highly effective. Cash flow hedge accounting was discontinued in the fourth quarter of 2008 and all changes in value subsequent to the discontinuance were recognized into earnings. In April 2009, Alon completed an unwind of these futures contracts for $139,290.
          Losses of $2,825 and $6,354 for the three and nine months ended September 30, 2010, and gains of $433 and $4,447 for the three and nine months ended September 30, 2009, have been reclassified from accumulated other comprehensive income to earnings since the discontinuance of cash flow hedge accounting, respectively. All remaining adjustments from accumulated comprehensive income to cost of sales will be recorded in October 2010.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(unaudited, dollars in thousands except as noted)
No component of the derivative instruments’ gains or losses was excluded from the assessment of hedge effectiveness.
          The following table presents the effect of derivative instruments on the consolidated statements of financial position.

	As of September 30, 2010
	Asset Derivatives		Liability Derivatives
	Balance Sheet		Balance Sheet
	Location	Fair Value	Location	Fair Value
Derivatives not designated as hedging instruments:
Commodity contracts (swaps)		$—	Accounts Payable	$(633)
Commodity contracts (futures, forwards, swaps and call options)		—	Accrued liabilities	(3,826)
Commodity contracts (call options)		—	Other non-current liabilities	(3,162)

Total derivatives not designated as hedging instruments		$—		$(7,621)

Derivatives designated as hedging instruments:
Interest rate swaps		$—	Other non-current liabilities	$(10,821)

Total derivatives designated as hedging instruments		—		(10,821)

Total derivatives		$—		$(18,442)

	As of December 31, 2009
	Asset Derivatives		Liability Derivatives
	Balance Sheet		Balance Sheet
	Location	Fair Value	Location	Fair Value
Derivatives not designated as hedging instruments:
Commodity contracts (futures, forwards and SPR swaps)	Accounts receivable	$411	Accrued liabilities	$(9,983)

Total derivatives not designated as hedging instruments under ASC 815		$411		$(9,983)

Derivatives designated as hedging instruments:
Interest rate swaps		$—	Other non-current liabilities	$(16,933)

Total derivatives designated as hedging instruments under ASC 815		—		(16,933)

Total derivatives		$411		$(26,916)

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(unaudited, dollars in thousands except as noted)
          The following tables present the effect of derivative instruments on Alon’s consolidated statements of operations and accumulated other comprehensive income (“OCI”).

				Gain (Loss) Reclassified
				from Accumulated OCI into
				Income (Ineffective
		Gain (Loss) Reclassified from		Portion and Amount
	Gain (Loss) Recognized	Accumulated OCI into Income (Effective		Excluded from
Cash Flow Hedging Relationships	in OCI	Portion)		Effectiveness Testing)
		Location	Amount	Location	Amount
For the Three Months Ended September 30, 2010
Commodity contracts (heating oil swaps)	$—	Cost of sales	$(2,825)	$—
Interest rate swaps	2,494	Interest expense	(3,693)	—

Total derivatives	$2,494		$(6,518)	$—

For the Nine Months Ended September 30, 2010
Commodity contracts (heating oil swaps)	$—	Cost of sales	$(6,354)	$—
Interest rate swaps	6,112	Interest expense	(10,917)	—

Total derivatives	$6,112		$(17,271)	$—

				Gain (Loss) Reclassified
				from Accumulated OCI into
				Income (Ineffective
		Gain (Loss) Reclassified from		Portion and Amount
	Gain (Loss) Recognized	Accumulated OCI into Income		Excluded from
Cash Flow Hedging Relationships	in OCI	(Effective Portion)		Effectiveness Testing)
		Location	Amount	Location	Amount
For the Three Months Ended September 30, 2009
Commodity contracts (heating oil swaps)	$—	Cost of sales	$433	$—
Interest rate swaps	622	Interest expense	(3,713)	—

Total derivatives	$622		$(3,280)	$—

For the Nine Months Ended September 30, 2009
Commodity contracts (heating oil swaps)	$—	Cost of sales	$4,447	$—
Interest rate swaps	6,261	Interest expense	(10,716)	—

Total derivatives	$6,261		$(6,269)	$—

Derivatives not designated as hedging instruments:

	Gain (Loss) Recognized in Income
	Location	Amount
For the Three Months Ended September 30, 2010
Commodity contracts (futures & forwards)	Cost of sales	$1,796
Commodity contracts (heating oil swaps)	Cost of sales	(186)
Commodity contracts (call options)	Cost of sales	60
Commodity contracts (commodity swaps)	Other income (loss), net	(671)

Total derivatives		$999

For the Nine Months Ended September 30, 2010
Commodity contracts (futures & forwards)	Cost of sales	$3,536
Commodity contracts (heating oil swaps)	Cost of sales	(501)
Commodity contracts (commodity swaps)	Other income (loss), net	(873)

Total derivatives		$2,162

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)

	Gain (Loss) Recognized in Income
	Location	Amount
For the Three Months Ended September 30, 2009
Commodity contracts (futures & forwards)	Cost of sales	$564

Total derivatives		$564

For the Nine Months Ended September 30, 2009
Commodity contracts (futures & forwards)	Cost of sales	$(13,927)
Commodity contracts (heating oil swaps)	Cost of sales	41,182
Commodity contracts (SPR swaps)	Cost of sales	174

Total derivatives		$27,429

     (7) Inventories
          Alon’s inventories are stated at the lower of cost or market. Cost is determined under the last-in, first-out (LIFO) method for crude oil, refined products, asphalt, and blendstock inventories. Materials and supplies are stated at average cost. Cost for convenience store merchandise inventories is determined under the retail inventory method and cost for convenience store fuel inventories is determined under the first-in, first-out (FIFO) method.
          Carrying value of inventories consisted of the following:

	September 30,	December 31,
	2010	2009
Crude oil, refined products, asphalt and blendstocks	$73,689	$150,370
Inventory consigned to others	82,158	22,558
Materials and supplies	18,743	18,069
Store merchandise	18,250	18,856
Store fuel	4,859	5,146

Total inventories	$197,699	$214,999

          Crude oil, refined products, asphalt and blendstock inventories totaled 2,281 barrels and 3,301 barrels as of September 30, 2010 and December 31, 2009, respectively.
          Market values of crude oil, refined products, asphalt and blendstock inventories exceeded LIFO costs by $104,450 and $100,496 at September 30, 2010 and December 31, 2009, respectively.
     (8) Property, Plant and Equipment, Net
          Property, plant and equipment, net consisted of the following:

	September 30,	December 31,
	2010	2009
Refining facilities	$1,607,192	$1,535,841
Pipelines and terminals	39,213	39,213
Retail	136,279	137,150
Other	16,999	16,747

Property, plant and equipment, gross	1,799,683	1,728,951
Less accumulated depreciation	(315,679)	(251,525)

Property, plant and equipment, net	$1,484,004	$1,477,426

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)
     (9) Additional Financial Information
          The tables that follow provide additional financial information related to the consolidated financial statements.
          (a) Other Assets

	September 30,	December 31,
	2010	2009
Deferred turnaround and chemical catalyst cost	$25,236	$24,387
Environmental receivables	20,589	3,448
Deferred debt issuance costs	17,138	25,822
Intangible assets	8,005	8,516
Other	26,014	8,359

Total other assets	$96,982	$70,532

          Unamortized debt issuance costs of $6,659 related to the prepayment of the Alon Refining Krotz Springs, Inc. revolving credit facility were written off in the first quarter of 2010.
          In connection with the acquisition of the Bakersfield refinery on June 1, 2010, Alon entered into an indemnification agreement with a prior owner for remediation expenses of conditions that existed at the refinery on the acquisition date. Alon is required to make indemnification claims to the prior owner by March 15, 2015. The discounted indemnification amount is $17,122 and is shown in environmental receivables. Alon has also recorded a corresponding environmental liability (Note 17).
          (b) Accrued Liabilities and Other Non-Current Liabilities

	September 30,	December 31,
	2010	2009
Accrued Liabilities:
Taxes other than income taxes, primarily excise taxes	$19,930	$20,205
Employee costs	8,153	6,716
Commodity swaps	3,826	9,983
Valero earnout liability	8,750	8,750
Other	46,169	46,726

Total accrued liabilities	$86,828	$92,380

Other Non-Current Liabilities:
Pension and other postemployment benefit liabilities, net	$34,235	$34,902
Environmental accrual (Note 17)	67,161	27,350
Asset retirement obligations	10,097	8,789
Interest rate swap valuations	10,821	16,933
Valero earnout liability	—	6,562
Commodity swaps	3,162	—
Other	12,899	540

Total other non-current liabilities	$138,375	$95,076

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)
     (c) Comprehensive Loss
          The following table displays the computation of total comprehensive loss:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Loss before non-controlling interest in loss of subsidiaries and accumulated dividends on preferred stock of subsidiary	$(16,751)	$(26,720)	$(105,009)	$(21,050)

Other comprehensive gain, net of tax:
Unrealized gain on cash flow hedges, net of tax	3,401	131	7,976	1,267

Total other comprehensive income, net of tax	3,401	131	7,976	1,267

Comprehensive loss	(13,350)	(26,589)	(97,033)	(19,783)

Comprehensive loss attributable to non-controlling interest (including accumulated dividends on preferred shares of subsidiary)	(956)	(153)	(6,834)	3,587

Comprehensive loss attributable to common stockholders	$(12,394)	$(26,436)	$(90,199)	$(23,370)

          The following table displays the components of accumulated other comprehensive loss, net of tax.

	September 30,	December 31,
	2010	2009
Unrealized losses on cash flow hedges, net of tax	$(8,309)	$(15,895)
Pension and post-employment benefits, net of tax	(16,976)	(16,976)

Accumulated other comprehensive loss, net of tax	$(25,285)	$(32,871)

     (10) Postretirement Benefits
          Alon has three defined benefit pension plans covering substantially all of its refining and unbranded marketing segment employees, excluding West Coast employees and employees of SCS. The benefits are based on years of service and the employee’s final average monthly compensation. Alon’s funding policy is to contribute annually not less than the minimum required nor more than the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those benefits expected to be earned in the future. Alon’s estimated contributions during 2010 to its pension plans has not changed significantly from amounts previously disclosed in Alon’s consolidated financial statements for the year ended December 31, 2009. For the nine months ended September 30, 2010 and 2009, Alon contributed $5,000 and $3,430, respectively, to its qualified pension plans.
          The components of net periodic benefit cost related to Alon’s benefit plans were as follows for the three and nine months ended September 30, 2010 and 2009:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Components of net periodic benefit cost:
Service cost	$1,018	$837	$3,055	$2,510
Interest cost	946	841	2,837	2,522
Expected return on plan assets	(904)	(840)	(2,715)	(2,519)
Amortization of net loss	385	262	1,157	788

Net periodic benefit cost	$1,445	$1,100	$4,334	$3,301

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)
     (11) Indebtedness
          Debt consisted of the following:

	September 30,	December 31,
	2010	2009
Term loan credit facility	$430,875	$434,250
Revolving credit facilities	210,050	216,577
Senior secured notes	206,928	205,693
Short-term debt	30,000	—
Retail credit facilities	75,670	80,504

Total debt	953,523	937,024
Less short-term debt and current portion of long-term debt	(40,946)	(10,946)

Total long-term debt	$912,577	$926,078

          (a) Alon USA Energy, Inc. Credit Facilities
          Term Loan Credit Facility. Alon has a term loan (the “Alon Energy Term Loan”) that will mature on August 2, 2013. Principal payments of $4,500 per annum are paid in quarterly installments, subject to reduction from mandatory repayments associated with certain events.
          Borrowings under the Alon Energy Term Loan bear interest at a rate based on a margin over the Eurodollar rate from between 1.75% to 2.50% per annum based upon the ratings of the loans by Standard & Poor’s Rating Service and Moody’s Investors Service, Inc. Currently, the margin is 2.25% over the Eurodollar rate.
          The Alon Energy Term Loan is jointly and severally guaranteed by all of Alon’s subsidiaries except for Alon’s retail subsidiaries, those subsidiaries established in conjunction with the Krotz Springs refinery acquisition and certain subsidiaries established in conjunction with the Bakersfield refinery acquisition. The Alon Energy Term Loan is secured by a second lien on cash, accounts receivable and inventory and a first lien on most of the remaining assets of Alon excluding those of Alon’s retail subsidiaries, those subsidiaries established in conjunction with the Krotz Springs refinery acquisition and certain subsidiaries established in conjunction with the Bakersfield refinery acquisition.
          The Alon Energy Term Loan contains customary restrictive covenants, such as restrictions on liens, mergers, consolidations, sales of assets, additional indebtedness, different businesses, certain lease obligations, and certain restricted payments. The Alon Energy Term Loan does not contain any maintenance financial covenants.
          At September 30, 2010 and December 31, 2009, the Alon Energy Term Loan had an outstanding balance of $430,875 and $434,250, respectively.
          Letter of Credit Facility. On March 9, 2010, Alon entered into an unsecured credit facility with Israel Discount Bank of New York (the “Alon Energy Letter of Credit Facility”) for the issuance of letters of credit in an amount not to exceed $60,000 and with a sub-limit for borrowings not to exceed $30,000. This facility will terminate on January 31, 2013. On September 30, 2010, Alon had $60,000 of outstanding letters of credit under this facility. Borrowings under this facility bear interest at the Eurodollar rate plus 3.00% per annum subject to an overall minimum interest rate of 4.00%.
          This facility contains certain customary restrictive covenants including financial covenants.
     (b) Alon USA LP Credit Facility
          Revolving Credit Facility. Alon has a $240,000 revolving credit facility (the “Alon USA LP Credit Facility”) that will mature on January 1, 2013. The Alon USA LP Credit Facility can be used both for borrowings and the issuance of letters of credit, subject to a limit of the lesser of the facility or the amount of the borrowing base under the facility.
          Borrowings under the Alon USA LP Credit Facility bear interest at the Eurodollar rate plus 3.00% per annum subject to an overall minimum interest rate of 4.00%.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)
          The Alon USA LP Credit Facility is secured by (i) a first lien on Alon’s cash, accounts receivables, inventories and related assets and (ii) a second lien on Alon’s fixed assets and other specified property, in each case, excluding those of Alon Paramount Holdings, Inc. (“Alon Holdings”), and its subsidiaries other than Alon Pipeline Logistics, LLC (“Alon Logistics”), the subsidiaries established in conjunction with the Krotz Springs refinery acquisition, the subsidiaries established in conjunction with the Bakersfield refinery acquisition and Alon’s retail subsidiaries.
          The Alon USA LP Credit Facility contains certain restrictive covenants including maintenance financial covenants. As currently amended, the maintenance financial covenants for the leverage ratio and the interest coverage ratio will not apply until the fiscal quarter ending December 31, 2010. The maintenance financial covenant for the current ratio will continue to be measured for all fiscal quarters of 2010. If we will not be able to maintain the level required by these covenants, then borrowings under the Alon USA LP Credit Facility that are currently in long-term debt will be classified under short-term and current portion of long-term debt.
          Borrowings of $144,000 and $88,000 were outstanding under the Alon USA LP Credit Facility at September 30, 2010 and December 31, 2009, respectively. At September 30, 2010 and December 31, 2009, outstanding letters of credit under the Alon USA LP Credit Facility were $92,945 and $128,963, respectively.
     (c) Paramount Petroleum Corporation Credit Facility
          Revolving Credit Facility. Paramount Petroleum Corporation has a $300,000 revolving credit facility (the “Paramount Credit Facility”) that will mature on February 28, 2012. The Paramount Credit Facility can be used both for borrowings and the issuance of letters of credit subject to a limit of the lesser of the facility or the amount of the borrowing base under the facility.
          Borrowings under the Paramount Credit Facility bear interest at the Eurodollar rate plus a margin based on excess availability. The average excess availability during September 2010 was $69,223 and the margin was 1.75%.
          The Paramount Credit Facility is primarily secured by (i) a first lien on accounts receivables, inventories and related assets and (ii) a second lien on Alon Holdings’ (excluding Alon Logistics) fixed assets and other specified property.
          The Paramount Credit Facility contains certain restrictive covenants related to working capital, operations and other matters.
          Borrowings of $66,050 and $45,290 were outstanding under the Paramount Credit Facility at September 30, 2010 and December 31, 2009, respectively. At September 30, 2010 and December 31, 2009, outstanding letters of credit under the Paramount Credit Facility were $57,842 and $17,999, respectively.
     (d) Alon Refining Krotz Springs, Inc. Credit Facilities
          Senior Secured Notes. In October 2009, Alon Refining Krotz Springs, Inc. (“ARKS”) issued 13.50% senior secured notes (the “Senior Secured Notes”) in aggregate principal amount of $216,500 in a private offering. The Senior Secured Notes were issued at an offering price of 94.857%.
          ARKS received gross proceeds of $205,365 from the sale of the Senior Secured Notes (before fees and expenses related to the offering). In connection with the closing, ARKS prepaid in full all outstanding obligations under its term loan. The remaining proceeds from the offering were used for general corporate purposes.
          The terms of the Senior Secured Notes are governed by an indenture (the “Indenture”) and the obligations under the Indenture are secured by a first priority lien on ARKS’ property, plant and equipment and a second priority lien on ARKS’ cash, accounts receivable and inventory.
          The Indenture also contains restrictive covenants such as restrictions on loans, mergers, sales of assets, additional indebtedness and restricted payments. The Indenture does not contain any maintenance financial covenants.
          On February 17, 2010, ARKS exchanged $216,480 of Senior Secured Notes for an equivalent amount of Senior Secured Notes (“Exchange Notes”) registered under the Securities Act of 1933. The Exchange Notes will mature on October 15, 2014 and the entire principal amount is due at maturity. Interest is payable semi-annually in

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)
arrears on April 15 and October 15. The Exchange Notes are substantially identical to the Senior Secured Notes, except that the Exchange Notes have been registered with the Securities and Exchange Commission and are not subject to transfer restrictions.
          At September 30, 2010 and December 31, 2009, the Senior Secured Notes had an outstanding balance (net of unamortized discount) of $206,928 and $205,693, respectively. Alon is utilizing the effective interest method to amortize the original issue discount over the life of the Senior Secured Notes.
          Short-Term Credit Facility. On March 15, 2010, ARKS entered into a $65,000 short-term credit facility with Bank Hapoalim B.M. (the “ARKS Term Facility”). The ARKS Term Facility as currently amended and restated matures on November 15, 2010. ARKS originally borrowed $65,000 and has repaid $35,000 as of September 30, 2010.
          Borrowings under the ARKS Term Facility bear interest at LIBOR plus 3.00% and $30,000 was outstanding under the ARKS Term Facility at September 30, 2010. The ARKS Term Facility is secured by a second lien on all assets other than cash, accounts receivable, and inventory of ARKS. The ARKS Term Facility contains customary restrictive covenants, such as restrictions on liens, mergers, consolidation, sales of assets, capital expenditures, additional indebtedness, investments, hedging transactions, and certain restricted payments.
          The ARKS Term Facility was prepaid in full on October 28, 2010.
          Revolving Credit Facility. On March 15, 2010, ARKS terminated its revolving credit facility agreement (the “ARKS Facility”) and repaid all outstanding amounts thereunder. As a result of the prepayment of the ARKS Facility, Alon recorded a write-off of unamortized debt issuance costs of $6,659 as interest expense in the first quarter of 2010.
          Borrowings of $83,287 and outstanding letters of credit of $2,765 were outstanding under the ARKS Facility at December 31, 2009.
          (e) Retail Credit Facilities
          Term Credit Agreement. Southwest Convenience Stores, LLC (“SCS”) is a party to a credit agreement (the “SCS Credit Agreement”) that matures on July 1, 2017. Monthly principal payments are based on a 15-year amortization term.
          Borrowings under the SCS Credit Agreement bear interest at a Eurodollar rate plus 1.50% per annum.
          Obligations under the SCS Credit Agreement are jointly and severally guaranteed by Alon, Alon Brands, Inc., Skinny’s, LLC and all of the subsidiaries of SCS. The obligations under the SCS Credit Agreement are secured by a pledge of substantially all of the assets of SCS and Skinny’s, LLC and each of their subsidiaries, including cash, accounts receivable and inventory.
          The SCS Credit Agreement contains customary restrictive covenants on its activities, such as restrictions on liens, mergers, consolidations, sales of assets, additional indebtedness, investments, certain lease obligations and certain restricted payments. The SCS Credit Agreement also includes one annual financial covenant.
          At September 30, 2010 and December 31, 2009, the SCS Credit Agreement had an outstanding balance of $74,944 and $79,694, respectively, and there were no further amounts available for borrowing.
          Other Retail Related Credit Facilities. In 2003, Alon obtained $1,545 in mortgage loans to finance the acquisition of new retail locations. The interest rates on these loans ranged between 5.5% and 9.7%, with 5 to 15-year payment terms. At September 30, 2010 and December 31, 2009, the outstanding balances were $726 and $810, respectively.
     (12) Stock-Based Compensation
          Alon has two employee incentive compensation plans, (i) the Amended and Restated 2005 Incentive Compensation Plan and (ii) the 2000 Incentive Stock Compensation Plan.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)
          (a) Amended and Restated 2005 Incentive Compensation Plan (share value in dollars)
          Alon’s original incentive compensation plan, the Alon USA Energy, Inc. 2005 Incentive Compensation Plan, was approved by its stockholders in 2006. In May 2010, Alon’s stockholders approved an amended and restated incentive compensation plan, the Alon USA Energy, Inc. Amended and Restated 2005 Incentive Compensation Plan, which is a component of Alon’s overall executive incentive compensation program. The Amended and Restated 2005 Incentive Compensation Plan permits the granting of awards in the form of options to purchase common stock, Stock Appreciation Rights (“SARs”), restricted shares of common stock, restricted common stock units, performance shares, performance units and senior executive plan bonuses to Alon’s directors, officers and key employees. Other than the restricted share grants and SARs discussed below, there have been no stock-based awards granted under the Amended and Restated 2005 Incentive Compensation Plan.
          Restricted Stock. Non-employee directors are awarded an annual grant of shares of restricted stock valued at $25. The restricted shares granted to the non-employee directors vest over a period of three years, assuming continued service at vesting.
          Compensation expense for the restricted stock grants amounted to $22 and $22 for the three months ended September 30, 2010 and 2009, respectively, and $53 and $53 for the nine months ended September 30, 2010 and 2009, respectively, and is included in selling, general and administrative expenses in the consolidated statements of operations. There is no material difference between intrinsic value and fair value under FASB ASC Topic 718-10 for pro forma disclosure purposes.
          The following table summarizes the restricted share activity from January 1, 2009:

		Weighted
		Average
		Grant Date
		Fair Values
Nonvested Shares	Shares	(per share)
Nonvested at January 1, 2009	7,662	$19.58
Granted	5,841	12.84
Vested	(3,277)	22.89
Forfeited	—	—

Nonvested at December 31, 2009	10,226	$14.67

Granted	10,416	7.20
Vested	(4,473)	16.77
Forfeited	—	—

Nonvested at September 30, 2010	16,169	$9.28

          As of September 30, 2010, there was $85 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Amended and Restated 2005 Incentive Compensation Plan. That cost is expected to be recognized over a weighted-average period of 2.1 years. The fair value of shares vested in 2010 was $31.
          Stock Appreciation Rights. In March 2007, Alon granted awards of 361,665 SARs to certain officers and key employees at a grant price equal to $28.46. The March 2007 SARs vest as follows: 50% on March 7, 2009, 25% on March 7, 2010, and 25% on March 7, 2011, and, pursuant to an amendment to the grant agreements on January 25, 2010, are exercisable during the three-year period following the date of vesting.
          In July 2008, Alon granted awards of 12,000 SARs to certain employees at the close of the Krotz Springs refinery acquisition at a grant price equal to $14.23. The July 2008 SARs vest as follows: 50% on July 1, 2010, 25% on July 1, 2011, and 25% on July 1, 2012, and are exercisable during the 365-day period following the date of vesting.
          In December 2008, Alon granted an award of 10,000 SARs at a grant price equal to $14.23. The December 2008 SARs vest as follows: 25% on December 1, 2010, 25% on December 1, 2011, 25% on December 1, 2012 and 25% on December 1, 2013 and are exercisable during the 365-day period following the date of vesting.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)
          In January 2010, Alon granted awards of 177,250 SARs to certain officers and key employees at a grant price equal to $16.00. The January 2010 SARs vest as follows: 50% on December 10, 2011, 25% on December 10, 2012 and 25% on December 10, 2013 and are exercisable during the 365-day period following the date of vesting.
          In March 2010, Alon granted awards of 10,000 SARs at a grant price equal to $16.00 and 10,000 SARs at a grant price equal to $10.00 to an executive officer. The March 2010 SARs vest as follows: 50% on March 1, 2012, 25% on March 1, 2013, and 25% on March 1, 2014, and are exercisable during the 365-day period following the date of vesting.
          When exercised, all SARs are convertible into shares of Alon common stock, the number of which will be determined at the time of exercise by calculating the difference between the closing price of Alon common stock on the exercise date and the grant price of the SARs (the “Spread”), multiplying the Spread by the number of SARs being exercised and then dividing the product by the closing price of Alon common stock on the exercise date.
          Compensation expense for the SARs grants amounted to $97 and $119 for the three months ended September 30, 2010 and 2009, respectively, and $403 and $359 for the nine months ended September 30, 2010 and 2009, respectively, and is included in selling, general and administrative expenses in the consolidated statements of operations.
     (b) 2000 Incentive Stock Compensation Plan
          On August 1, 2000, Alon Assets, Inc. (“Alon Assets”) and Alon USA Operating, Inc. (“Alon Operating”), majority owned, fully consolidated subsidiaries of Alon, adopted the 2000 Incentive Stock Compensation Plan pursuant to which Alon’s board of directors may grant stock options to certain officers and members of executive management. The 2000 Incentive Stock Compensation Plan authorized grants of options to purchase up to 16,154 shares of common stock of Alon Assets and 6,066 shares of common stock of Alon Operating. All authorized options were granted in 2000 and there have been no additional options granted under this plan. All stock options have ten-year terms. The options are subject to accelerated vesting and become fully exercisable if Alon achieves certain financial performance and debt service criteria. Upon exercise, Alon will reimburse the option holder for the exercise price of the shares and under certain circumstances the related federal and state taxes payable as a result of such exercises (gross-up liability). This plan was closed to new participants subsequent to August 1, 2000, the initial grant date. Total compensation expense recognized under this plan was ($24) and $12 for the three months ended September 30, 2010 and 2009, respectively, and ($11) and $121 for the nine months ended September 30, 2010 and 2009, respectively, and is included in selling, general and administrative expenses in the consolidated statements of operations.
          The following table summarizes the stock option activity for Alon Assets and Alon Operating for the nine months ended September 30, 2010, and for the year ended December 31, 2009:

	Alon Assets		Alon Operating
		Weighted		Weighted
	Number of	Average	Number of	Average
	Options	Exercise	Options	Exercise
	Outstanding	Price	Outstanding	Price
Outstanding at January 1, 2009	2,793	$100	1,049	$100
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited and expired	—	—	—	—

Outstanding at December 31, 2009	2,793	$100	1,049	$100

Granted	—	—	—	—
Exercised	(2,187)	100	(822)	100
Forfeited and expired	—	—	—	—

Outstanding at September 30, 2010	606	$100	227	$100

          The intrinsic value of total options exercised in 2010 was $1,508.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)
     (13) Stockholders’ Equity (per share in dollars)
Common Stock Dividends
          On September 15, 2010, Alon paid a regular quarterly cash dividend of $0.04 per share on Alon’s common stock to stockholders of record at the close of business on August 28, 2010.
     (14) Loss Per Share (loss per share in dollars)
          Basic loss per share is calculated as net loss available to common stockholders divided by the average number of shares of common stock outstanding. Diluted earnings per share include the dilutive effect of restricted shares and SARs using the treasury stock method and the dilutive effect of convertible preferred shares using the if-converted method.
          The calculation of loss per share, basic and diluted, for the three and nine months ended September 30, 2010 and 2009, is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net loss available to common stockholders	$(15,584)	$(26,558)	$(97,785)	$(24,547)
Average number of shares of common stock outstanding	54,181	46,810	54,177	46,808
Dilutive SARs	—	—	—	—

Average number of shares of common stock outstanding assuming dilution	54,181	46,810	54,177	46,808

Loss per share – basic	$(0.29)	$(0.57)	$(1.80)	$(0.52)

Loss per share – diluted *	$(0.29)	$(0.57)	$(1.80)	$(0.52)

*	For the purpose of adjusting net loss in the calculation of diluted loss per share issued by Alon’s subsidiaries, the effect for the three and nine months ended September 30, 2010 and 2009, is anti-dilutive and therefore excluded from the calculation.
     (15) Big Spring Refinery Fire
          On February 18, 2008, a fire at the Big Spring refinery destroyed the propylene recovery unit and damaged equipment in the alkylation and gas concentration units for which insurance policies at the time of the fire provided a combined single limit of $385,000 for property damage, with a $2,000 deductible, and business interruption coverage with a 45-day waiting period. Alon also had third party liability insurance which provided coverage with a limit of $150,000 and a $5,000 deductible. Alon received insurance proceeds of $330,000 for work performed through December 31, 2008 and $55,000 for business interruption recovery as a result of the fire with $350,875 of proceeds received in 2008 and $34,125 of proceeds received in January 2009.
     (16) Related-Party Transactions
          Sale of Preferred Shares (per share amounts in dollars)
          In connection with the acquisition of the Krotz Springs refinery, pursuant to a stock purchase agreement (the “Stock Purchase Agreement”) Alon Israel Oil Company, Ltd. (“Alon Israel”) provided letters of credit in the amount of $55,000 (the “Original L/Cs”) to support the borrowing base of ARKS and purchased 80,000 shares of Series A Preferred Stock, par value $1,000.00 per share. Alon Israel issued an additional $25,000 of letters of credit in the first quarter of 2009 for the benefit of ARKS. In connection with the termination of the ARKS Facility, Alon returned to Alon Israel $65,000 of letters of credit, leaving $15,000 of letters of credit outstanding at September 30, 2010. Alon Israel provided assurances of $30,000 to support Alon in connection with the Alon Energy Letter of Credit Facility. In December 2009, Alon Israel’s shares of Series A Preferred Stock were exchanged for 7,351,051 shares of Alon common stock.
          Pursuant to a stockholders agreement (as amended, the “Stockholders Agreement”) entered into in connection with the Stock Purchase Agreement, Alon Israel was granted an option (the “L/C Option”), exercisable at

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)
any time the letters of credit are outstanding, to withdraw all or part of the letters of credit and acquire shares of Series A Preferred Stock of Alon Refining Louisiana, Inc. (“ARL”) at their par value of $1,000.00 per share, in an amount equal to such withdrawn letters of credit (the “L/C Preferred Shares”).
          Under the terms of the Stockholders Agreement, with respect to the L/C Preferred Shares, during the period beginning on the date of issuance of any L/C Preferred Shares in connection with the exercise of the L/C Option and ending on December 31, 2010, each of Alon Louisiana Holdings, Inc. (“Alon Louisiana Holdings”) and Alon have the option to purchase from Alon Israel all or a portion of the then-outstanding L/C Preferred Shares at a price per share equal to the par value plus accrued but unpaid dividends (the “Call Option”), subject to the prior release of all of the letters of credit and conditioned upon approval of the purchase by Alon’s Audit Committee.
          If the Call Option is not exercised by Alon Louisiana Holdings or Alon, the L/C Preferred Shares are exchangeable for shares of Alon common stock in accordance with the terms of the Stockholders Agreement. Specifically, (i) the L/C Preferred Shares may be exchanged at the election of either Alon or Alon Israel, for shares of Alon common stock upon a change of control of either ARL or Alon; (ii) in the event that the Call Option is not exercised, Alon Israel will have the option to exchange L/C Preferred Shares it then holds for Alon common stock during a 5-business day period beginning on the first day on which Alon’s securities trading window is open after each of January 3, 2010, July 1, 2010, and January 1, 2011; and (iii) if not so exchanged, all of the L/C Preferred Shares will be mandatorily exchanged for shares of Alon common stock on July 3, 2011.
          Pursuant to the Stockholders Agreement, in the event that any letter of credit is drawn upon by beneficiaries of a letter of credit, a promissory note will be issued by Alon Louisiana Holdings in favor of Alon Israel for the amount of any such drawn letters of credit. This promissory note will provide that Alon may exchange the promissory note for shares of Alon common stock.
          Sale of HEP Units
          In January 2010, Alon sold 150,200 Holly Energy Partners (“HEP”) limited partnership units to each of Dor-Alon Energy in Israel (1988) Ltd. and Blue Square —Israel, Ltd., both affiliates of Alon Israel, and Alon also exchanged 287,258 HEP units for auction rate securities held by Alon Israel (which were sold in March 2010 and no gain or loss was recognized). The HEP units sold and exchanged were based on a price per unit based on the average closing price of HEP’s publically traded Class A limited partnership units for the 30 trading days preceding the closing of such transaction for a total of $22,760.
          Richmond Beach Property Sale
          On April 22, 2010, Alon entered into a Purchase and Sale Agreement with BSRE Point Wells, LP (“BSRE”), a subsidiary of Blue Square-Israel, Ltd., an affiliated entity, to sell a parcel of land at Richmond Beach, Washington for $19,500. The sale of the land was completed on June 1, 2010 and Alon deferred recognition of the gain on the sale of land of $5,539 as the land was sold to an affiliated entity. The deferred gain will be recognized at such time as the property is sold to a third party.
          In conjunction with the sale, Alon entered into a development agreement with BSRE. The agreement provides that Alon and BSRE, in order to enhance the value of the land with a view towards maximizing the proceeds from its sale, intend to cooperate in the development and construction of a mixed-use residential and planned community real estate project on the land. As part of this agreement, Alon agreed to pay a quarterly development fee of $439, commencing in the third quarter of 2010, in exchange for the right to participate in the potential profits realized by BSRE from the development of the land.
     (17) Commitments and Contingencies
          (a) Commitments
          In the normal course of business, Alon has long-term commitments to purchase utilities such as natural gas, electricity and water for use by its refineries, terminals, pipelines and retail locations. Alon is also party to various refined product and crude oil supply and exchange agreements. These agreements are short-term in nature or provide terms for cancellation.

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)
          Offtake Agreement with Valero
          In connection with the Krotz Springs refinery acquisition in July 2008, Alon and Valero Energy Corporation (“Valero”) entered into an offtake agreement for five years that provides for Valero to purchase, at market prices, light cycle oil and straight run diesel.
          Earnout Agreement with Valero
          In connection with the Krotz Springs refinery acquisition Alon and Valero entered into an earnout agreement, which was amended in August 2009, to fix the remaining amounts to be paid thereunder. Pursuant to the earnout agreement, Alon has paid Valero approximately $19,688 in 2009 and $6,562 in the first nine months of 2010. Additionally, Alon has agreed to pay Valero an additional sum of $8,750 in four installments of approximately $2,188 per quarter through the third quarter of 2011 which will result in aggregate earnout payments of $35,000. The $8,750 that remains to be paid is included in accrued liabilities on the consolidated balance sheet at September 30, 2010.
          Supply and Offtake Agreement with J. Aron & Company
          On April 21, 2010, ARKS entered into a Supply and Offtake Agreement, which was amended on May 26, 2010 (the “Supply and Offtake Agreement”), with J. Aron & Company (“J. Aron”), the proceeds of which allowed ARKS to retire part of its obligations under the ARKS Term Facility and support the operation of the refinery at a minimum of 72,000 barrels per day. Pursuant to the Supply and Offtake Agreement, (i) J. Aron agreed to sell to ARKS, and ARKS agreed to buy from J. Aron, at market price, crude oil for processing at the Krotz Springs refinery and (ii) ARKS agreed to sell, and J. Aron agreed to buy, at market price, certain refined products produced at the Krotz Springs refinery.
          In connection with the execution of the Supply and Offtake Agreement, ARKS also entered into agreements that provided for the sale, at market price, of ARKS’ crude oil and certain refined product inventories to J. Aron, the lease to J. Aron of crude oil and refined product storage tanks located at the Krotz Springs refinery, and an agreement to identify prospective purchasers of refined products on J. Aron’s behalf. The Supply and Offtake Agreement has an initial term that expires on May 31, 2012 and automatically renews for up to two additional 12-month terms unless either party provides notice of termination at least six months prior to the end of the then-current term. Following expiration or termination of the Supply and Offtake Agreement, ARKS is obligated to purchase the crude oil and refined product inventories then owned by J. Aron and located at the Krotz Springs refinery.
          Standby LC Facility
          On May 28, 2010, ARKS entered into a secured Credit Agreement (the “Standby LC Facility”) by and between ARKS, as Borrower, and Goldman Sachs Bank USA, as Issuing Bank. The Standby LC Facility provides for up to $200,000 of letters of credit to be issued to J. Aron. Obligations under the Standby LC Facility are secured by a first priority lien on the existing and future accounts receivable and inventory of ARKS. At this time there is no further availability under the Standby LC Facility.
          The Standby LC Facility includes customary events of default and restrictions on the activities of ARKS and its subsidiaries. The Standby LC Facility contains no maintenance financial covenants.
          (b) Contingencies
          Alon is involved in various other claims and legal actions arising in the ordinary course of business. Alon believes the ultimate disposition of these matters will not have a material effect on Alon’s financial position, results of operations or liquidity.
          (c) Environmental
          Alon is subject to federal, state, and local environmental laws and regulations. These rules regulate the discharge of materials into the environment and may require Alon to incur future obligations to investigate the effects of the release or disposal of certain petroleum, chemical, and mineral substances at various sites; to remediate or restore these sites; to compensate others for damage to property and natural resources and for remediation and

ALON USA ENERGY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(unaudited, dollars in thousands except as noted)
restoration costs. These possible obligations relate to sites owned by Alon and associated with past or present operations. Alon is currently participating in environmental investigations, assessments and cleanups under these regulations at refineries, service stations, pipelines and terminals. Alon may in the future be involved in additional environmental investigations, assessments and cleanups. The magnitude of future costs will depend on factors such as the unknown nature and contamination at many sites, the timing, extent and method of the remedial actions which may be required, and the determination of Alon’s liability in proportion to other responsible parties.
          Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefit are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. Substantially all amounts accrued are expected to be paid out over the next 15 years. The level of future expenditures for environmental remediation obligations cannot be determined with any degree of reliability.
          Alon has accrued environmental remediation obligations of $69,645 ($2,485 current payable and $67,160 non-current liability) at September 30, 2010, and $29,454 ($2,104 current payable and $27,350 non-current liability) at December 31, 2009.
          In connection with the acquisition of the Bakersfield refinery on June 1, 2010, Alon recorded a discounted accrued environmental remediation obligation of $42,122 which is included as part of the non-current liability at September 30, 2010.
          Also in connection with the acquisition of the Bakersfield refinery on June 1, 2010, a subsidiary of Alon entered into an indemnification agreement with a prior owner for remediation expenses of conditions that existed at the refinery on the acquisition date. Alon is required to make indemnification claims to the prior owner by March 15, 2015. The discounted indemnification amount is $17,122 and has been recorded as a non-current receivable at September 30, 2010.
          Paramount Petroleum Corporation has indemnification agreements with a prior owner for part of the remediation expenses at its refineries and offsite tank farm and, as a result, has recorded a current receivable of $1,200 and non-current receivable of $3,467 at September 30, 2010.
     (18) Subsequent Event
          Dividend Declared
          On November 3, 2010, Alon declared its regular quarterly cash dividend of $0.04 per share on Alon’s common stock, payable on December 15, 2010, to stockholders of record at the close of business on November 30, 2010.
          Preferred Stock Offering
          On October 28, 2010, Alon completed a registered direct offering of Alon’s 8.5% Series A Convertible Preferred Stock (the “Preferred Stock”) for an aggregate offering price of $39,400 after deducting $600 of offering expenses. The holders of the Preferred Stock can convert, at the holder’s option, the Preferred Stock into Alon’s common stock based on an initial conversion price of $6.74 per share of Alon’s common stock, in each case subject to adjustments. If all of the Preferred Stock will be converted into Alon’s common stock based on the initial conversion price, then 5,934,800 shares of Alon’s common stock will be issued.
          Alon used $30,000 of the Preferred Stock proceeds to prepay in full the ARKS Term Facility on October 28, 2010.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
          The following discussion of our financial condition and results of operations should be read in conjunction with the audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2009. In this document, the words “Alon,” “the Company,” “we” and “our” refer to Alon USA Energy, Inc. and its subsidiaries.
Forward-Looking Statements
          Certain statements contained in this report and other materials we file with the SEC, or in other written or oral statements made by us, other than statements of historical fact, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. We have used the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “will,” “future” and similar terms and phrases to identify forward-looking statements.
          Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows.
          Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, the following:
•	changes in general economic conditions and capital markets;

•	changes in the underlying demand for our products;

•	the availability, costs and price volatility of crude oil, other refinery feedstocks and refined products;

•	changes in the sweet/sour spread;

•	changes in the light/heavy spread;

•	the effects of transactions involving forward contracts and derivative instruments;

•	actions of customers and competitors;

•	changes in fuel and utility costs incurred by our facilities;

•	disruptions due to equipment interruption, pipeline disruptions or failure at our or third-party facilities;

•	the execution of planned capital projects;

•	adverse changes in the credit ratings assigned to our trade credit and debt instruments;

•	the effects of and cost of compliance with current and future state and federal environmental, economic, safety and other laws, policies and regulations;

•	operating hazards, natural disasters, casualty losses and other matters beyond our control;

•	the global financial crisis’ impact on our business, financial condition and our ability to refinance existing credit facilities or extend their terms; and

•	the other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2009 under the caption “Risk Factors”.

          Any one of these factors or a combination of these factors could materially affect our future results of operations and could influence whether any forward-looking statements ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required by the securities laws to do so.
Company Overview
          We are an independent refiner and marketer of petroleum products operating primarily in the South Central, Southwestern and Western regions of the United States. Our crude oil refineries are located in Texas, California, Oregon and Louisiana and have a combined throughput capacity of approximately 250,000 barrels per day (“bpd”). Our refineries produce petroleum products including various grades of gasoline, diesel fuel, jet fuel, petrochemicals, petrochemical feedstocks, asphalt, and other petroleum-based products.
          Refining and Unbranded Marketing Segment. Our refining and unbranded marketing segment includes sour and heavy crude oil refineries located in Big Spring, Texas; and Paramount, Bakersfield and Long Beach, California; and a light sweet crude oil refinery located in Krotz Springs, Louisiana. We refer to the Long Beach, Bakersfield and Paramount refineries together as our “California refineries.” The refineries in our refining and unbranded marketing segment have a combined throughput capacity of approximately 240,000 bpd. At these refineries we refine crude oil into petroleum products, including gasoline, diesel fuel, jet fuel, petrochemicals, feedstocks and asphalts, which are marketed primarily in the South Central, Southwestern, and Western United States.
          We market transportation fuels produced at our Big Spring refinery in West and Central Texas, Oklahoma, New Mexico and Arizona. We refer to our operations in these regions as our “physically integrated system” because we supply our retail and branded marketing segment convenience stores and unbranded distributors in this region with motor fuels produced at our Big Spring refinery and distributed through a network of pipelines and terminals which we either own or have access to through leases or long-term throughput agreements.
          We market refined products produced at our Paramount refinery to wholesale distributors, other refiners and third parties primarily on the West Coast. Our Long Beach refinery produces asphalt products. Unfinished fuel products and intermediates produced at our Long Beach refinery are transferred to our Paramount refinery via pipeline and truck for further processing or sold to third parties. Refined products produced at our Bakersfield refinery have historically been marketed in central California. Currently, the Bakersfield refinery is shut down as we plan to integrate its operations with that of our other California refineries by processing vacuum gas oil produced at the Paramount refinery in the Bakersfield refinery’s hydrocracker unit.
          Krotz Springs’ liquid product yield is approximately 101.5% of total feedstock input, meaning that for each 100 barrels of crude oil and feedstocks input into the refinery, it produces 101.5 barrels of refined products. Of the 101.5%, on average 99.0% is light finished products such as gasoline and distillates, including diesel and jet fuel, petrochemical feedstocks and liquefied petroleum gas, and the remaining 2.5% is primarily heavy oils. We market refined products from Krotz Springs to wholesale distributors, other refiners, and third parties. The refinery’s location provides access to upriver markets on the Mississippi and Ohio Rivers and its docking facilities along the Atchafalaya River allow barge access. The refinery also uses its direct access to the Colonial Pipeline to transport products to markets in the Southern and Eastern United States.
          Asphalt Segment. Our asphalt segment markets asphalt produced at our Texas and California refineries included in the refining and marketing segment and at our Willbridge, Oregon refinery. Asphalt produced by the refineries in our refining and marketing segment is transferred to the asphalt segment at prices substantially determined by reference to the cost of crude oil, which is intended to approximate wholesale market prices. Our asphalt segment markets asphalt through 12 refinery/terminal locations in Texas (Big Spring), California (Paramount, Long Beach, Elk Grove, Bakersfield and Mojave), Oregon (Willbridge), Washington (Richmond Beach), Arizona (Phoenix, Flagstaff and Fredonia) and Nevada (Fernley) (50% interest) as well as a 50% interest in Wright Asphalt Products Company, LLC (“Wright”). We produce both paving and roofing grades of asphalt, including performance-graded asphalts, emulsions and cutbacks.
          Retail and Branded Marketing Segment. Our retail and branded marketing segment operates 306 convenience stores located primarily in Central and West Texas and New Mexico. These convenience stores typically offer various grades of gasoline, diesel fuel, general merchandise and food and beverage products to the general public, primarily under the 7-Eleven and FINA brand names. Substantially all of the motor fuel sold through our retail operations and the majority of the motor fuel marketed in our branded business is supplied by our Big Spring refinery. In 2010, approximately 91% of the motor fuel requirements of our branded marketing operations, including retail operations, were supplied by our Big Spring refinery. Branded distributors that are not part of our integrated supply system, primarily in Central Texas, are supplied with motor fuels we obtain from third-party suppliers.
          We market gasoline and diesel under the FINA brand name through a network of approximately 640 locations, including our convenience stores. Approximately 65% of the gasoline and 22% of the diesel motor fuel produced at our Big Spring refinery was transferred to our retail and branded marketing segment at prices substantially determined by reference to commodity pricing information published by Platts. Additionally, our retail and branded marketing segment licenses the use of the FINA brand name and provides credit card processing services to approximately 270 licensed locations that are not under fuel supply agreements with us.
Third Quarter Operational and Financial Highlights
          Operating loss for the third quarter of 2010 was $35.4 million, compared to $34.3 million in the same period last year. Operating loss increased principally due to lower refinery throughput and lower asphalt sales volumes and margins, partially offset by higher refinery margins, higher retail fuel margins and increased motor fuel sales volumes. Other operational and financial highlights for the third quarter of 2010 include the following:
•	Combined refinery throughput for the three months ended September 30, 2010, averaged 138,253 bpd, consisting of: 53,060 bpd at the Big Spring refinery, 21,035 bpd at the California refineries and 64,158 bpd at the Krotz Springs refinery, compared to a combined average throughput of 157,660 bpd for the three months ended September 30, 2009, consisting of: 62,500 bpd at the Big Spring refinery, 35,470 bpd at the California refineries and 59,690 bpd at the Krotz Springs refinery.

•	Operating margin at the Big Spring refinery was $5.04 per barrel for the third quarter of 2010, compared to $1.34 per barrel for the same period in 2009. The operating margin in 2009 was negatively impacted by the absence of the alkylation unit and additional feedstock costs related to preparations for start up of the ultra-low sulfur gasoline unit in the fourth quarter of 2009.

•	Operating margin at the California refineries was $0.17 per barrel for the third quarter of 2010, compared to ($0.55) per barrel for the same period in 2009. This increase primarily resulted from higher West Coast 3/2/1 crack spreads and greater light/heavy spreads.

•	Operating margin at the Krotz Springs refinery was $1.00 per barrel for the third quarter of 2010, compared to $2.45 per barrel for the same period in 2009. The decrease primarily resulted from efforts to return to normal operating conditions after restart in June 2010 from an extended turnaround and also higher crude oil costs relative to WTI.

•	Asphalt margins in the third quarter of 2010 were $77.59 per ton compared to $82.99 per ton in the third quarter of 2009. The average blended asphalt sales price increased 7.3% from $446.26 per ton in the third quarter of 2009 to $478.65 per ton in the third quarter of 2010 and the average non-blended asphalt sales price increased 83.4% from $190.23 per ton in the third quarter of 2009 to $348.89 per ton in the third quarter of 2010. Asphalt sales volumes in the third quarter of 2010 were 307 thousand tons compared to 427 thousand tons in the third quarter of 2009.

•	Retail and branded marketing segment retail fuel sales gallons increased by 19.1% from 30.9 million gallons in the third quarter of 2009 to 36.8 million gallons in the third quarter of 2010. Our branded fuel sales increased by 24.1% from 68.3 million gallons in the third quarter of 2009 to 84.7 million gallons in the third quarter of 2010. Operating income for our retail and branded marketing segment was $8.8 million for the third quarter of 2010 compared to $4.2 million for the same period in 2009.

•	On September 15, 2010, Alon paid a regular quarterly cash dividend of $0.04 per share on Alon’s common stock to stockholders of record at the close of business on August 31, 2010.

Major Influences on Results of Operations
          Refining and Unbranded Marketing. Earnings and cash flow from our refining and unbranded marketing segment are primarily affected by the difference between refined product prices and the prices for crude oil and other feedstocks. The cost to acquire crude oil and other feedstocks and the price of the refined products we ultimately sell depend on numerous factors beyond our control, including the supply of, and demand for, crude oil, gasoline and other refined products which, in turn, depend on, among other factors, changes in domestic and foreign economies, weather conditions, domestic and foreign political affairs, production levels, the availability of imports, the marketing of competitive fuels and government regulation. While our sales and operating revenues fluctuate significantly with movements in crude oil and refined product prices, it is the spread between crude oil and refined product prices, and not necessarily fluctuations in those prices that affect our earnings.
          In order to measure our operating performance, we compare our per barrel refinery operating margins to certain industry benchmarks. We compare our Big Spring refinery’s per barrel operating margin to the Gulf Coast and Group III, or mid-continent, 3/2/1 crack spreads. A 3/2/1 crack spread in a given region is calculated assuming that three barrels of a benchmark crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. We calculate the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and ultra-low sulfur diesel and the market value of West Texas Intermediate, or WTI, a light, sweet crude oil. We calculate the Group III 3/2/1 crack spread using the market values of Group III conventional gasoline and ultra-low sulfur diesel and the market value of WTI crude oil. We calculate the per barrel operating margin for our Big Spring refinery by dividing the Big Spring refinery’s gross margin by its throughput volumes. Gross margin is the difference between net sales and cost of sales (exclusive of substantial unrealized hedge positions and inventories adjustments related to acquisitions).
          We compare our California refineries’ per barrel operating margin to the West Coast 6/1/2/3 crack spread. A 6/1/2/3 crack spread is calculated assuming that six barrels of a benchmark crude oil are converted into one barrel of gasoline, two barrels of diesel and three barrels of fuel oil. We calculate the West Coast 6/1/2/3 crack spread using the market values of West Coast LA CARBOB pipeline gasoline, LA ultra-low sulfur pipeline diesel, LA 380 pipeline CST (fuel oil) and the market value of WTI crude oil. The per barrel operating margin of the California refineries is calculated by dividing the California refinery’s gross margin by their throughput volumes. Another comparison to other West Coast refineries that we use is the West Coast 3/2/1 crack spread. This is calculated using the market values of West Coast LA CARBOB pipeline gasoline, LA ultra-low sulfur pipeline diesel and the market value of WTI crude oil.
          Our Krotz Springs refinery’s per barrel margin is compared to the Gulf Coast 2/1/1 crack spread. The 2/1/1 crack spread is calculated assuming that two barrels of a benchmark crude oil are converted into one barrel of gasoline and one barrel of diesel. We calculate the Gulf Coast 2/1/1 crack spread using the market values of Gulf Coast conventional gasoline and Gulf Coast high sulfur diesel and the market value of WTI crude oil.
          Our Big Spring refinery and California refineries are capable of processing substantial volumes of sour crude oil, which has historically cost less than intermediate and sweet crude oils. We measure the cost advantage of refining sour crude oil by calculating the difference between the value of WTI crude oil less the value of West Texas Sour, or WTS, a medium, sour crude oil. We refer to this differential as the sweet/sour spread. A widening of the sweet/sour spread can favorably influence the operating margin for our Big Spring and California refineries. In addition, our California refineries are capable of processing significant volumes of heavy crude oils which historically have cost less than light crude oils. We measure the cost advantage of refining heavy crude oils by calculating the difference between the value of WTI crude oil less the value of MAYA crude, which we refer to as the light/heavy spread. A widening of the light/heavy spread can favorably influence the refinery operating margins for our California refineries.
          The Krotz Springs refinery has the capability to process substantial volumes of low-sulfur, or sweet, crude oils to produce a high percentage of light, high-value refined products. Sweet crude oil typically comprises 100% of the Krotz Springs refinery’s crude oil input, comprised of equal amounts of Heavy Louisiana Sweet, or HLS crude oil, and Light Louisiana Sweet, or LLS crude oil. We measure the cost of refining these lighter sweet crude oils by calculating the difference between the average value of HLS and LLS crude oils to the value of WTI crude oil. A narrowing of this spread can favorably influence the refinery operating margins of our Krotz Springs refinery.
          The results of operations from our refining and unbranded marketing segment are also significantly affected by our refineries’ operating costs, particularly the cost of natural gas used for fuel and the cost of electricity. Natural gas prices have historically been volatile. For example, natural gas prices ranged from $13.58 per million British thermal units, or MMBTU, in July of 2008 to $2.51 MMBTU in September of 2009. Typically, electricity prices fluctuate with natural gas prices.
          Demand for gasoline products is generally higher during summer months than during winter months due to seasonal increases in highway traffic. As a result, the operating results for our refining and unbranded marketing segment for the first and fourth calendar quarters are generally lower than those for the second and third calendar quarters. The effects of seasonal demand for gasoline are partially offset by seasonality in demand for diesel, which in our region is generally higher in winter months as east-west trucking traffic moves south to avoid winter conditions on northern routes.
          Safety, reliability and the environmental performance of our refineries are critical to our financial performance. The financial impact of planned downtime, such as a turnaround or major maintenance project, is mitigated through a diligent planning process that considers expectations for product availability, margin environment and the availability of resources to perform the required maintenance.
          The nature of our business requires us to maintain substantial quantities of crude oil and refined product inventories. Crude oil and refined products are essentially commodities, and we have no control over the changing market value of these inventories. Because our inventory is valued at the lower of cost or market value under the LIFO inventory valuation methodology, price fluctuations generally have little effect on our financial results.
          Asphalt. Earnings from our asphalt segment depend primarily upon the margin between the price at which we sell our asphalt and the transfer prices for asphalt produced at our refineries in the refining and unbranded marketing segment. Asphalt is transferred to our asphalt segment at prices substantially determined by reference to the cost of crude oil, which is intended to approximate wholesale market prices. The asphalt segment also conducts operations at and markets asphalt produced by our refinery located in Willbridge, Oregon. In addition to producing asphalt at our refineries, at times when refining margins are unfavorable we opportunistically purchase asphalt from other producers for resale. A portion of our asphalt sales are made using fixed price contracts for delivery at future dates. Because these contracts are priced at the market prices for asphalt at the time of the contract, a change in the cost of crude oil between the time we enter into the contract and the time we produce the asphalt can positively or negatively influence the earnings of our asphalt segment. Demand for paving asphalt products is higher during warmer months than during colder months due to seasonal increases in road construction work. As a result, revenues from our asphalt segment for the first and fourth calendar quarters are expected to be lower than those for the second and third calendar quarters.
          Retail and Branded Marketing. Earnings and cash flows from our retail and branded marketing segment are primarily affected by merchandise and motor fuel sales volumes and margins at our convenience stores and the motor fuel sales volumes and margins from sales to our FINA-branded distributors, together with licensing and credit card related fees generated from our FINA-branded distributors and licensees. Retail merchandise gross margin is equal to retail merchandise sales less the delivered cost of the retail merchandise, net of vendor discounts and rebates, measured as a percentage of total retail merchandise sales. Retail merchandise sales are driven by convenience, branding and competitive pricing. Motor fuel margin is equal to motor fuel sales less the delivered cost of fuel and motor fuel taxes, measured on a cents per gallon (“cpg”) basis. Our motor fuel margins are driven by local supply, demand and competitor pricing. Our convenience store sales are seasonal and peak in the second and third quarters of the year, while the first and fourth quarters usually experience lower overall sales.
Factors Affecting Comparability
          Our financial condition and operating results over the three and nine months ended September 30, 2010 and 2009, have been influenced by the following factors which are fundamental to understanding comparisons of our period-to-period financial performance.
          The Krotz Springs refinery was shut down during November 2009 for a scheduled turnaround and remained down until its restart in June 2010. Throughput at the Big Spring refinery was lower over the three and nine months ended September 30, 2010, as we implemented new operating procedures. The California refineries’ throughput was lower over the three and nine months ended September 30, 2010, due to continued efforts to optimize asphalt production with demand.
          On June 1, 2010, we purchased the Bakersfield, California refinery from Big West of California, LLC, a subsidiary of Flying J, Inc. The refinery is non-operational at this time and will require major turnaround work and additional capital expenditures before it can be returned to operations and integrated with the other California refineries. In connection with the Bakersfield refinery acquisition, the acquisition date fair value of the identifiable net assets acquired exceeded the fair value of the consideration transferred, resulting in a $17.5 million bargain purchase gain.
Results of Operations
          Net Sales. Net sales consist primarily of sales of refined petroleum products through our refining and unbranded marketing segment and asphalt segment and sales of merchandise, including food products, and motor fuels, through our retail and branded marketing segment.
          For the refining and unbranded marketing segment, net sales consist of gross sales, net of customer rebates, discounts and excise taxes and includes inter-segment sales to our asphalt and retail and branded marketing segments, which are eliminated through consolidation of our financial statements. Asphalt sales consist of gross sales, net of any discounts and applicable taxes. Retail net sales consist of gross merchandise sales, less rebates, commissions and discounts, and gross fuel sales, including motor fuel taxes. For our petroleum and asphalt products, net sales are mainly affected by crude oil and refined product prices and volume changes caused by operations. Our retail merchandise sales are affected primarily by competition and seasonal influences.
          Cost of Sales. Refining and unbranded marketing cost of sales includes crude oil and other raw materials, inclusive of transportation costs. Asphalt cost of sales includes costs of purchased asphalt, blending materials and transportation costs. Retail cost of sales includes cost of sales for motor fuels and for merchandise. Motor fuel cost of sales represents the net cost of purchased fuel, including transportation costs and associated motor fuel taxes. Merchandise cost of sales includes the delivered cost of merchandise purchases, net of merchandise rebates and commissions. Cost of sales excludes depreciation and amortization expense.
          Direct Operating Expenses. Direct operating expenses, which relate to our refining and unbranded marketing and asphalt segments, include costs associated with the actual operations of our refineries and asphalt terminals, such as energy and utility costs, routine maintenance, labor, insurance and environmental compliance costs. Environmental compliance costs, including monitoring and routine maintenance, are expensed as incurred. All operating costs associated with our crude oil and product pipelines are considered to be transportation costs and are reflected as cost of sales.
          Selling, General and Administrative Expenses. Selling, general and administrative, or SG&A, expenses consist primarily of costs relating to the operations of our convenience stores, including labor, utilities, maintenance and retail corporate overhead costs. Refining and marketing and asphalt segment corporate overhead and marketing expenses are also included in SG&A expenses.

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
          Summary Financial Tables. The following tables provide summary financial data and selected key operating statistics for Alon and our three operating segments for the three and nine months ended September 30, 2010 and 2009. The summary financial data for our three operating segments does not include certain SG&A expenses and depreciation and amortization related to our corporate headquarters. The following data should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this Form 10-Q. All information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” except for Balance Sheet data as of December 31, 2009 is unaudited.

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(dollars in thousands, except per		(dollars in thousands, except per
	share data)		share data)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$1,248,569	$1,253,113	$2,668,243	$3,081,691
Operating costs and expenses:
Cost of sales	1,153,743	1,165,295	2,443,533	2,693,343
Direct operating expenses	68,448	64,091	192,816	204,300
Selling, general and administrative expenses (2)	35,012	32,276	96,001	95,772
Depreciation and amortization (3)	26,781	25,247	78,471	70,898

Total operating costs and expenses	1,283,984	1,286,909	2,810,821	3,064,313

Gain (loss) on disposition of assets	—	(547)	474	(2,147)

Operating income (loss)	(35,415)	(34,343)	(142,104)	15,231
Interest expense (4)	(24,091)	(21,460)	(72,411)	(70,739)
Equity earnings of investees	3,864	12,811	4,970	21,184
Gain from bargain purchase (5)	17,480	—	17,480	—
Other income (loss), net (6)	(494)	(180)	13,345	268

Loss before income tax benefit, non-controlling interest in loss of subsidiaries and accumulated dividends on preferred stock of subsidiary	(38,656)	(43,172)	(178,720)	(34,056)
Income tax benefit	(21,905)	(16,452)	(73,711)	(13,006)

Loss before non-controlling interest in loss of subsidiaries and accumulated dividends on preferred stock of subsidiary	(16,751)	(26,720)	(105,009)	(21,050)
Non-controlling interest in loss of subsidiaries	(1,167)	(2,312)	(7,224)	(2,953)
Accumulated dividends on preferred stock of subsidiary	—	2,150	—	6,450

Net loss available to common stockholders	$(15,584)	$(26,558)	$(97,785)	$(24,547)

Loss per share, basic	$(0.29)	$(0.57)	$(1.80)	$(0.52)

Weighted average shares outstanding, basic (in thousands)	54,181	46,810	54,177	46,808

Loss per share, diluted	$(0.29)	$(0.57)	$(1.80)	$(0.52)

Weighted average shares outstanding, diluted (in thousands)	54,181	46,810	54,177	46,808

Cash dividends per share	$0.04	$0.04	$0.12	$0.12

CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$24,285	$28,168	$(37,275)	$325,132
Investing activities	(11,162)	(48,891)	(15,218)	(93,605)
Financing activities	18,799	(4,676)	51,691	(231,903)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(dollars in thousands, except per		(dollars in thousands, except per
	share data)		share data)
OTHER DATA:
Adjusted EBITDA (7)	$(5,264)	$4,082	$(45,792)	$109,728
Capital expenditures (8)	7,838	22,888	20,526	52,132
Capital expenditures to rebuild the Big Spring refinery	—	5,791	—	45,072
Capital expenditures for turnaround and chemical catalyst	1,137	2,691	12,668	13,005

	September 30,	December 31,
	2010	2009
BALANCE SHEET DATA (end of period):
Cash and cash equivalents	$39,635	$40,437
Working capital	5,593	84,257
Total assets	2,175,564	2,132,789
Total debt	953,523	937,024
Total equity	331,464	431,918

(1)	Includes excise taxes on sales by the retail and branded marketing segment of $14,204 and $12,073 for the three months ended September 30, 2010 and 2009, respectively, and $40,521 and $34,887 for the nine months ended September 30, 2010 and 2009, respectively.

(2)	Includes corporate headquarters selling, general and administrative expenses of $188 and $189 for the three months ended September 30, 2010 and 2009, respectively, and $564 and $569 for the nine months ended September 30, 2010 and 2009, respectively, which are not allocated to our three operating segments.

(3)	Includes corporate depreciation and amortization of $397 and $205 for the three months ended September 30, 2010 and 2009, respectively, and $964 and $500 for the nine months ended September 30, 2010 and 2009, respectively, which are not allocated to our three operating segments.

(4)	Interest expense of $72,411 for the nine months ended September 30, 2010, includes a charge of $6,659 for the write-off of debt issuance costs associated with our prepayment of the Alon Refining Krotz Springs, Inc. revolving credit facility. Interest expense of $70,739 for the nine months ended September 30, 2009, includes $5,715 related to the unwind of a heating oil crack spread hedge.

(5)	In connection with the Bakersfield refinery acquisition, the acquisition date fair value of the identifiable net assets acquired exceeded the fair value of the consideration transferred, resulting in a $17,480 bargain purchase gain.

(6)	Other income (loss), net for the nine months ended September 30, 2010, substantially represents the gain from the sale of our investment in Holly Energy Partners.

(7)	Adjusted EBITDA represents earnings before non-controlling interest in income of subsidiaries, income tax expense, interest expense, depreciation and amortization, gain on bargain purchase and gain on disposition of assets. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of non-controlling interest in income of subsidiaries, income tax expense, interest expense, gain on disposition of assets, gain on bargain purchase and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net loss available to common stockholders to Adjusted EBITDA for the three and nine months ended September 30, 2010 and 2009, respectively:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(dollars in thousands)
Net loss available to common stockholders	$(15,584)	$(26,558)	$(97,785)	$(24,547)
Non-controlling interest in loss of subsidiaries (including accumulated dividends on preferred stock of subsidiary)	(1,167)	(162)	(7,224)	3,497
Income tax benefit	(21,905)	(16,452)	(73,711)	(13,006)
Interest expense	24,091	21,460	72,411	70,739
Depreciation and amortization	26,781	25,247	78,471	70,898
Gain on bargain purchase	(17,480)	—	(17,480)	—
(Gain) loss on disposition of assets	—	547	(474)	2,147

Adjusted EBITDA	$(5,264)	$4,082	$(45,792)	$109,728

(8)	Includes corporate capital expenditures of $1,344 and $1,755 for the three months ended September 30, 2010 and 2009, respectively, and $2,152 and $2,987 for the nine months ended September 30, 2010 and 2009, respectively, which are not allocated to our three operating segments.

REFINING AND UNBRANDED MARKETING SEGMENT

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$1,056,478	$1,058,517	$2,230,849	$2,652,917
Operating costs and expenses:
Cost of sales	1,022,950	1,038,134	2,138,284	2,397,016
Direct operating expenses	57,711	51,286	159,556	171,295
Selling, general and administrative expenses	7,103	6,934	17,365	21,500
Depreciation and amortization	21,315	19,943	62,150	55,120

Total operating costs and expenses	1,109,079	1,116,297	2,377,355	2,644,931

Loss on disposition of assets	—	—	—	(1,600)

Operating income (loss)	$(52,601)	$(57,780)	$(146,506)	$6,386

KEY OPERATING STATISTICS:
Total sales volume (bpd)	129,194	127,580	78,639	127,460
Per barrel of throughput:
Refinery operating margin – Big Spring (2)	$5.04	$1.34	$6.39	$6.32
Refinery operating margin – CA Refineries (2)	0.17	(0.55)	0.92	2.41
Refinery operating margin – Krotz Springs (2)	1.00	2.45	0.44	6.64
Refinery direct operating expense – Big Spring (3)	4.66	4.11	5.58	4.13
Refinery direct operating expense – CA Refineries (3)	6.86	3.85	7.66	4.37
Refinery direct operating expense – Krotz Springs (3)	3.39	2.75	5.82	3.77
Capital expenditures	4,707	19,859	15,234	46,182
Capital expenditures to rebuild the Big Spring refinery	—	5,791	—	45,072
Capital expenditures for turnaround and chemical catalyst	1,137	2,691	12,668	13,005

PRICING STATISTICS:
WTI crude oil (per barrel)	$76.05	$68.17	$77.50	$57.03
WTS crude oil (per barrel)	73.89	66.49	75.55	55.69
MAYA crude oil (per barrel)	67.50	63.20	68.45	51.98
HLS crude oil (per barrel)	78.18	69.76	79.41	58.71
LLS crude oil (per barrel)	79.63	70.43	80.58	59.87
Crack spreads (3/2/1) (per barrel):
Gulf Coast	$7.76	$6.52	$8.20	$8.14
Group III	10.53	8.01	9.60	9.02
West Coast	15.30	14.85	13.65	15.74
Crack spreads (6/1/2/3) (per barrel):
West Coast	$4.68	$5.39	$3.66	$4.73
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel	$7.02	$5.36	$7.40	$7.14
Crude oil differentials (per barrel):
WTI less WTS	$2.16	$1.68	$1.95	$1.34
WTI less MAYA	8.55	4.97	9.05	5.05
HLS/LLS less WTI	2.86	1.93	2.50	2.26
Product price (dollars per gallon):
Gulf Coast unleaded gasoline	$1.950	$1.773	$2.014	$1.545
Gulf Coast ultra-low sulfur diesel	2.086	1.789	2.094	1.565
Gulf Coast high sulfur diesel	2.006	1.728	2.029	1.510
Group III unleaded gasoline	2.031	1.814	2.056	1.575
Group III ultra-low sulfur diesel	2.123	1.814	2.110	1.567
West Coast LA CARBOB (unleaded gasoline)	2.183	2.042	2.183	1.798
West Coast LA ultra-low sulfur diesel	2.160	1.847	2.144	1.602
Natural gas (per MMBTU)	4.23	3.44	4.52	3.90

THROUGHPUT AND YIELD DATA:
BIG SPRING

	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2010		2009		2010		2009
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Sour crude	42,680	80.4	44,924	71.9	36,836	79.7	50,345	80.0
Sweet crude	7,938	15.0	15,521	24.8	7,021	15.1	10,411	16.5
Blendstocks	2,442	4.6	2,055	3.3	2,387	5.2	2,177	3.5

Total refinery throughput (4)	53,060	100.0	62,500	100.0	46,244	100.0	62,933	100.0

Refinery production:
Gasoline	25,937	49.2	27,366	44.1	23,096	50.5	27,424	43.8
Diesel/jet	17,772	33.7	19,690	31.8	14,738	32.2	20,477	32.7
Asphalt	3,193	6.1	5,830	9.4	2,636	5.8	5,879	9.4
Petrochemicals	3,382	6.4	3,340	5.4	2,664	5.8	3,286	5.3
Other	2,419	4.6	5,790	9.3	2,620	5.7	5,524	8.8

Total refinery production (5)	52,703	100.0	62,016	100.0	45,754	100.0	62,590	100.0

Refinery utilization (6)		72.3%		86.3%		64.6%		86.8%
THROUGHPUT AND YIELD DATA:
CALIFORNIA REFINERIES

	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2010		2009		2010		2009
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Medium sour crude	4,635	22.0	16,073	45.3	4,065	20.7	16,164	46.6
Heavy crude	15,886	75.6	18,937	53.4	15,082	77.0	18,259	52.6
Blendstocks	514	2.4	460	1.3	443	2.3	288	0.8

Total refinery throughput (4)	21,035	100.0	35,470	100.0	19,590	100.0	34,711	100.0

Refinery production:
Gasoline	3,401	16.6	5,456	15.8	2,888	15.2	5,189	15.3
Diesel/jet	4,758	23.3	8,434	24.5	4,067	21.4	8,037	23.7
Asphalt	6,974	34.1	10,441	30.3	6,554	34.3	10,215	30.2
Light unfinished	—	—	—	—	—	—	467	1.4
Heavy unfinished	4,831	23.6	9,546	27.7	5,099	26.8	9,409	27.8
Other	498	2.4	585	1.7	439	2.3	551	1.6

Total refinery production (5)	20,462	100.0	34,462	100.0	19,047	100.0	33,868	100.0

Refinery utilization (6)		28.3%		48.3%		26.4%		53.1%
THROUGHPUT AND YIELD DATA:
KROTZ SPRINGS (A)

	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2010		2009		2010		2009
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Light sweet crude	38,597	60.1	30,741	51.5	16,460	56.9	28,755	50.2
Heavy sweet crude	23,854	37.2	27,547	46.2	11,603	40.1	24,691	43.1
Blendstocks	1,707	2.7	1,402	2.3	878	3.0	3,862	6.7

Total refinery throughput (4)	64,158	100.0	59,690	100.0	28,941	100.0	57,308	100.0

Refinery production:
Gasoline	26,442	40.9	27,441	45.4	11,720	40.3	26,628	45.8
Diesel/jet	31,383	48.5	26,855	44.5	13,609	46.9	25,288	43.4
Heavy Oils	1,487	2.3	1,205	2.0	1,437	4.9	1,151	2.0
Other	5,368	8.3	4,865	8.1	2,304	7.9	5,090	8.8

Total refinery production (5)	64,680	100.0	60,366	100.0	29,070	100.0	58,157	100.0

Refinery utilization (6)		75.2%		70.1%		33.8%		64.3%

(A)	The throughput data for the nine months ended September 30, 2010, reflects substantially four months of operations beginning June 2010 due to the restart of the Krotz Springs refinery after major turnaround activity.

(1)	Net sales include intersegment sales to our asphalt and retail and branded marketing segments at prices which approximate wholesale market price. These intersegment sales are eliminated through consolidation of our financial statements.

(2)	Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of substantial unrealized hedge positions and inventory adjustments related to acquisitions) attributable to each refinery by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry.

The refinery operating margin for the three and nine months ended September 30, 2010, excludes a benefit of $2,990 and $4,515 to cost of sales for inventory adjustments related to the Bakersfield refinery acquisition. There were unrealized hedging gains of $1,019 for the Big Spring refinery for the three months ended September 30, 2009. There were unrealized hedging losses of $108 and $322 for the California refineries for the three and nine months ended September 30, 2010, respectively. There were unrealized hedging losses of $169 and $722 for the Krotz Springs refinery for the three and nine months ended September 30, 2010, respectively. Also, there was an unrealized gain of $20,369 for the Krotz Springs refinery for the nine months ended September 30, 2009. Additionally, the Krotz Springs refinery margin for the nine months ended September 30, 2009 excludes realized gains related to the unwind of the heating oil crack spread hedge of $139,290.

(3)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring, California, and Krotz Springs refineries, exclusive of depreciation and amortization, by the applicable refinery’s total throughput volumes. Direct operating expenses related to the Bakersfield refinery of $1,712 and $2,122 have been excluded from the per barrel measurement calculation for the three and nine months ended September 30, 2010, respectively.

(4)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(5)	Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refineries.

(6)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

ASPHALT SEGMENT

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
		(dollars in thousands, except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales	$144,610	$175,189	$316,715	$351,429
Operating costs and expenses:
Cost of sales (1)	120,791	139,751	282,500	307,881
Direct operating expenses	10,737	12,805	33,260	33,005
Selling, general and administrative expenses	2,404	1,267	4,561	3,471
Depreciation and amortization	1,716	1,700	5,148	5,099

Total operating costs and expenses	135,648	155,523	325,469	349,456

Operating income (loss)	$8,962	$19,666	$(8,754)	$1,973

KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (2)	289	367	625	813
Non-blended asphalt sales volume (tons in thousands) (3)	18	60	52	143
Blended asphalt sales price per ton (2)	$478.65	$446.26	$477.68	$404.39
Non-blended asphalt sales price per ton (3)	348.89	190.23	349.29	158.49
Asphalt margin per ton (4)	77.59	82.99	50.54	45.55
Capital expenditures	$465	$523	$991	$1,099

(1)	Cost of sales includes intersegment purchases of asphalt blends from our refining and unbranded marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(2)	Blended asphalt represents base asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(3)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(4)	Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

RETAIL AND BRANDED MARKETING SEGMENT

	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2010		2009		2010		2009
			(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$273,481		$217,232		$753,464		$591,163
Operating costs and expenses:
Cost of sales (2)	236,002		185,235		655,534		502,264
Selling, general and administrative expenses	25,317		23,886		73,511		70,232
Depreciation and amortization	3,353		3,399		10,209		10,179

Total operating costs and expenses	264,672		212,520		739,254		582,675

Gain (loss) on disposition of assets	—		(547)		474		(547)

Operating income	$8,809		$4,165		$14,684		$7,941

KEY OPERATING STATISTICS:
Branded fuel sales (thousands of gallons) (3)	84,711		68,280		230,031		204,929
Branded fuel margin (cents per gallon) (3)	8.9	¢	9.6	¢	6.7	¢	5.6	¢

Number of stores (end of period)	306		305		306		305
Retail fuel sales (thousands of gallons)	36,759		30,915		104,881		89,296
Retail fuel sales (thousands of gallons per site per month)	40		34		38		33
Retail fuel margin (cents per gallon) (4)	13.4	¢	9.7	¢	12.3	¢	15.0	¢
Retail fuel sales price (dollars per gallon) (5)	$2.67		$2.48		$2.68		$2.22
Merchandise sales	$74,932		$69,413		$211,660		$202,675
Merchandise sales (per site per month)	$82		$76		$77		$74
Merchandise margin (6)	32.2%		31.4%		31.7%		30.9%
Capital expenditures	$1,322		$751		$2,149		$1,864

(1)	Includes excise taxes on sales by the retail and branded marketing segment of $14,204 and $12,073 for the three months ended September 30, 2010 and 2009, respectively, and $40,521 and $34,887 for the nine months ended September 30, 2010 and 2009. Includes net royalty and related net credit card fees of $873 and $744 for the three months ended September 30, 2010 and 2009, respectively, and $2,692 and $1,661 for the nine months ended September 30, 2010 and 2009.

(2)	Cost of sales includes intersegment purchases of motor fuels from our refining and unbranded marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(3)	Marketing sales volume represents branded fuel sales to our wholesale marketing customers that are primarily supplied by the Big Spring refinery. The branded fuels that are not supplied by the Big Spring refinery are obtained from third-party suppliers. The marketing margin represents the margin between the net sales and cost of sales attributable to our branded fuel sales volume, expressed on a cents-per-gallon basis.

(4)	Retail fuel margin represents the difference between motor fuel sales revenue and the net cost of purchased motor fuel, including transportation costs and associated motor fuel taxes, expressed on a cents-per-gallon basis. Motor fuel margins are frequently used in the retail industry to measure operating results related to motor fuel sales.

(5)	Retail fuel sales price per gallon represents the average sales price for motor fuels sold through our retail convenience stores.

(6)	Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail convenience store industry to measure in-store, or non-fuel, operating results.

Three Months Ended September 30, 2010 Compared to the Three Months Ended September 30, 2009
Net Sales
               Consolidated. Net sales for the three months ended September 30, 2010, were $1,248.6 million, compared to $1,253.1 million for the three months ended September 30, 2009, a decrease of $4.5 million or 0.4%.
          Refining and Unbranded Marketing Segment. Net sales for our refining and unbranded marketing segment were $1,056.5 million for the three months ended September 30, 2010, compared to $1,058.5 million for the three months ended September 30, 2009, a decrease of $2.0 million or 0.2%. The increase in refined product prices in the three months ended September 30, 2010, was offset by lower throughput volumes, as compared to the same period last year.
          Combined refinery throughput for the three months ended September 30, 2010, averaged 138,253 bpd, consisting of: 53,060 bpd at the Big Spring refinery, 21,035 bpd at the California refineries and 64,158 bpd at the Krotz Springs refinery, compared to a combined average throughput of 157,660 bpd for the three months ended September 30, 2009, consisting of: 62,500 bpd at the Big Spring refinery, 35,470 bpd at the California refineries and 59,690 bpd at the Krotz Springs refinery. The Big Spring refinery throughput was lower as a result of efforts to implement new operating procedures and the California refineries’ throughput was lower due to our continued efforts to optimize asphalt production with demand.
          The increase in refined product prices that our refineries experienced resembled the price increases experienced in each refinery’s respective markets. The average price of Gulf Coast gasoline for the three months ended September 30, 2010, increased 17.7 cpg, or 10.0%, to 195.0 cpg, compared to 177.3 cpg for the three months ended September 30, 2009. The average Gulf Coast ultra-low sulfur diesel price for the three months ended September 30, 2010, increased 29.7 cpg, or 16.6%, to 208.6 cpg, compared to 178.9 cpg for the three months ended September 30, 2009. The average price of West Coast LA CARBOB gasoline for the three months ended September 30, 2010, increased 14.1 cpg, or 6.9%, to 218.3 cpg, compared to 204.2 cpg for the three months ended September 30, 2009. The average West Coast LA ultra-low sulfur diesel price for the three months ended September 30, 2010, increased 31.3 cpg, or 17.0%, to 216.0 cpg, compared to 184.7 cpg for the three months ended September 30, 2009.
          Asphalt Segment. Net sales for our asphalt segment were $144.6 million for the three months ended September 30, 2010, compared to $175.2 million for the three months ended September 30, 2009, a decrease of $30.6 million or 17.5%. The decrease was due primarily to a decrease in asphalt sales volumes and partially offset by higher asphalt sales price for the three months ended September 30, 2010. For the three months ended September 30, 2010, the asphalt sales volume decreased 28.1% from 427 thousand tons for the three months ended September 30, 2009, to 307 thousand tons for the three months ended September 30, 2010. For the three months ended September 30, 2010, the average blended asphalt sales price increased 7.3% from $446.26 per ton for the three months ended September 30, 2009, to $478.65 per ton for the three months ended September 30, 2010, and the average non-blended asphalt sales price increased 83.4% from $190.23 per ton for the three months ended September 30, 2009, to $348.89 per ton for the three months ended September 30, 2010.
          Retail and Branded Marketing Segment. Net sales for our retail and branded marketing segment were $273.5 million for the three months ended September 30, 2010, compared to $217.2 million for the three months ended September 30, 2009, an increase of $56.3 million or 25.9%. This increase was primarily attributable to increases in motor fuel prices, motor fuel volume and merchandise sales.
Cost of Sales
          Consolidated. Cost of sales were $1,153.7 million for the three months ended September 30, 2010, compared to $1,165.3 million for the three months ended September 30, 2009, a decrease of $11.6 million or 1.0%.

This decrease was primarily due to lower refinery throughput volumes at our refining and unbranded marketing segment and lower sales volumes at our asphalt segment, partially offset by higher crude oil prices.
          Refining and Unbranded Marketing Segment. Cost of sales for our refining and unbranded marketing segment were $1,023.0 million for the three months ended September 30, 2010, compared to $1,038.1 million for the three months ended September 30, 2009, a decrease of $15.1 million or 1.5%. This decrease was primarily due to lower refinery throughput, partially offset by an increase in the cost of crude oil. The average price per barrel of WTI for the three months ended September 30, 2010, increased $7.88 per barrel to an average of $76.05 per barrel, compared to an average of $68.17 per barrel for the three months ended September 30, 2009, an increase of 11.6%.
          Asphalt Segment. Cost of sales for our asphalt segment were $120.8 million for the three months ended September 30, 2010, compared to $139.8 million for the three months ended September 30, 2009, a decrease of $19.0 million or 13.6%. The decrease was due primarily to lower asphalt sales volumes and partially offset by higher crude oil costs for the three months ended September 30, 2010.
          Retail and Branded Marketing Segment. Cost of sales for our retail and branded marketing segment was $236.0 million for the three months ended September 30, 2010, compared to $185.2 million for the three months ended September 30, 2009, an increase of $50.8 million or 27.4%. This increase was primarily attributable to increases in motor fuel prices, motor fuel volume and merchandise costs.
Direct Operating Expenses
          Consolidated. Direct operating expenses were $68.4 million for the three months ended September 30, 2010, compared to $64.1 million for the three months ended September 30, 2009, an increase of $4.3 million or 6.7%. This increase was primarily due to the acquisition of the Bakersfield refinery in June 2010 and the increased cost of natural gas.
          Refining and Unbranded Marketing Segment. Direct operating expenses for our refining and unbranded marketing segment for the three months ended September 30, 2010, were $57.7 million, compared to $51.3 million for the three months ended September 30, 2009, an increase of $6.4 million or 12.5%. This increase was primarily due to the acquisition of the Bakersfield refinery in June 2010 and the increased cost of natural gas.
          Asphalt Segment. Direct operating expenses for our asphalt segment for the three months ended September 30, 2010, were $10.7 million, compared to $12.8 million for the three months ended September 30, 2009, a decrease of $2.1 million or 16.4%. The decrease was due to lower sales volumes for the three months ended September 30, 2010.
Selling, General and Administrative Expenses
          Consolidated. SG&A expenses for the three months ended September 30, 2010, were $35.0 million, compared to $32.3 million for the three months ended September 30, 2009, an increase of $2.7 million or 8.4% primarily due to employee related costs.
          Refining and Unbranded Marketing Segment. SG&A expenses for our refining and unbranded marketing segment for the three months ended September 30, 2010, were $7.1 million, compared to $6.9 million for the three months ended September 30, 2009, an increase of $0.2 million or 2.9%.
          Asphalt Segment. SG&A expenses for our asphalt segment for the three months ended September 30, 2010, were $2.4 million, compared to $1.3 million for the three months ended September 30, 2009. This increase is due to employee related costs for the three months ended September 30, 2010.
          Retail and Branded Marketing Segment. SG&A expenses for our retail and branded marketing segment for the three months ended September 30, 2010 were $25.3 million, compared to $23.9 million for the three months ended September 30, 2009, an increase of $1.4 million or 5.9%. The increase was primarily attributable to increased payroll and related costs.

Depreciation and Amortization
          Depreciation and amortization for the three months ended September 30, 2010, was $26.8 million, compared to $25.2 million for the three months ended September 30, 2009, an increase of $1.6 million or 6.3%. This increase was primarily attributable to depreciation on assets from the Bakersfield refinery acquisition in June 2010 and also new equipment placed in service in the fourth quarter of 2009 and the first half of 2010.
Operating Income (Loss)
          Consolidated. Operating loss for the three months ended September 30, 2010, was $35.4 million, compared to $34.3 million for the three months ended September 30, 2009, an increase in loss of $1.1 million. This increase was primarily due to lower asphalt sales volumes and margins and lower throughput at our refineries, partially offset by higher refinery margins, higher retail fuel sales margins and increased motor fuel sales volumes.
          Refining and Unbranded Marketing Segment. Operating loss for our refining and unbranded marketing segment was $52.6 million for the three months ended September 30, 2010, compared to $57.8 million for the three months ended September 30, 2009, a decrease in loss of $5.2 million. This decrease was primarily due to improved margins.
          Refinery operating margin at the Big Spring refinery was $5.04 per barrel for the three months ended September 30, 2010, compared to $1.34 per barrel for the three months ended September 30, 2009. Light product yields increased in 2010 due to the operation of substantially all refinery units that were damaged in the 2008 fire. Light product yields were approximately 88.8% for the third quarter of 2010 and 80.6% for the third quarter of 2009. The average Gulf Coast 3/2/1 crack spread increased 19.0% to $7.76 per barrel for the three months ended September 30, 2010, compared to $6.52 per barrel for the three months ended September 30, 2009. Refinery operating margin at the California refineries was $0.17 per barrel for the three months ended September 30, 2010, compared to ($0.55) per barrel for the three months ended September 30, 2009. The West Coast 3/2/1 average crack spreads increased 3.0% to $15.30 per barrel for the three months ended September 30, 2010, compared to $14.85 per barrel for the three months ended September 30, 2009. The Krotz Springs refinery operating margin for the three months ended September 30, 2010, was $1.00 per barrel, compared to $2.45 per barrel for the three months ended September 30, 2009. The decrease is primarily due to higher HLS/LLS crude oil costs relative to WTI.
          The increases in refining margins at our Big Spring and California refineries were in part due to improvements in the sweet/sour and light/heavy differentials. The sweet/sour differential increased 28.6% to $2.16 per barrel for the three months ended September 30, 2010, compared to $1.68 per barrel for the three months ended September 30, 2009. The light/heavy differential increased 72.0% to $8.55 per barrel for the three months ended September 30, 2010, compared to $4.97 per barrel for the three months ended September 30, 2009.
          Asphalt Segment. Operating income for our asphalt segment was $9.0 million for the three months ended September 30, 2010, compared to $19.7 million for the three months ended September 30, 2009, a decrease of $10.7 million. The decrease was primarily due to lower sales volumes and margins for the three months ended September 30, 2010, and partially offset by higher asphalt sales prices for the three months ended September 30, 2010.
          Retail and Branded Marketing Segment. Operating income for our retail and branded marketing segment was $8.8 million for the three months ended September 30, 2010, compared to $4.2 million for the three months ended September 30, 2009, an increase of $4.6 million. This increase was primarily due to higher retail fuel sales margins, increased motor fuel sales volumes and higher merchandise sales combined with a higher profit margin.

Interest Expense
          Interest expense was $24.1 million for the three months ended September 30, 2010, compared to $21.5 million for the three months ended September 30, 2009, an increase of $2.6 million, or 12.1%. The increase was primarily due to increased expense associated with the senior secured notes issued in the October 2009.
Gain from Bargain Purchase
          In connection with the Bakersfield refinery acquisition, the acquisition date fair value of the identifiable net assets acquired exceeded the fair value of the consideration transferred, resulting in a $17.5 million bargain purchase gain.
Income Tax Benefit
          Income tax benefit was $21.9 million for the three months ended September 30, 2010, compared to $16.5 million for the three months ended September 30, 2009. The increase resulted from our higher pre-tax loss in the third quarter of 2010, excluding the $17.5 million non-taxable bargain purchase gain recorded in the third quarter of 2010, compared to the third quarter of 2009, and an increase in the effective tax rate. Our effective tax rate was 39.0% for the third quarter of 2010, excluding the $17.5 million non-taxable bargain purchase gain, compared to an effective tax rate of 38.1% for the third quarter of 2009.
Non-Controlling Interest In Loss Of Subsidiaries
          Non-controlling interest in loss of subsidiaries represents the proportional share of net loss related to non-voting common stock owned by non-controlling interests in two of our subsidiaries, Alon Assets, Inc. and Alon USA Operating, Inc. Non-controlling interest in loss of subsidiaries was $1.2 million for the three months ended September 30, 2010, compared to $2.3 million for the three months ended September 30, 2009, a decrease of $1.1 million or 47.8%. This decrease resulted from lower net loss for the third quarter of 2010 compared to the third quarter of 2009.
Net Loss Available to Common Stockholders
          Net loss available to common stockholders was $15.6 million for the three months ended September 30, 2010, compared to $26.6 million for the three months ended September 30, 2009, a decrease of $11.0 million or 41.4%. This decrease was attributable to the factors discussed above.
Nine Months Ended September 30, 2010 Compared to the Nine Months Ended September 30, 2009
Net Sales
          Consolidated. Net sales for the nine months ended September 30, 2010, were $2,668.2 million, compared to $3,081.7 million for the nine months ended September 30, 2009, a decrease of $413.5 million or 13.4%. This decrease was primarily due to lower throughput at our refineries and lower asphalt sales volumes, partially offset by higher refined product prices and higher revenues from increased motor fuel sales volumes.
          Refining and Unbranded Marketing Segment. Net sales for our refining and unbranded marketing segment were $2,230.8 million for the nine months ended September 30, 2010, compared to $2,652.9 million for the nine months ended September 30, 2009, a decrease of $422.1 million or 15.9%. This decrease was primarily due to lower refinery throughput, partially offset by higher refined product prices.
          Combined refinery throughput for the nine months ended September 30, 2010, averaged 94,775 bpd, consisting of: 46,244 bpd at the Big Spring refinery, 19,590 bpd at the California refineries and 28,941 bpd at the Krotz Springs refinery, compared to a combined average of 154,952 bpd for the nine months ended September 30, 2009, consisting of: 62,933 bpd at the Big Spring refinery, 34,711 bpd at the California refineries and 57,308 bpd at the Krotz Springs refinery. The Big Spring refinery throughput was lower as a result of efforts to implement new operating procedures and the California refineries’ throughput was lower due to our continued efforts to optimize asphalt production with demand. The Krotz Springs refinery throughput was lower due to its shut down for turnaround activities until its restart in June 2010.
          The increase in refined product prices that our refineries experienced resembled the price increases experienced in each refinery’s respective markets. The average price of Gulf Coast gasoline for the nine months ended September 30, 2010, increased 46.9 cpg, or 30.4%, to 201.4 cpg, compared to 154.5 cpg for the nine months ended September 30, 2009. The average Gulf Coast ultra-low sulfur diesel price for the nine months ended September 30, 2010, increased 52.9 cpg, or 33.8%, to 209.4 cpg, compared to 156.5 cpg for the nine months ended September 30, 2009. The average price of West Coast LA CARBOB gasoline for the nine months ended September 30, 2010, increased 38.5 cpg, or 21.4%, to 218.3 cpg, compared to 179.8 cpg for the nine months ended September 30, 2009. The average West Coast LA ultra-low sulfur diesel price for the nine months ended September 30, 2010, increased 54.2 cpg, or 33.8%, to 214.4 cpg, compared to 160.2 cpg for the nine months ended September 30, 2009.
          Asphalt Segment. Net sales for our asphalt segment were $316.7 million for the nine months ended September 30, 2010, compared to $351.4 million for the nine months ended September 30, 2009, a decrease of $34.7 million or 9.9%. The decrease was due primarily to a decrease in asphalt sales volumes and partially offset by higher asphalt sales price for the nine months ended September 30, 2010. For the nine months ended September 30, 2010, the asphalt volume decreased 29.2% from 956 thousand tons for the nine months ended September 30, 2009, to 677 thousand tons for the nine months ended September 30, 2010. For the nine months ended September 30, 2010, the average blended asphalt sales price increased 18.1% from $404.39 per ton for the nine months ended September 30, 2009, to $477.68 per ton for the nine months ended September 30, 2010, and the average non-blended asphalt sales price increased 120.4% from $158.49 per ton for the nine months ended September 30, 2009, to $349.29 per ton for the nine months ended September 30, 2010.
          Retail and Branded Marketing Segment. Net sales for our retail and branded marketing segment were $753.5 million for the nine months ended September 30, 2010, compared to $591.2 million for the nine months ended September 30, 2009, an increase of $162.3 million or 27.5%. This increase was primarily attributable to increases in motor fuel prices, motor fuel volume and merchandise sales.
Cost of Sales
          Consolidated. Cost of sales was $2,443.5 million for the nine months ended September 30, 2010, compared to $2,693.3 million for the nine months ended September 30, 2009, a decrease of $249.8 million or 9.3%. This decrease was primarily due to lower throughput at our refineries and lower asphalt sales volumes, partially offset by higher crude oil prices and increased motor fuel sales volumes.
          Refining and Unbranded Marketing Segment. Cost of sales for our refining and unbranded marketing segment was $2,138.3 million for the nine months ended September 30, 2010, compared to $2,397.0 million for the nine months ended September 30, 2009, a decrease of $258.7 million or 10.8%. This decrease was primarily due to lower refinery throughput, partially offset by higher crude oil prices. The average price per barrel of WTI for the nine months ended September 30, 2010, increased $20.47 per barrel to an average of $77.50 per barrel, compared to an average of $57.03 per barrel for the nine months ended September 30, 2009, an increase of 35.9%.
          Asphalt Segment. Cost of sales for our asphalt segment were $282.5 million for the nine months ended September 30, 2010, compared to $307.9 million for the nine months ended September 30, 2009, a decrease of $25.4 million or 8.2%. The decrease was due primarily to lower asphalt sales volumes and partially offset by higher crude oil costs for the nine months ended September 30, 2010.
          Retail and Branded Marketing Segment. Cost of sales for our retail and branded marketing segment was $655.5 million for the nine months ended September 30, 2010, compared to $502.3 million for the nine months ended September 30, 2009, an increase of $153.2 million or 30.5%. This increase was primarily attributable to increases in motor fuel prices, motor fuel volume and merchandise costs.

Direct Operating Expenses
          Consolidated. Direct operating expenses were $192.8 million for the nine months ended September 30, 2010, compared to $204.3 million for the nine months ended September 30, 2009, a decrease of $11.5 million or 5.6%. This decrease was primarily due to lower throughput at our refineries for the nine months ended September 30, 2010, compared to the same period in 2009, partially offset by the acquisition of the Bakersfield refinery in June 2010 and the higher cost of natural gas.
          Refining and Unbranded Marketing Segment. Direct operating expenses for our refining and unbranded marketing segment for the nine months ended September 30, 2010, were $159.6 million, compared to $171.3 million for the nine months ended September 30, 2009, a decrease of $11.7 million or 6.8%. This decrease was primarily due to lower throughput at our refineries for the nine months ended September 30, 2010, compared to the nine months ended September 30, 2009. This decrease was partially offset by the acquisition of the Bakersfield refinery in June 2010 and the higher cost of natural gas.
          Asphalt Segment. Direct operating expenses for our asphalt segment for the nine months ended September 30, 2010, were $33.3 million, compared to $33.0 million for the nine months ended September 30, 2009, an increase of $0.3 million or 0.9%. The increase is primarily due to the higher cost of natural gas.
Selling, General and Administrative Expenses
          Consolidated. SG&A expenses for the nine months ended September 30, 2010, were $96.0 million, compared to $95.8 million for the nine months ended September 30, 2009, an increase of $0.2 million or 0.2% .
          Refining and Unbranded Marketing Segment. SG&A expenses for our refining and unbranded marketing segment for the nine months ended September 30, 2010, were $17.4 million, compared to $21.5 million for the nine months ended September 30, 2009, a decrease of $4.1 million or 19.1%. The decrease is primarily due to net bad debt recoveries of $1.5 million recorded in the nine months ended September 30, 2010, and higher payroll and related costs in the nine months ended September 30, 2009.
          Asphalt Segment. SG&A expenses for our asphalt segment for the nine months ended September 30, 2010, were $4.6 million, compared to $3.5 million for the nine months ended September 30, 2009, an increase of $1.1 million, or 31.4%. This increase is due to employee related costs in the nine months ended September 30, 2010.
          Retail and Branded Marketing Segment. SG&A expenses for our retail and branded marketing segment for the nine months ended September 30, 2010, were $73.5 million, compared to $70.2 million for the nine months ended September 30, 2009, an increase of $3.3 million or 4.7%. The increase was primarily attributable to increased payroll and related costs in the nine months ended September 30, 2010.
Depreciation and Amortization
          Depreciation and amortization for the nine months ended September 30, 2010, was $78.5 million, compared to $70.9 million for the nine months ended September 30, 2009, an increase of $7.6 million or 10.7%. This increase was due to depreciation on the increase in assets for the Krotz Springs refinery resulting from the settlement of the earnout agreement with Valero in August of 2009, the depreciation of assets from the Bakersfield refinery acquisition in June 2010 and depreciation of new equipment placed in service in the fourth quarter of 2009 and the first half of 2010.
Operating Income (Loss)
          Consolidated. Operating income (loss) for the nine months ended September 30, 2010, was ($142.1) million, compared to $15.2 million for the nine months ended September 30, 2009, a decrease of $157.3 million. This decrease was primarily due to lower refinery throughput and margins and lower asphalt sales volumes, partially offset by higher branded fuel margins and motor fuel sales volumes.

          Refining and Unbranded Marketing Segment. Operating income (loss) for our refining and unbranded marketing segment was ($146.5) million for the nine months ended September 30, 2010, compared to $6.4 million for the nine months ended September 30, 2009, a decrease of $152.9 million. This decrease was primarily due to lower refining margins and lower refinery throughput.
          Refinery operating margin at the Big Spring refinery was $6.39 per barrel for the nine months ended September 30, 2010, compared to $6.32 per barrel for the nine months ended September 30, 2009. Light product yields increased in 2010 due to the operation of substantially all refinery units that were damaged in the 2008 fire. Light product yields were approximately 87.6% for the first nine months of 2010 and 81.3% for the first nine months of 2009. The Gulf Coast 3/2/1 crack spread increased 0.7% to $8.20 per barrel for the nine months ended September 30, 2010, compared to $8.14 per barrel for the nine months ended September 30, 2009. Refinery operating margin at the California refineries was $0.92 per barrel for the nine months ended September 30, 2010, compared to $2.41 per barrel for the nine months ended September 30, 2009. The decrease was partially due to decreased West Coast 3/2/1 crack spreads. The West Coast 3/2/1 average crack spreads decreased 13.3% to $13.65 per barrel for the nine months ended September 30, 2010, compared to $15.74 per barrel for the nine months ended September 30, 2009. The Krotz Springs refinery operating margin for the nine months ended September 30, 2010,was $0.44 per barrel, compared to $6.64 per barrel for the nine months ended September 30, 2009. The decrease is primarily due the fact that the Krotz Springs refinery had been down due to major turnaround and maintenance activities until its restart in June 2010.
          The decreases in refining margins at our California refineries were in part offset by improvements in the light/heavy differentials. The light/heavy differential increased 79.2% to $9.05 per barrel for the nine months ended September 30, 2010, compared to $5.05 per barrel for the nine months ended September 30, 2009.
          Asphalt Segment. Operating income (loss) for our asphalt segment was ($8.8) million for the nine months ended September 30, 2010, compared to $2.0 million for the nine months ended September 30, 2009, a decrease of ($10.8) million. The decrease was primarily due to lower sales volumes for the nine months ended September 30, 2010.
          Retail and Branded Marketing Segment. Operating income for our retail and branded marketing segment was $14.7 million for the nine months ended September 30, 2010, compared to $7.9 million for the nine months ended September 30, 2009, an increase of $6.8 million. This increase was primarily due to higher branded fuel margins, increased motor fuel sales volumes and higher merchandise sales combined with a higher profit margin.
Interest Expense
          Interest expense was $72.4 million for the nine months ended September 30, 2010, compared to $70.7 million for the nine months ended September 30, 2009, an increase of $1.7 million, or 2.4%. Included in interest expense for the nine months ended September 30, 2010, is a charge of $6.7 million for the write-off of debt issuance costs associated with our prepayment of the Alon Refining Krotz Springs, Inc. revolving credit facility, and for the nine months ended September 30, 2009, is a charge of $5.7 million related to liquidation of our heating oil hedge.
Gain from Bargain Purchase
          In connection with the Bakersfield refinery acquisition, the acquisition date fair value of the identifiable net assets acquired exceeded the fair value of the consideration transferred, resulting in a $17.5 million bargain purchase gain.
Income Tax Benefit
          Income tax benefit was $73.7 million for the nine months ended September 30, 2010, compared to $13.0 million for the nine months ended September 30, 2009. This increase resulted from a higher pre-tax loss in the nine months ended September 30, 2010. The pre-tax loss for the nine months ended September 30, 2010 includes the

$17.5 million non-taxable bargain purchase gain. Our effective tax rate was 37.6% for the first nine months of 2010, excluding the $17.5 million non-taxable bargain purchase gain, compared to an effective tax rate of 38.2% for the first nine months of 2009.
Non-Controlling Interest In Loss Of Subsidiaries
          Non-controlling interest in loss of subsidiaries was $7.2 million for the nine months ended September 30, 2010, compared to $3.0 million for the nine months ended September 30, 2009, an increase of $4.2 million.
Net Loss Available to Common Stockholders
          Net loss available to common stockholders was $97.8 million for the nine months ended September 30, 2010, compared to $24.5 million for the nine months ended September 30, 2009, an increase in loss of $73.3 million. This increase was attributable to the factors discussed above.
Liquidity and Capital Resources
          Our primary sources of liquidity are cash on hand, cash generated from our operating activities, borrowings under our revolving credit facilities and other credit lines and advances from affiliates. We believe that the aforementioned sources of funds and other sources of capital available to us will be sufficient to satisfy the anticipated cash requirements associated with our business during the next 12 months.
          On October 28, 2010, we completed a registered direct offering of our 8.5% Series A Convertible Preferred Stock for an aggregate offering price of $39.4 million after deducting $0.6 million of offering expenses. We used $30.0 million of the proceeds from the offering to prepay in full the ARKS Term Facility on October 28, 2010. Also in October 2010, we obtained $23.0 million of letters of credit outside our existing credit facilities.
          On April 21, 2010, ARKS entered into a Supply and Offtake Agreement, which was amended on May 26, 2010,(the “Supply and Offtake Agreement”), with J. Aron & Company (“J. Aron”), the proceeds of which allowed ARKS to retire part of its obligations under the ARKS Term Facility and support the operation of the refinery at a minimum of 72,000 barrels per day. Pursuant to the Supply and Offtake Agreement, (i) J. Aron agreed to sell to ARKS, and ARKS agreed to buy from J. Aron, at market price, crude oil for processing at the Krotz Springs refinery and (ii) ARKS agreed to sell, and J. Aron agreed to buy, at market price, certain refined products produced at the Krotz Springs refinery.
          Our ability to generate sufficient cash from our operating activities depends on our future performance, which is subject to general economic, political, financial, competitive and other factors beyond our control. In addition, our future capital expenditures and other cash requirements could be higher than we currently expect as a result of various factors, including the costs of such future capital expenditures related to the expansion of our business. Certain of our credit facilities contain financial covenants for which we must maintain compliance; the most restrictive of these covenants is contained in the Alon USA LP Credit Facility agreement which requires a subsidiary of ours, Alon USA, Inc., to maintain a net debt to EBITDA ratio, as defined, of no more than 4 to 1. However, this covenant is not effective until December 31, 2010. If we will not be able to maintain the level required by these covenants, then borrowings under the Alon USA LP Credit Facility that are currently in long-term debt will be classified under short-term debt and current portion of long-term debt.
          Depending upon conditions in the capital markets and other factors, we will from time to time consider the issuance of debt or equity securities, or other possible capital markets transactions, the proceeds of which could be used to refinance current indebtedness, extend or replace existing revolving credit facilities or for other corporate purposes. Pursuant to our growth strategy, we will also consider from time to time acquisitions of, and investments in, assets or businesses that complement our existing assets and businesses. Acquisition transactions, if any, are expected to be financed through cash on hand and from operations, bank borrowings, the issuance of debt or equity securities or a combination of two or more of those sources.

Cash Flows
          The following table sets forth our consolidated cash flows for the nine months ended September 30, 2010, and 2009:

	For the Nine Months Ended
	September 30,
	2010	2009
	(dollars in thousands)
Cash provided by (used in):
Operating activities	$(37,275)	$325,132
Investing activities	(15,218)	(93,605)
Financing activities	51,691	(231,903)

Net decrease in cash and cash equivalents	$(802)	$(376)

Cash Flows Provided By (Used In) Operating Activities
          Net cash provided by (used in) operating activities during the nine months ended September 30, 2010, was ($37.3) million, compared to $325.1 million during the nine months ended September 30, 2009. The change in cash used in operating activities of $362.4 million is primarily attributable to the difference of approximately $137.9 million in net income, adjusted for non-cash adjustments, the difference in working capital from income tax refunds received of approximately $47.3 million in 2010 compared to approximately $103.0 million in 2009. In addition, we received proceeds of $133.6 million from the liquidation of our heating oil crack spread hedge in 2009.
Cash Flows Used In Investing Activities
          Net cash used in investing activities was $15.2 million during the nine months ended September 30, 2010, compared to $93.6 million during the nine months ended September 30, 2009. The change in net cash used in investing activities of $78.4 million was primarily attributable to lower 2010 capital expenditures of $77.0 million compared to 2009, proceeds received from the sale of securities and disposal of assets of $56.9 million in 2010, offset by $32.4 million for the Bakersfield refinery acquisition in 2010. Earnout payments related to the Krotz Springs refinery acquisition were $10.9 million less during the nine months ended September 30, 2010, compared to the nine months ended September 30, 2009. Cash used in investing activities during the nine months ended September 30, 2009, included insurance proceeds of $34.1 million to rebuild the Big Spring refinery.
Cash Flows Provided by (Used In) Financing Activities
          Net cash provided by (used in) financing activities was $51.7 million during the nine months ended September 30, 2010, compared to ($231.9) million during the nine months ended September 30, 2009. The net change in cash provided by (used in) financing activities of $283.6 million is primarily attributable to additions to short-term financing of $30.0 million through the Term Loan Credit Facility, proceeds received of $45.8 million from the Supply and Offtake Agreement and lower payments of $14.7 million on our long-term debt and revolving credit facilities in 2010 compared to repayments of $218.5 million in 2009.
Indebtedness
          Alon USA Energy, Inc. Credit Facilities
          Term Loan Credit Facility. We have a term loan (the “Alon Energy Term Loan”) that will mature on August 2, 2013. Principal payments of $4.5 million per annum are paid in quarterly installments, subject to reduction from mandatory repayments associated with certain events.

          Borrowings under the Alon Energy Term Loan bear interest at a rate based on a margin over the Eurodollar rate from between 1.75% to 2.50% per annum based upon the ratings of the loans by Standard & Poor’s Rating Service and Moody’s Investors Service, Inc. Currently, the margin is 2.25% over the Eurodollar rate.
          The Alon Energy Term Loan is jointly and severally guaranteed by all of our subsidiaries except for our retail subsidiaries, those subsidiaries established in conjunction with the Krotz Springs refinery acquisition and certain subsidiaries established in conjunction with the Bakersfield refinery acquisition. The Alon Energy Term Loan is secured by a second lien on cash, accounts receivable and inventory and a first lien on most of our remaining assets excluding those of our retail subsidiaries, those subsidiaries established in conjunction with the Krotz Springs refinery acquisition and certain subsidiaries established in conjunction with the Bakersfield refinery acquisition.
          The Alon Energy Term Loan contains customary restrictive covenants, such as restrictions on liens, mergers, consolidations, sales of assets, additional indebtedness, different businesses, certain lease obligations, and certain restricted payments. The Alon Energy Term Loan does not contain any maintenance financial covenants.
          At September 30, 2010 and December 31, 2009, the Alon Energy Term Loan had an outstanding balance of $430.9 million and $434.3 million, respectively.
          Letter of Credit Facility. On March 9, 2010, we entered into an unsecured credit facility with Israel Discount Bank of New York (the “Alon Energy Letter of Credit Facility”) for the issuance of letters of credit in an amount not to exceed $60.0 million and with a sub-limit for borrowings not to exceed $30.0 million. This facility will terminate on January 31, 2013. On September 30, 2010, we had $60.0 million of outstanding letters of credit under this facility. Borrowings under this facility bear interest at the Eurodollar rate plus 3.00% per annum subject to an overall minimum interest rate of 4.00%.
          This facility contains certain customary restrictive covenants including financial covenants. Certain of these covenants become applicable at September 30, 2010, while others first apply at December 31, 2010.
          Alon USA LP Credit Facility
          Revolving Credit Facility. We have a $240.0 million revolving credit facility (the “Alon USA LP Credit Facility”) that will mature on January 1, 2013. The Alon USA LP Credit Facility can be used both for borrowings and the issuance of letters of credit, subject to a limit of the lesser of the facility or the amount of the borrowing base under the facility.
          Borrowings under the Alon USA LP Credit Facility bear interest at the Eurodollar rate plus 3.00% per annum subject to an overall minimum interest rate of 4.00%.
          The Alon USA LP Credit Facility is secured by (i) a first lien on our cash, accounts receivables, inventories and related assets and (ii) a second lien on our fixed assets and other specified property, in each case, excluding those of Alon Paramount Holdings, Inc. (“Alon Holdings”), and its subsidiaries other than Alon Pipeline Logistics, LLC (“Alon Logistics”), the subsidiaries established in conjunction with the Krotz Springs refinery acquisition, the subsidiaries established in conjunction with the Bakersfield refinery acquisition and our retail subsidiaries.
          The Alon USA LP Credit Facility contains certain restrictive covenants including maintenance financial covenants. As currently amended, the maintenance financial covenants for the leverage ratio and the interest coverage ratio will not apply until the fiscal quarter ending December 31, 2010. The maintenance financial covenant for the current ratio will continue to be measured for all fiscal quarters of 2010.
          Borrowings of $144.0 million and $88.0 million were outstanding under the Alon USA LP Credit Facility at September 30, 2010, and December 31, 2009, respectively. At September 30, 2010 and December 31, 2009, outstanding letters of credit under the Alon USA LP Credit Facility were $92.9 million and $129.0 million, respectively.

          Paramount Petroleum Corporation Credit Facility
          Revolving Credit Facility. We have a $300.0 million revolving credit facility (the “Paramount Credit Facility”) that will mature on February 28, 2012. The Paramount Credit Facility can be used both for borrowings and the issuance of letters of credit subject to a limit of the lesser of the facility or the amount of the borrowing base under the facility.
          Borrowings under the Paramount Credit Facility bear interest at the Eurodollar rate plus a margin based on excess availability. The average excess availability during September 2010 was $69.2 million and the margin was 1.75%.
          The Paramount Credit Facility is primarily secured by (i) a first lien on accounts receivables, inventories and related assets and (ii) a second lien on Alon Holdings’ (excluding Alon Logistics) fixed assets and other specified property.
          The Paramount Credit Facility contains certain restrictive covenants related to working capital, operations and other matters.
          Borrowings of $66.1 million and $45.3 million were outstanding under the Paramount Credit Facility at September 30, 2010 and December 31, 2009, respectively. At September 30, 2010 and December 31, 2009, outstanding letters of credit under the Paramount Credit Facility were $57.8 million and $18.0 million, respectively.
          Alon Refining Krotz Springs, Inc. Credit Facilities
          Senior Secured Notes. In October 2009, Alon Refining Krotz Springs, Inc. (“ARKS”) issued 13.50% senior secured notes (the “Senior Secured Notes”) in aggregate principal amount of $216.5 million in a private offering. The Senior Secured Notes were issued at an offering price of 94.857%.
          ARKS received gross proceeds of $205.4 million from the sale of the Senior Secured Notes (before fees and expenses related to the offering). In connection with the closing, ARKS prepaid in full all outstanding obligations under its term loan. The remaining proceeds from the offering were used for general corporate purposes.
          The terms of the Senior Secured Notes are governed by an indenture (the “Indenture”) and the obligations under the Indenture are secured by a first priority lien on ARKS’ property, plant and equipment and a second priority lien on ARKS’ cash, accounts receivable and inventory.
          The Indenture also contains restrictive covenants such as restrictions on loans, mergers, sales of assets, additional indebtedness and restricted payments. The Indenture does not contain any maintenance financial covenants.
          On February 17, 2010, ARKS exchanged $216.5 million of Senior Secured Notes for an equivalent amount of Senior Secured Notes (“Exchange Notes”) registered under the Securities Act of 1933. The Exchange Notes will mature on October 15, 2014 and the entire principal amount is due at maturity. Interest is payable semi-annually in arrears on April 15 and October 15. The Exchange Notes are substantially identical to the Senior Secured Notes, except that the Exchange Notes have been registered with the Securities and Exchange Commission and are not subject to transfer restrictions.
          At September 30, 2010 and December 31, 2009, the Senior Secured Notes had an outstanding balance (net of unamortized discount) of $206.9 million and $205.7 million, respectively. Alon is utilizing the effective interest method to amortize the original issue discount over the life of the Senior Secured Notes.
          Short-Term Credit Facility. On March 15, 2010, ARKS entered into a $65.0 million short-term credit facility with Bank Hapoalim B.M. (the “ARKS Term Facility”). The ARKS Term Facility as currently amended and restated matures on November 15, 2010. ARKS originally borrowed $65.0 million and has repaid $35.0 million as of September 30, 2010.

          Borrowings under the ARKS Term Facility bear interest at LIBOR plus 3.00% and $30.0 million was outstanding under the ARKS Term Facility at September 30, 2010. The ARKS Term Facility is secured by a second lien on all assets other than cash, accounts receivable, and inventory of ARKS. The ARKS Term Facility contains customary restrictive covenants, such as restrictions on liens, mergers, consolidation, sales of assets, capital expenditures, additional indebtedness, investments, hedging transactions, and certain restricted payments.
          The ARKS Term Facility was prepaid on full in October 28, 2010.
          Revolving Credit Facility. On March 15, 2010, ARKS terminated its revolving credit facility agreement (the “ARKS Facility”) and repaid all outstanding amounts thereunder. As a result of the prepayment of the ARKS Facility, we recorded a write-off of unamortized debt issuance costs of $6.7 million as interest expense in the first quarter of 2010.
          Borrowings of $83.3 million and outstanding letters of credit of $2.8 million were outstanding under the ARKS Facility at December 31, 2009.
          Retail Credit Facilities
          Term Credit Agreement. Southwest Convenience Stores, LLC (“SCS”) is a party to a credit agreement (the “SCS Credit Agreement”) that matures on July 1, 2017. Monthly principal payments are based on a 15-year amortization term.
          Borrowings under the SCS Credit Agreement bear interest at a Eurodollar rate plus 1.50% per annum.
          Obligations under the SCS Credit Agreement are jointly and severally guaranteed by Alon, Alon Brands, Inc., Skinny’s, LLC and all of the subsidiaries of SCS. The obligations under the SCS Credit Agreement are secured by a pledge of substantially all of the assets of SCS and Skinny’s, LLC and each of their subsidiaries, including cash, accounts receivable and inventory.
          The SCS Credit Agreement contains customary restrictive covenants on its activities, such as restrictions on liens, mergers, consolidations, sales of assets, additional indebtedness, investments, certain lease obligations and certain restricted payments. The SCS Credit Agreement also includes one annual financial covenant.
          At September 30, 2010 and December 31, 2009, the SCS Credit Agreement had an outstanding balance of $74.9 million and $79.7 million, respectively, and there were no further amounts available for borrowing.
          Other Retail Related Credit Facilities. In 2003, Alon obtained $1.5 million in mortgage loans to finance the acquisition of new retail locations. The interest rates on these loans ranged between 5.5% and 9.7%, with 5 to 15-year payment terms. At September 30, 2010 and December 31, 2009, the outstanding balances were $0.7 million and $0.8 million, respectively.
Capital Spending
          Each year our Board of Directors approves capital projects, including regulatory and planned turnaround projects that our management is authorized to undertake in our annual capital budget. Additionally, at times when conditions warrant or as new opportunities arise, other projects or the expansion of existing projects may be approved. Our updated total capital expenditure and turnaround/chemical catalyst budget for 2010 is $45.3 million, of which $20.1 million is related to regulatory and compliance projects, $22.7 million is related to turnaround and chemical catalyst, and $2.5 million is related to various improvement and sustaining projects. Approximately $33.2 million has been spent as of September 30, 2010.
          Turnaround and Chemical Catalyst Costs. We expect to spend approximately $22.7 million during 2010 relating to turnaround and chemical catalyst. Approximately $12.7 million has been spent as of September 30, 2010, compared to $13.0 million for the same period in 2009.

Contractual Obligations and Commercial Commitments
          There have been no material changes outside the ordinary course of business from our contractual obligations and commercial commitments detailed in our Annual Report on Form 10-K for the year ended December 31, 2009.
Off-Balance Sheet Arrangements
          We have no material off-balance sheet arrangements.
Critical Accounting Policies
          We prepare our consolidated financial statements in conformity with GAAP. In order to apply these principles, we must make judgments, assumptions and estimates based on the best available information at the time. Actual results may differ based on the accuracy of the information utilized and subsequent events, some of which we may have little or no control over.
          Our critical accounting policies are described under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” in our Annual Report on Form 10-K for the year ended December 31, 2009. Certain critical accounting policies that materially affect the amounts recorded in our consolidated financial statements are the use of the LIFO method for valuing certain inventories and the deferral and subsequent amortization of costs associated with major turnarounds and chemical catalysts replacements. No significant changes to these accounting policies have occurred subsequent to December 31, 2009.
New Accounting Standards and Disclosures
          New accounting standards are disclosed in Note 1(c) Basis of Presentation and Certain Significant Accounting Policies—New Accounting Standards included in the consolidated financial statements included in Item 1 of this report.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
          Changes in commodity prices, purchased fuel prices and interest rates are our primary sources of market risk. Our risk management committee oversees all activities associated with the identification, assessment and management of our market risk exposure.
Commodity Price Risk
          We are exposed to market risks related to the volatility of crude oil and refined product prices, as well as volatility in the price of natural gas used in our refinery operations. Our financial results can be affected significantly by fluctuations in these prices, which depend on many factors, including demand for crude oil, gasoline and other refined products, changes in the economy, worldwide production levels, worldwide inventory levels and governmental regulatory initiatives. Our risk management strategy identifies circumstances in which we may utilize the commodity futures market to manage risk associated with these price fluctuations.
          In order to manage the uncertainty relating to inventory price volatility, we have consistently applied a policy of maintaining inventories at or below a targeted operating level. In the past, circumstances have occurred, such as timing of crude oil cargo deliveries, turnaround schedules or shifts in market demand that have resulted in variances between our actual inventory level and our desired target level. Upon the review and approval of our risk management committee, we may utilize the commodity futures market to manage these anticipated inventory variances.
          We maintain inventories of crude oil, refined products, asphalt and blendstocks, the values of which are subject to wide fluctuations in market prices driven by world economic conditions, regional and global inventory levels and seasonal conditions. As of September 30, 2010, we held approximately 2.3 million barrels of crude oil, refined product and asphalt inventories valued under the LIFO valuation method with an average cost of $31.62 per barrel. Market value exceeded carrying value of LIFO costs by $104.4 million. We refer to this excess as our LIFO reserve. If the market value of these inventories had been $1.00 per barrel lower, our LIFO reserve would have been reduced by $2.3 million.
          In accordance with fair value provisions of ASC 825-10, all commodity futures contracts are recorded at fair value and any changes in fair value between periods is recorded in the profit and loss section of our consolidated financial statements. “Forwards” represent physical trades for which pricing and quantities have been set, but the physical product delivery has not occurred by the end of the reporting period. “Futures” represent trades which have been executed on the New York Mercantile Exchange which have not been closed or settled at the end of the reporting period. A “long” represents an obligation to purchase product and a “short” represents an obligation to sell product.

          The following table provides information about our derivative commodity instruments as of September 30, 2010:

Description		Wtd Avg Purchase	Wtd Avg Sales		Market	Gain
of Activity	Contract Volume	Price/BBL	Price/BBL	Contract Value	Value	(Loss)
				(in thousands)
Forwards-long (Diesel)	92,966	$86.11	$—	$8,005	$8,536	$531

Description		Wtd Avg Contract	Wtd Avg Market		Market	Gain
of Activity	Contract Volume	Price/Oz	Price/Oz	Contract Value	Value	(Loss)
				(in thousands)
Futures-short (Platinum)	(2,846)	$1,480.00	$1,664.50	$(4,212)	$(4,737)	$(525)
Futures-short (Palladium)	(2,534)	436.00	573.35	(1,105)	(1,453)	(348)

Description		Wtd Avg Contract	Wtd Avg Market		Market	Gain
of Activity	Contract Volume	Spread	Spread	Contract Value	Value	(Loss)
				(in thousands)
Futures-crack spread (Heating oil)	255,600	$11.38	$8.90	$2,908	$2,275	$(633)
Futures-call options (Heating oil)	(3,514,500)	$13.24	$13.24	$(46,535)	$(46,535)	$—
Interest Rate Risk
          As of September 30, 2010, $613.3 million of our outstanding debt was at floating interest rates out of which approximately $144.0 million was at the Eurodollar rate plus 3.00%, subject to a minimum interest rate of 4.00%. As of September 30, 2010, we had interest rate swap agreements with a notional amount of $300.0 million with remaining periods ranging from less than three months to approximately two years and fixed interest rates ranging from 4.25% to 4.45%. An increase of 1% in the Eurodollar rate on indebtedness, net of the weighted average notional amount of the interest rate swap agreements outstanding in 2010 and the instrument subject to the minimum interest rate, would result in an increase in our interest expense of approximately $5.0 million per year.
ITEM 4. CONTROLS AND PROCEDURES
(1) Evaluation of disclosure controls and procedures.
          Our management has evaluated, with the participation of our principal executive and principal financial officers, the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of the end of the period covered by this report, and has concluded that our disclosure controls and procedures are effective to provide reasonable assurance that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms including, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is accumulated and communicated to our management, including our principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosures.
(2) Changes in internal control over financial reporting.
          There has been no change in our internal control over financial reporting (as described in Rule 13a-15(f) under the Exchange Act) that occurred during our last fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION
ITEM 6. EXHIBITS

Exhibit
Number	Description of Exhibit
3.1	Amended and Restated Certificate of Incorporation of Alon USA Energy, Inc. (incorporated by reference to Exhibit 3.1 to Form S-1, filed by the Company on July 7, 2005, SEC File No. 333-124797).

3.2	Amended and Restated Bylaws of Alon USA Energy, Inc. (incorporated by reference to Exhibit 3.2 to Form S-1, filed by the Company on July 14, 2005, SEC File No. 333-124797).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Form S-1, filed by the Company on June 17, 2005, SEC File No. 333-124797).

4.2	Indenture, dated as of October 22, 2009, by and among Alon Refining Krotz Springs, Inc. and Wilmington Trust FSB, as Trustee (incorporated by reference to Exhibit 4.1 to Form 8-K, filed by the Company on October 23, 2009, SEC File No. 001-32567).

4.3	Form of Certificate of Designation of the 8.50% Series A Convertible Preferred Stock.

4.4	Specimen 8.50% Series A Convertible Preferred Stock Certificate.

10.1	Amendment No. 3 to Credit Agreement, dated August 11, 2010 (as amended, supplemented or otherwise modified from time to time), among Alon Refining Krotz Springs, Inc., each other party joined as a borrower thereunder from time to time, the Lenders party thereto, and Bank Hapoalim B.M., as Administrative Agent (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on August 13, 2010, 2010, SEC File No. 001-32567).

10.2	Form of Series A Convertible Preferred Stock Purchase Agreement (incorporated by reference to Exhibit 10.105 to Form S-1/A, filed by the Company on October 21, 2010, Registration No. 333-169583).

31.1	Certifications of Chief Executive Officer pursuant to §302 of the Sarbanes-Oxley Act of 2002.

31.2	Certifications of Chief Financial Officer pursuant to §302 of the Sarbanes-Oxley Act of 2002.

32.1	Certifications of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. §1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Alon USA Energy, Inc.
Date: November 8, 2010	By:	/s/ David Wiessman
David Wiessman
Executive Chairman

Date: November 8, 2010	By:	/s/ Jeff D. Morris
Jeff D. Morris
Chief Executive Officer

Date: November 8, 2010	By:	/s/ Shai Even
Shai Even
Chief Financial Officer

EXHIBITS

Exhibit
Number	Description of Exhibit
3.1	Amended and Restated Certificate of Incorporation of Alon USA Energy, Inc. (incorporated by reference to Exhibit 3.1 to Form S-1, filed by the Company on July 7, 2005, SEC File No. 333-124797).

3.2	Amended and Restated Bylaws of Alon USA Energy, Inc. (incorporated by reference to Exhibit 3.2 to Form S-1, filed by the Company on July 14, 2005, SEC File No. 333-124797).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Form S-1, filed by the Company on June 17, 2005, SEC File No. 333-124797).

4.2	Indenture, dated as of October 22, 2009, by and among Alon Refining Krotz Springs, Inc. and Wilmington Trust FSB, as Trustee (incorporated by reference to Exhibit 4.1 to Form 8-K, filed by the Company on October 23, 2009, SEC File No. 001-32567).

4.3	Form of Certificate of Designation of the 8.50% Series A Convertible Preferred Stock.

4.4	Specimen 8.50% Series A Convertible Preferred Stock Certificate.

10.1	Amendment No. 3 to Credit Agreement, dated August 11, 2010 (as amended, supplemented or otherwise modified from time to time), among Alon Refining Krotz Springs, Inc., each other party joined as a borrower thereunder from time to time, the Lenders party thereto, and Bank Hapoalim B.M., as Administrative Agent (incorporated by reference to Exhibit 10.1 to Form 8-K, filed by the Company on August 13, 2010, 2010, SEC File No. 001-32567).

10.2	Form of Series A Convertible Preferred Stock Purchase Agreement (incorporated by reference to Exhibit 10.105 to Form S-1/A, filed by the Company on October 21, 2010, Registration No. 333-169583).

31.1	Certifications of Chief Executive Officer pursuant to §302 of the Sarbanes-Oxley Act of 2002.

31.2	Certifications of Chief Financial Officer pursuant to §302 of the Sarbanes-Oxley Act of 2002.

32.1	Certifications of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. §1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002.

Exhibit 4.3
ALON USA ENERGY, INC.
CERTIFICATE OF DESIGNATION
FOR
8.5% SERIES A CONVERTIBLE PREFERRED STOCK
(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)
          The undersigned, being the Secretary of Alon USA Energy, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), in accordance with the provisions of Section 151(g) of the DGCL, does hereby certify that:
          Pursuant to the authority vested in the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Board of Directors, on September 24, 2010, in accordance with Section 151(g) of the DGCL, duly adopted the following resolution establishing a series of 6,000,000 shares of the Corporation’s preferred stock, par value $0.01 per share (the “Preferred Stock”), to be designated as its 8.5% Series A Convertible Preferred Stock:
          RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors hereby establishes a series of 8.5% Series A Convertible Preferred Stock of the Corporation and hereby states the number of shares, and fixes the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of such series of shares as follows:
8.5% SERIES A CONVERTIBLE PREFERRED STOCK
          SECTION 1. Designation; Number of Shares. There shall be created from the 10,000,000 shares of Preferred Stock authorized to be issued by the Certificate of Incorporation, a series of Preferred Stock designated as “8.5% Series A Convertible Preferred Stock” (the “Convertible Preferred Stock”), and the authorized number of shares constituting the Convertible Preferred Stock shall be 6,000,000. Such number of shares may be decreased by resolution of the Board of Directors adopted and filed pursuant to Section 151(g) of the DGCL, or any successor provision, and by the filing of a certificate of decrease with the Secretary of State of the State of Delaware; provided that no such decrease shall reduce the number of authorized shares of Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, warrants, convertible or exchangeable securities or other rights to acquire shares of Convertible Preferred Stock.
          SECTION 2. Definitions. As used in this Certificate of Designation, the following terms have the following meanings:
          “Additional Shares” shall have the meaning assigned to such term in Section 12(a).

          “Agent Members” shall have the meaning assigned to such term in Section 18(a).
          “Alon Israel” shall mean Alon Israel Oil Company, Ltd.
          “Board of Directors” shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.
          “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.
          “Certificate of Incorporation” shall have the meaning assigned to such term in the second paragraph of the preamble.
          “close of business” shall mean 5:00 p.m. (New York City time).
          “Closing Sale Price” of the Common Stock on any date shall mean the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Closing Sale Price” will be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If the Common Stock is not so quoted, the “Closing Sale Price” will be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose.
          “Common Stock” shall mean the common stock, par value $0.01 per share, of the Corporation or any other capital stock of the Corporation into which such Common Stock shall be reclassified or changed.
          “Conversion Agent” shall have the meaning assigned to such term in Section 19.
          “Conversion Date” shall have the meaning assigned to such term in Section 7(a)(ii).
          “Conversion Price” at any time shall mean an amount equal to the Liquidation Preference at such time divided by the Conversion Rate in effect at such time.
          “Conversion Rate” shall mean 1.4837 shares of the Common Stock per share of Convertible Preferred Stock, subject to adjustment as set forth in Section 8.
          “Convertible Preferred Stock” shall have the meaning assigned to such term in Section 1.

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          “Corporation” shall have the meaning assigned to such term in the first paragraph of the preamble.
          “Daily VWAP” of the Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page ALJ.N <EQUITY> VAP (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such trading day determined, using a volume-weighted average method to the extent practicable, by a nationally recognized independent investment banking firm retained for this purpose by the Corporation). Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.
          “Default Period” shall have the meaning assigned to such term in Section 15(b).
          “DGCL” shall have the meaning assigned to such term in the first paragraph of the preamble.
          “Depositary” shall mean The Depository Trust Company (“DTC”), or any successor depositary.
          “Dividend Payment Date” shall mean each March 31, June 30, September 30 and December 31, commencing December 31, 2010.
          “Dividend Rate” shall mean the rate per annum of 8.5% per share of Preferred Stock on the Liquidation Preference.
          “Dividend Record Date” shall mean, with respect to any Dividend Payment Date, the March 20, June 20, September 20 and December 20 immediately preceding such Dividend Payment Date.
          “Effective Date” shall mean the date on which a Fundamental Change event is consummated.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “ex-dividend date” shall mean the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question from the Corporation or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market. Solely for purposes of Section 8 and Section 9, the “effective date” means the first date on which the shares trade on the applicable exchange or in the applicable market, regular way, reflecting the transaction.
          “Expiration Date” shall have the meaning assigned to such term in Section 11(b).

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          “Fully Adjusted Conversion Rate” shall have the meaning assigned to such term in Section 20(h).
          “Fundamental Change” shall mean the occurrence of any of the following:
     (a) the Corporation consolidates with, merges with or into, another Person, or any Person consolidates with, or merges with or into, the Corporation, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, the Corporation’s Voting Shares immediately prior to such transaction beneficially own, directly or indirectly, Voting Shares representing a majority of the total voting power of all outstanding classes of Voting Shares of the continuing or surviving Person in substantially the same proportion among themselves as such ownership immediately prior to such transaction;
     (b) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporation’s assets (determined on a consolidated basis) to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than pursuant to a transaction in which persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, the Corporation’s Voting Shares immediately prior to such transaction beneficially own, directly or indirectly, Voting Shares representing a majority of the total voting power of such Person or group;
     (c) the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than one or more Permitted Holders, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of the Corporation’s Voting Shares; or
     (d) the Common Stock ceases to be listed on the New York Stock Exchange or The Nasdaq Global Select Market.
          However, a Fundamental Change will not be deemed to have occurred in the case of a merger or consolidation, if at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of common stock of a company incorporated or organized under the laws of the United States or any political subdivision thereof and traded on the New York Stock Exchange or The Nasdaq Global Select Market (or which will be so traded or quoted when issued or exchanged in connection with such transaction).
          “Fundamental Change Notice” shall have the meaning assigned to such term in Section 11(a).
          “Global Preferred Shares” shall have the meaning assigned to such term in Section 18(a).
          “Global Shares Legend” shall have the meaning assigned to such term in Section 18(a).

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          “Holder” or “holder” shall mean a holder of record of the Convertible Preferred Stock.
          “Initial Dividend Threshold” shall have the meaning assigned to such term in Section 8(d).
          “Issue Date” shall mean October 28, 2010, the original date of issuance of the Convertible Preferred Stock.
          “Junior Stock” shall mean all classes of the Common Stock and each other class of capital stock or series of preferred stock of the Corporation established after the Issue Date by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Convertible Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.
          “Liquidation Preference” shall mean, with respect to each share of Convertible Preferred Stock, $10.00.
          “Make-Whole Premium” shall have the meaning assigned to such term in Section 12(a).
          “Mandatory Conversion Date” shall have the meaning assigned to such term in Section 7(b)(ii).
          “Market Disruption Event” shall mean (i) a failure by the primary United States national securities or regional exchange or market on which the Common Stock is listed, admitted for trading or quoted to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any Trading Day for the Common Stock for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.
          “Market Value” shall mean the average of the Daily VWAP of the Common Stock as calculated for each day during the 15 consecutive Trading Day period ending immediately prior to the date of determination or as calculated in such other manner as may be specified herein.
          “Officer” shall mean the Chairman of the Board of Directors, the Chief Executive Officer, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Corporation.
          “Officers’ Certificate” shall mean a certificate signed by two Officers.
          “open of business” shall mean 9:00 a.m. (New York City time).
          “Parity Stock” shall mean any class of capital stock or series of preferred stock of the Corporation established after the Issue Date by the Board of Directors, the terms of which

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expressly provide that such class or series will rank on a parity with the Convertible Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.
          “Partially Adjusted Conversion Rate” shall have the meaning assigned to such term in Section 20(h).
          “Paying Agent” shall have the meaning assigned to such term in Section 19.
          “Permitted Holders” shall mean, individually or collectively in any combination, Alon Israel, any Person that controls Alon Israel as of the Issue Date, and David Wiessman (or any trustee acting on behalf of David Wiessman), together with any Person that is controlled by any of the foregoing, individually or collectively in any combination and any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) that is comprised primarily (in terms of economic interests) of any of the foregoing, individually, collectively or in any combination.
          “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.
          “Preferred Stock” shall have the meaning assigned to such term in the second paragraph of the preamble.
          “Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock (or other security) have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of securityholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, by statute, by contract or otherwise).
          “Redemption Date” shall mean a date that is fixed for redemption of the Convertible Preferred Stock by the Corporation in accordance with Section 6 hereof.
          “Redemption Price” shall mean an amount in cash equal to the Liquidation Preference per share of Convertible Preferred Stock being redeemed, plus an amount equal to all accumulated and unpaid dividends, whether or not declared, thereon to, but excluding, the Redemption Date; provided that if the Redemption Date shall occur after a Dividend Record Date and before the related Dividend Payment Date, the Redemption Price shall not include any amount in respect of dividends declared and payable (and subsequently paid) on such corresponding Dividend Payment Date.
          “Reference Property” shall have the meaning assigned to such term in Section 9.
          “Registrar” shall have the meaning assigned to such term in Section 19.

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          “Rule 312” shall have the meaning assigned to such term in Section 7(a)(i).
          “SEC” or “Commission” shall mean the Securities and Exchange Commission.
          “Securities Act” shall mean the Securities Act of 1933, as amended.
          “Senior Stock” shall mean each class of capital stock or series of preferred stock of the Corporation established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation.
          “Scheduled Trading Day” shall mean any day that is scheduled to be a Trading Day. If the Common Stock is not so listed for trading or quotation on or by any exchange or quotation system, Scheduled Trading Day means a Business Day.
          “Shelf Registration Statement” shall mean a registration statement filed with the SEC permitting immediate resales of shares of the Common Stock by holders thereof pursuant to Rule 415 under the Securities Act.
          “Stock Price” shall mean (i) if holders of the Common Stock receive only cash in the transaction constituting a Fundamental Change, the cash amount paid per share or (ii) otherwise, the average of the Daily VWAP of the Common Stock on the five Trading Days prior to but not including the Effective Date.
          “Trading Day” shall mean a day during which (i) trading in the Common Stock generally occurs on The New York Stock Exchange or, if the Common Stock is not listed on The New York Stock Exchange, the principal U.S. national or regional securities exchange on which the Common Stock is listed, admitted for trading or quoted or, if the Common Stock is not so listed, admitted for trading or quoted, any Business Day, and (ii) there is no Market Disruption Event. A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for a regular full Trading Day on the relevant exchange or trading system. For the avoidance of doubt, Trading Day shall not include any Scheduled Trading Day with a scheduled closing time earlier than the then standard closing time for a regular full Trading Day even if such earlier closing time is the scheduled closing time for such day.
          “Transfer Agent” shall have the meaning assigned to such term in Section 19.
          “Valuation Period” shall have the meaning assigned to such term in Section 8(c).
          “Voting Rights Class” shall have the meaning assigned to such term in Section 15(b).
          “Voting Shares” of any Person shall mean the capital stock or other equity interests of such Person that is at the time entitled, without regard to the occurrence of any contingency, to vote in the election of the Board of Directors (or comparable governing body) of such Person.

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          SECTION 3. Maturity; Rank. The Convertible Preferred Stock is perpetual and therefore does not have a maturity date. The Convertible Preferred Stock, with respect to dividend rights and upon liquidation, winding-up or dissolution of the Corporation, ranks (a) senior to all Junior Stock; (b) on a parity, in all respects, with all the Parity Stock; and (c) junior to all the Senior Stock.
          SECTION 4. Dividends and Distributions.
          (a) Holders of shares of Convertible Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for such purpose, cumulative dividends at the Dividend Rate. Dividends on the Convertible Preferred Stock will be payable quarterly in arrears on each Dividend Payment Date at the Dividend Rate, and shall accumulate from the most recent date to which dividends have been paid, or if no dividends have been paid, from October 28, 2010. Dividends will be payable to holders of record as they appear on the Corporation’s stock register on the applicable Dividend Record Date. Accumulations of dividends on shares of Convertible Preferred Stock do not bear interest. Dividends payable on the Convertible Preferred Stock for any period less than a full dividend period (based upon the number of calendar days elapsed during the period) will be computed on the basis of a 360-day year consisting of the twelve 30-day months.
          (b) At the election of the Corporation, the dividends (including accumulated and unpaid dividends) on the Convertible Preferred Stock may be paid (i) in the form of cash, (ii) by delivery of shares of the Common Stock, or (iii) through any combination of cash and shares of the Common Stock.
          (c) If the Corporation elects to make any such dividend payment, or any portion thereof, in shares of the Common Stock, such shares shall be valued for such purpose, in the case of any dividend payment, or portion thereof, at 96% of the Market Value of the Common Stock as determined on the second Trading Day immediately prior to the Dividend Payment Date for such dividend. To the extent that the Corporation is paying any accumulated and unpaid dividends in addition to the dividend for the current dividend period, and the Corporation elects to pay all or a portion of such dividends in shares of Common Stock, the Corporation may increase the number of Trading Days over which such Market Value will be determined by up to an additional 30 Trading Days; provided, that the Corporation gives holders of the Convertible Preferred Stock notice of any such extension at least five Scheduled Trading Days prior to the first Scheduled Trading Day of the applicable measurement period for the determination of Market Value in respect of such dividend, such notice to include the dates of the first and last Scheduled Trading Days of such measurement period.
          (d) The Corporation will make each dividend payment on the Convertible Preferred Stock in cash, except to the extent the Corporation elects to make all or any portion of such payment in shares of the Common Stock. The Corporation shall give holders of the Convertible Preferred Stock notice of any such election and the portion of such payment that will be made in cash and the portion that will be made in shares of the Common Stock no later than the second Scheduled Trading Day prior to the first Scheduled Trading Day of the applicable measurement period for the determination of Market Value in respect of such dividend, such

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notice to include the dates of the first and last Scheduled Trading Days of such measurement period.
          (e) Notwithstanding the foregoing, the Corporation may not pay any portion of a dividend on the Convertible Preferred Stock by delivery of Common Stock unless (i) the Common Stock to be delivered as payment therefore is freely transferable by the recipient without further action on its behalf, other than by reason of the fact that such recipient is the Corporation’s affiliate, or (ii) a Shelf Registration Statement relating to that Common Stock has been filed with the SEC and is effective to permit the resale of such shares of the Common Stock by the holders thereof.
          (f) No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Convertible Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum or number of shares of Common Stock have been set apart for the payment of such dividend, upon all outstanding shares of Convertible Preferred Stock.
          (g) No dividends or other distributions in respect of shares of Junior Stock (other than dividends or other distributions payable solely in shares of Junior Stock) shall be declared or paid or set apart for payment on, and no purchase, redemption or other acquisition shall be made by the Corporation, of any shares of Junior Stock (except by conversion into or exchange for shares of Junior Stock) unless and until all accumulated, accrued and unpaid dividends on the Convertible Preferred Stock, including the full dividend for the then-current dividend period, shall have been paid or declared and set apart for payment.
          (h) If at any time any dividend on any Senior Stock shall be in arrears, in whole or in part, no dividends or other distributions (other than dividends or other distributions payable solely in shares of Convertible Preferred Stock or Junior Stock) shall be declared or paid or set apart for payment on the Convertible Preferred Stock unless and until all accumulated, accrued and unpaid dividends on such Senior Stock, including the full dividend for the then-current dividend period, shall have been paid or declared and set apart for payment.
          (i) No dividends or other distributions in respect of shares of Parity Stock (other than dividends or other distributions payable solely in shares of Parity Stock or Junior Stock) shall be declared or paid or set apart for payment on, and no purchase, redemption or other acquisition shall be made by the Corporation, of any shares of Parity Stock (except by conversion into or exchange for shares of Parity Stock or Junior Stock) unless and until full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Convertible Preferred Stock for all dividend periods terminating on or prior to the date of any such declaration, payment, setting apart, purchase, redemption or other acquisition. No dividends or other distributions in respect of shares of the Convertible Preferred Stock (other than dividends or other distributions payable solely in shares of Parity Stock or Junior Stock) shall be declared or paid or set apart for payment on, and no purchase, redemption or other acquisition may be made by the Corporation, of any shares of Convertible Preferred Stock (except by conversion into or exchange for shares of Parity Stock or Junior Stock), unless and until full cumulative dividends have been, or contemporaneously are, paid or declared and

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set apart for payment on any Parity Stock for all dividend periods terminating prior to the date of any such declaration, payment, setting apart, purchase, redemption or other acquisition. When dividends are not paid in full upon the Convertible Preferred Stock and any Parity Stock, all dividends or other distributions paid or declared and set apart for payment upon shares of Convertible Preferred Stock and such Parity Stock shall be paid or declared and set apart for payment pro rata, so that the amount of dividends or other distributions paid or declared and set apart for payment per share on the Convertible Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Convertible Preferred Stock and such Parity Stock bear to each other.
          (j) Dividends on the Convertible Preferred Stock will accrue regardless of whether: (i) the Corporation’s agreements, including the Corporation’s credit facilities, at any time prohibit the current payment of dividends, (ii) there are funds legally available for the payment of such dividends, or (iii) such dividends are authorized by the Board of Directors.
          SECTION 5. Liquidation Preference.
          (a) In the event of the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, each holder of Convertible Preferred Stock will be entitled to receive and to be paid out of the assets of the Corporation available for distribution to the stockholders of the Corporation, before any payment or distribution is made to holders of Junior Stock (including the Common Stock), in respect of each share of Convertible Preferred Stock an amount equal to the Liquidation Preference, plus any accumulated and unpaid dividends on such shares to the date fixed for liquidation, winding-up or dissolution.
          (b) Neither the sale of all or substantially all the assets or business of the Corporation (other than in connection with the liquidation, winding-up or dissolution of its business) nor the merger or consolidation of the Corporation into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 5.
          (c) If, upon the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, the amounts payable with respect to the Liquidation Preference of the Convertible Preferred Stock and all Parity Stock are not paid in full, the holders of the Convertible Preferred Stock and the Parity Stock will share equally and ratably in any distribution of assets of the Corporation in proportion to the full Liquidation Preference and accumulated and unpaid dividends to which they are entitled.
          (d) After the payment to the holders of the shares of Convertible Preferred Stock of full amount of the Liquidation Preference and accumulated and unpaid dividends to which they are entitled, the holders of Convertible Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.
          SECTION 6. Optional Redemption by the Corporation.
          (a) The Corporation may not redeem any shares of Convertible Preferred Stock before October 28, 2017. On or after October 28, 2017, the Corporation shall have the option, upon not less than 30 and not more than 60 calendar days’ notice to holders of the Convertible

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Preferred Stock, to redeem all or any portion of the shares of Convertible Preferred Stock then outstanding, at once or over time, at the Redemption Price.
          (b) In the event the Corporation elects to redeem shares of Convertible Preferred Stock, the Corporation shall:
          (i) send a written notice to the Registrar and Transfer Agent of the Redemption Date, stating the number of shares of Convertible Preferred Stock to be redeemed and the Redemption Price, at least 30 calendar days prior to the Redemption Date;
          (ii) send a written notice by first class mail to each holder of record of the Convertible Preferred Stock at such holder’s registered address, not fewer than 30 nor more than 60 calendar days prior to the Redemption Date (or such longer notice period as may be required pursuant to Section 6(d) below if the Corporation elects to pay any portion of the Redemption Price attributable to accumulated and unpaid dividends in shares of the Common Stock) stating:
          (A) the Redemption Date;
          (B) the Redemption Price and whether any portion of the Redemption Price attributable to accumulated and unpaid dividends will be paid in cash, shares of the Common Stock, or a combination thereof pursuant to Section 6(c) below (and, if any portion of such amounts will be paid in shares of Common Stock, the date of the first and last Trading Day of the measurement period for purposes of determining the Market Value);
          (C) the Conversion Rate then in effect;
          (D) the name and address of the Paying Agent and Conversion Agent;
          (E) that shares of Convertible Preferred Stock called for redemption may be converted at any time before 5:00 p.m., New York City time on the Business Day immediately preceding the Redemption Date;
          (F) that holders who want to convert shares of the Convertible Preferred Stock must satisfy the requirements set forth in Section 7;
          (G) that shares of the Convertible Preferred Stock called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;
          (H) that if fewer than all the Outstanding shares of the Convertible Preferred Stock are to be redeemed by the Corporation, the number of shares to be redeemed;
          (I) that, unless the Corporation defaults in making payment of such Redemption Price, dividends in respect of the shares of Convertible Preferred

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Stock called for redemption will cease to accumulate on and after the Redemption Date;
          (J) the CUSIP number of the Convertible Preferred Stock; and
          (K) any other information the Corporation wishes to present; and
          (iii) (A) publish the information set forth in Section 6(b)(ii) once in a daily newspaper printed in the English language and of general circulation in the Borough of Manhattan, City of New York, (B) issue a press release containing such information for publication on the Dow Jones News Service or Bloomberg Business News (or if such services is not available, another broadly disseminated news or press release service selected by the Corporation), and (C) publish such information on the Corporation’s internet site.
          (c) At the election of the Corporation, any portion of the Redemption Price attributable to accumulated and unpaid dividends may be paid (i) in the form of cash, (ii) by delivery of shares of the Common Stock, or (iii) through any combination of cash and shares of the Common Stock.
          (d) If the Corporation elects to make any such payment in respect of unpaid dividends, or any portion thereof, in shares of the Common Stock, such shares shall be valued for such purpose at 96% of the Market Value of the Common Stock as determined on the second Trading Day immediately prior to the Redemption Date. To the extent that the Corporation is paying any accumulated and unpaid dividends in addition to the dividend for the current dividend period, and the Corporation elects to pay all or a portion of such dividends in shares of Common Stock, the Corporation may increase the number of Trading Days over which such Market Value will be determined by up to an additional 30 Trading Days; provided, that the Corporation gives holders of the Convertible Preferred Stock notice of any such extension at least five Scheduled Trading Days prior to the first Scheduled Trading Day of the applicable measurement period for the determination of Market Value in respect of such portion of the Redemption Price.
          (e) The Corporation will pay the Redemption Price in cash, except to the extent the Corporation elects to pay all or any portion of such amount attributable to accumulated and unpaid dividends by delivery of shares of the Common Stock or through any combination of cash and shares of the Common Stock. The Corporation shall give holders of the Convertible Preferred Stock notice of any such election and the portion of such payment that will be made in cash and the portion that will be made in shares of the Common Stock no later than the second Scheduled Trading Day prior to the first Scheduled Trading Day of the applicable measurement period for the determination of Market Value, such notice to include the dates of the first and last Scheduled Trading Days of such measurement period.
          (f) Notwithstanding the foregoing, the Corporation may not pay any portion of the Redemption Price by delivery of shares of the Common Stock unless (i) the Common Stock to be delivered as payment therefore is freely transferable by the recipient without further action on its behalf, other than by reason of the fact that such recipient is the Corporation’s affiliate, or

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(ii) a Shelf Registration Statement relating to that Common Stock has been filed with the SEC and is effective to permit the resale of such shares of the Common Stock by the holders thereof.
          (g) On or prior to 10:00 a.m., New York City time, on the Redemption Date, the Corporation shall, with respect to:
          (i) shares of the Convertible Preferred Stock in the form of Global Preferred Shares held by DTC or its nominees, deposit or cause to be deposited, irrevocably with DTC cash or shares of the Common Stock, as applicable, sufficient to pay the Redemption Price and shall give DTC irrevocable instructions and authority to pay the Redemption Price and deliver any such shares to holders of such shares of the Convertible Preferred Stock; and
          (ii) shares of the Convertible Preferred Stock in certificated form, deposit or cause to be deposited, irrevocably with the Paying Agent cash or shares of the Common Stock, as applicable, sufficient to pay the Redemption Price and shall give the Paying Agent irrevocable instructions and authority to pay the Redemption Price and deliver any such shares to holders of such shares of the Convertible Preferred Stock.
          (h) If on the Redemption Date, DTC and/or the Paying Agent holds or hold money or shares of Common Stock, as applicable, sufficient to pay the Redemption Price for the shares of Convertible Preferred Stock called for redemption as set forth herein, dividends shall cease to accumulate as of the Redemption Date on those shares of the Convertible Preferred Stock and all rights of holders of such shares shall terminate, except for the right to receive the Redemption Price pursuant to this Section 6.
          (i) Payment of the Redemption Price for shares of the Convertible Preferred Stock is conditioned upon book-entry transfer or physical delivery of certificates representing the Convertible Preferred Stock, together with necessary endorsements, to the Paying Agent at any time after delivery of the notice of redemption.
          (j) Payment of the Redemption Price for shares of the Convertible Preferred Stock will be made (i) on the Redemption Date, if book-entry transfer or physical delivery of the Convertible Preferred Stock has been made on or prior to the Redemption Date, or (ii) if book-entry transfer or physical delivery of the Convertible Preferred Stock has not been made on or prior to the Redemption Date, at the time of such transfer or delivery.
          (k) If the Redemption Date falls after a Dividend Record Date and before the related Dividend Payment Date, holders of the shares of Convertible Preferred Stock at the close of business on such Dividend Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date.
          (l) If fewer than all the outstanding shares of Convertible Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot, on a pro rata basis (with any fractional shares being rounded to the nearest whole share), or any other method as may be determined by Registrar, Transfer Agent or Paying Agent to be fair and appropriate.

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          (m) Upon surrender of a certificate or certificates representing shares of the Convertible Preferred Stock that is or are redeemed in part, the Corporation shall execute, and the Transfer Agent shall authenticate and deliver to the holder, a new certificate of certificates representing shares of the Convertible Preferred Stock in an amount equal to the unredeemed portion of the shares of Convertible Preferred Stock surrendered for partial redemption.
          SECTION 7. Conversion.
          (a) At the Option of the Holder.
          (i) Holders of Convertible Preferred Stock may, at their option, convert any or all of their shares of Convertible Preferred Stock into fully paid and nonassessable shares of the Common Stock at any time after issuance of such Convertible Preferred Stock, subject to the terms and provisions of this Section 7. Notwithstanding the foregoing, no Holder of Convertible Preferred Stock that is a “Related Party” (as such term is defined in Rule 312.03(b)(7) of the New York Stock Exchange Listed Company Manual or any successor rule (“Rule 312”)) or otherwise described in section (b)(2) or (3) of Rule 312 may elect to convert its shares of Convertible Preferred Stock into Common Stock prior to receipt by the Corporation of any stockholder approval of such conversion right required pursuant to Rule 312 to be obtained by the Corporation. Each share of Convertible Preferred Stock shall be convertible into a number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/1000th of a share) equal to the Conversion Rate in effect at the close of business on the Conversion Date.
          (ii) The conversion right of a Holder of Convertible Preferred Stock shall be exercised by the Holder by the surrender to the Corporation of the certificates representing the shares to be converted to the Transfer Agent, accompanied by (A) written notice to the Corporation in the form of Exhibit B hereto that the Holder elects to convert all or a portion of the shares of Convertible Preferred Stock represented by such certificate and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (B) (if so required by the Corporation or the Transfer Agent) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation or the Transfer Agent duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required. The date on which a Holder complies with the procedures in this Section 7(a) is the “Conversion Date.”
          (iii) Upon any such conversion of any share of Convertible Preferred Stock, the Holder thereof shall also be entitled to receive a sum equal to all declared and unpaid dividends thereon to the Conversion Date (which dividends may, at the Corporation’s election, be paid (A) in the form of cash, (B) by delivery of shares of the Common Stock, or (C) through any combination of cash and shares of the Common Stock). If the Corporation elects to make any such payment in respect of declared and unpaid dividends, or any portion thereof, in shares of the Common Stock, such shares shall be valued for such purpose at 96% of the Market Value of the Common Stock. For purposes of this Section 7(a), the Market Value shall be

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calculated over the 15 Trading Day period beginning on the second Trading Day following the date the Corporation gives the notice of settlement election referred to in Section 7(a)(iv) below. To the extent that the Corporation is paying any accumulated and unpaid dividends in addition to the dividend for the current dividend period, and the Corporation elects to pay all or a portion of such dividends in shares of Common Stock, the Corporation may increase the number of Trading Days over which such Market Value will be determined by up to an additional 30 Trading Days.
          (iv) If the Corporation elects to pay any amounts in respect of declared and unpaid dividends in shares of the Common Stock, the Corporation will inform Holders so converting no later than the third Trading Day immediately following the related Conversion Date, such notice to include (i) a statement setting forth the portion of such payment that will be made in cash and the portion that will be made in shares of the Common Stock, and (ii) the dates of the first and last Scheduled Trading Days of the applicable measurement period for the purpose of determining Market Value. If the Corporation does not timely make such an election in respect of a particular Conversion Date, the Corporation will no longer have the right to so elect and will be required to pay all declared and unpaid dividends in cash.
          (v) If the Corporation elects to pay declared and unpaid dividends solely in cash, it will deliver the shares of the Common Stock (in respect of the conversion obligation) and cash (in respect of any fractional shares and unpaid dividends) deliverable upon conversion no later than the fourth Trading Day immediately following the relevant Conversion Date. If the Corporation elects to pay declared and unpaid dividends in shares of the Common Stock or a combination of cash and shares of the Common Stock, it will deliver the shares of the Common Stock (in respect of the conversion obligation) and cash (in respect of any fractional shares and unpaid dividends) deliverable upon conversion (excluding the additional shares of the Common Stock payable in respect of declared and unpaid dividends) no later than the fourth Trading Day immediately following the relevant Conversion Date and the additional shares of the Common Stock due in respect of declared and unpaid dividends no later than the fourth Trading Day immediately following the last Trading Day of the relevant measurement period for the determination of Market Value.
          (vi) Notwithstanding the foregoing, the Corporation may not pay any portion of declared and unpaid dividends on the Convertible Preferred Stock by delivery of Common Stock unless (A) the Common Stock to be delivered as payment therefore is freely transferable by the recipient without further action on its behalf, other than by reason of the fact that such recipient is the Corporation’s affiliate, or (B) a Shelf Registration Statement relating to that Common Stock has been filed with the SEC and is effective to permit the resale of such shares of the Common Stock by the holders thereof.
          (vii) If fewer than all the shares of Convertible Preferred Stock evidenced by any such surrendered certificate or certificates, if any, are converted, the Corporation shall, as soon as practicable, issue and deliver to the holder of the Convertible

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Preferred Stock a new certificate evidencing the shares of Convertible Preferred Stock that are not subject to such conversion. On and after the close of business on the Conversion Date, the holder converting such shares shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, such shares of Convertible Preferred Stock shall cease to be outstanding, dividends with respect to such shares of Convertible Preferred Stock shall cease to accumulate and all rights whatsoever with respect to such shares (except the right to receive the Common Stock, any declared and unpaid dividends to the date of such conversion and any cash in lieu of fractional shares of Common Stock due in connection with such conversion in accordance with Section 13) shall terminate.
          (b) Mandatory Conversion.
          (i) At any time from and after October 28, 2013, if the Daily VWAP of the Common Stock equals or exceeds 130% of the then-prevailing Conversion Price for at least 20 Trading Days in a period of 30 consecutive Trading Days, the Corporation may, at its option, require that each outstanding share of Convertible Preferred Stock be automatically converted into a number of shares of the Common Stock equal to the then applicable Conversion Rate. Notwithstanding the foregoing, the Corporation may not require any Holder of Convertible Preferred Stock that is a “Related Party” (as such term is defined in Rule 312 or otherwise described in section (b)(2) or (b)(3) of Rule 312) to convert its shares of Convertible Preferred Stock into shares of Common Stock prior to the receipt by the Corporation of any stockholder approval of such mandatory conversion right required pursuant to Rule 312 to be obtained by the Corporation.
          (ii) To exercise the mandatory conversion right described in this Section 7(b), the Corporation must issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Corporation) prior to the open of business on the first Trading Day following any date on which the conditions described in this Section 7(b) are met, announcing such a mandatory conversion. The Corporation shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Preferred Stock (not more than four Trading Days after the date of the press release) of the mandatory conversion announcing the Corporation’s intention to convert the Convertible Preferred Stock. The conversion date will be a date selected by the Corporation (the “Mandatory Conversion Date”) and will be no more than 10 days after the date on which the Company issues the press release described in this Section 7(b)(ii).
          (iii) In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion shall state, as appropriate: (A) the Mandatory Conversion Date; (B) the Conversion Rate then in effect; (C) instructions for surrendering the certificate or certificates, if any, evidencing the shares of Convertible Preferred Stock that are subject to such mandatory conversion; (D) that all declared and unpaid dividends on the shares of Convertible Preferred

16

Stock to the date of conversion will be paid on the Mandatory Conversion Date, and whether any portion of such dividends will be paid in cash, shares of the Common Stock, or a combination thereof (and, if any portion of such amounts will be paid in shares of Common Stock, (i) a statement setting forth the portion of such payment that will be made in cash and the portion that will be made in shares of the Common Stock, and (ii) the date of the first and last Scheduled Trading Day of the measurement period for purposes of determining the Market Value); and (E) that on and after the Mandatory Conversion Date, dividends will cease to accumulate on such shares.
          (iv) Upon any such mandatory conversion of any share of Convertible Preferred Stock, the holder thereof shall also be entitled to receive a sum equal to all declared and unpaid dividends thereon to the Mandatory Conversion Date (which dividends may, at the Corporation’s election, be paid (A) in the form of cash, (B) by delivery of shares of the Common Stock, or (C) through any combination of cash and shares of the Common Stock). If the Corporation elects to make any such dividend payment, or any portion thereof, in shares of the Common Stock, such shares shall be valued for such purpose at 96% of the Market Value of the Common Stock. For purposes of this Section 7(b), the Market Value shall be calculated over the 15 Trading Day period beginning on the second Trading Day following the date the Corporation provides the mandatory conversion notice referred to in Section 7(b)(ii). To the extent that the Corporation is paying any declared and unpaid dividends in addition to the dividend for the current dividend period, and the Corporation elects to pay all or a portion of such dividends in shares of Common Stock, the Corporation may increase the number of Trading Days over which such Market Value will be determined by up to an additional 30 Trading Days.
          (v) If the Corporation elects to pay declared and unpaid dividends solely in cash, it will deliver the shares of the Common Stock (in respect of the conversion obligation) and cash (in respect of any fractional shares and unpaid dividends) deliverable upon conversion no later than the Mandatory Conversion Date. If the Corporation elects to pay declared and unpaid dividends in shares of the Common Stock or a combination of cash and shares of the Common Stock, it will deliver the shares of the Common Stock (in respect of the conversion obligation) and cash (in respect of any fractional shares and unpaid dividends) deliverable upon conversion (excluding the additional shares of the Common Stock payable in respect of declared and unpaid dividends) no later than the Mandatory Conversion Date and the additional shares of the Common Stock due in respect of declared and unpaid dividends no later than the fourth Trading Day immediately following the last Trading Day of the relevant measurement period for the determination of Market Value.
          (vi) Notwithstanding the foregoing, the Corporation may not pay any portion of a dividend on the Convertible Preferred Stock by delivery of Common Stock unless (A) the Common Stock to be delivered as payment therefore is freely transferable by the recipient without further action on its behalf, other than by reason of the fact that such recipient is the Corporation’s affiliate, or (B) a Shelf Registration

17

Statement relating to that Common Stock has been filed with the SEC and is effective to permit the resale of such shares of the Common Stock by the holders thereof.
          (vii) On and after the Mandatory Conversion Date, all rights of Holders of such Convertible Preferred Stock shall terminate except for the right to receive the whole shares of Common Stock issuable upon conversion thereof together with declared and unpaid dividends and cash in lieu of fractional shares.
          (viii) Any mandatory conversion notice which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not a Holder of the Convertible Preferred Stock receives such mandatory conversion notice; and failure so to give such mandatory conversion notice, or any defect in such mandatory conversion notice, to the Holders of any shares designated for mandatory conversion shall not affect the validity of the proceedings for the mandatory conversion of any other shares of Convertible Preferred Stock.
          (c) Mechanics of Conversion.
          (i) The Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock or other securities or property upon conversion, whether optional or mandatory, of the Convertible Preferred Stock in a name other than that of the holder of the shares of Convertible Preferred Stock being converted, nor shall the Corporation be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of any such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.
          (ii) Each optional conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date. Each mandatory conversion shall be deemed to be effective at the Mandatory Conversion Date set forth in the mandatory conversion notice delivered to the holders of Convertible Preferred Stock in accordance with Section 7(b)(ii).
          (d) Reservation of Shares; Compliance with Law; Listing. A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of the Convertible Preferred Stock outstanding upon the basis hereinbefore provided shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion, subject to the other provisions of this Section 7. If the Corporation shall issue any securities or make any change in its capital structure that would change the number of shares of Common Stock into which each share of the Convertible Preferred Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Convertible Preferred Stock on the new basis. The Corporation shall comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of the Convertible Preferred Stock and shall use its best efforts

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to list such shares of Common stock on each national securities exchange on which the Common Stock is listed.
          SECTION 8. Conversion Rate Adjustments. The Conversion Rate will be adjusted as described below, except that the Corporation will not make any adjustments to the Conversion Rate if holders of the shares of Convertible Preferred Stock participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of the Common Stock and solely as a result of holding the shares of Convertible Preferred Stock, in any of the transactions described below without having to convert their shares of Convertible Preferred Stock as if they held a number of shares of the Common Stock equal to the Conversion Rate in effect immediately prior to the effective time for such adjustment, multiplied by the number of shares of Convertible Preferred Stock held by such holder.
          (a) If the Corporation exclusively issues shares of the Common Stock as a dividend or distribution on shares of the Common Stock, or if the Corporation effects a share split or share combination, the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x	OS1 OS0

where,

CR0 =	the Conversion Rate in effect immediately prior to the close of the business on the Record Date for such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or combination, as applicable;

CR1 =	the Conversion Rate in effect immediately after the close of the business on such Record Date or immediately after the open of business on such effective date;

OS0 =	the number of shares of the Common Stock outstanding immediately prior to the close of the business on such Record Date or immediately prior to the open of business on such effective date; and

OS1 =	the number of shares of the Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.
          Any adjustment made under this Section 8(a) shall become effective immediately after the close of the business on the Record Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination. If any dividend or distribution of the type described in this Section 8(a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

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          (b) If the Corporation issues to all or substantially all holders of the Common Stock any rights, options or warrants entitling them for a period of not more than 60 calendar days after the announcement date of such issuance to subscribe for or purchase shares of the Common Stock at a price per share less than the average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x	OS0 + X OS0 + Y

where,

CR0 =	the Conversion Rate in effect immediately prior to the close of the business on the Record Date for such issuance;

CR1 =	the Conversion Rate in effect immediately after the close of the business on such Record Date;

OS0 =	the number of shares of the Common Stock outstanding immediately prior to the close of the business on such Record Date;

X =	the total number of shares of the Common Stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of the Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.
          Any increase made under this Section 8(b) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the close of the business on the Record Date for such issuance. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of the Common Stock actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such ex-dividend date for such issuance had not occurred.
          In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Common Stock at less than such average of the Closing Sale Prices for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of the Common Stock, there shall be taken into account

20

any consideration received by the Corporation for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.
          (c) If the Corporation distributes shares of its capital stock, evidences of its indebtedness, other assets or property of the Corporation or rights, options or warrants to acquire its capital stock or other securities, to all or substantially all holders of the Common Stock, excluding:
     (i) dividends, distributions, rights, options or warrants as to which an adjustment was effected pursuant to Section 8(a) or Section 8(b) above;
     (ii) dividends or distributions paid exclusively in cash; and
     (iii) spin-offs as to which the provisions set forth below in this Section 8(c) shall apply;
then the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x	SP0
SP0 — FMV
where,
CR0 =	the Conversion Rate in effect immediately prior to the close of the business on the Record Date for such distribution;
CR1 =	the Conversion Rate in effect immediately after the close of the business on such Record Date;
SP0 =	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the ex-dividend date for such distribution; and
FMV =	the fair market value (as determined by the Board of Directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of the Common Stock on the ex-dividend date for such distribution.
          Any increase made under the portion of this Section 8(c) above will become effective immediately after the close of the business on the Record Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such distribution had not been declared.
          If the Board of Directors determine the “FMV” (as defined above) of any distribution for purposes of this Section 8(c) by reference to the actual or when-issued trading market for any securities, it will in doing so consider the prices in such market over the same period used in computing the Closing Sale Prices of the Common Stock over the 10 consecutive

21

Trading Day period ending on, and including, the Trading Day immediately preceding the ex-dividend date for such distribution.
          With respect to an adjustment pursuant to this Section 8(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, where such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the spin-off) on a U.S. national or regional securities exchange, which the Corporation refers to as a “spin-off,” the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x	FMV0 + MP0
MP0
where,
CR0 =	the Conversion Rate in effect immediately prior to the end of the Valuation Period (as defined below);
CR1 =	the Conversion Rate in effect immediately after the end of the Valuation Period;
FMV0 =	the average of the Closing Sale Prices of the capital stock or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock (determined for purposes of the definition of Closing Sale Price as if such capital stock or similar equity interest were for the Common Stock) over the first 10 consecutive Trading Day period beginning on, and including, the ex-dividend date of the spin-off (the “Valuation Period”); and
MP0 =	the average of the Closing Sale Prices of the Common Stock over the Valuation Period.
          The increase to the Conversion Rate under the preceding paragraph will be determined on the last Trading Day of the valuation period but will be given effect immediately after the open of business on the ex-dividend date for the spin-off; provided that in respect of any conversion during the valuation period, references in the portion of this Section 8(c) related to spin-offs to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the ex-dividend date of such spin-off to, and including, the conversion date in determining the applicable Conversion Rate.
          (d) If any cash dividend or distribution is made to all or substantially all holders of the Common Stock, other than a regular, quarterly cash dividend that does not exceed $0.04 per share (the “Initial Dividend Threshold”), the Conversion Rate will be increased based on the following formula:

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CR1 = CR0 x	SP0 — T
SP0 — C
          where,
CR0 =	the Conversion Rate in effect immediately prior to the close of the business on the Record Date for such dividend or distribution;
CR1 =	the Conversion Rate in effect immediately after the close of the business on the Record Date for such dividend or distribution;
SP0 =	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the ex-dividend date for such dividend or distribution;
T =	the Initial Dividend Threshold; provided that if the dividend or distribution in question is not a regular quarterly cash dividend, the initial dividend threshold will be deemed to be zero; and
C =	the amount in cash per share that the Corporation distributes to holders of the Common Stock.
          The Initial Dividend Threshold is subject to concurrent adjustment in a manner inversely proportional to adjustments to the Conversion Rate; provided that no adjustment will be made to the Initial Dividend Threshold for any adjustment to the Conversion Rate under this Section 8(d).
          Such increase shall become effective immediately after the close of the business on the Record Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
          (e) If the Corporation or any of the Corporation’s subsidiaries make a payment in respect of a tender offer or exchange offer for the Common Stock, if the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x	AC + (SP1 x OS1 )
OS0 x SP1
     where,

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CR0 =	the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;
CR1 =	the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;
AC =	the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for shares purchased in such tender or exchange offer;
OS0 =	the number of shares of the Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender offer or exchange offer);
OS1 =	the number of shares of the Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and
SP1 =	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires.
          The adjustment to the Conversion Rate under the preceding paragraph will be determined at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires but will be given effect immediately after the open of business on the Trading Day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within the 10 Trading Days immediately following, and including, the Trading Day next succeeding the expiration date of any tender or exchange offer, references in this Section 8(e) to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the expiration date of such tender or exchange offer to, and including, the conversion date in determining the applicable Conversion Rate.
          (f) Except as stated herein, the Corporation will not adjust the Conversion Rate for the issuance of shares of the Common Stock or any securities convertible into or exchangeable for shares of the Common Stock or the right to purchase shares of the Common Stock or such convertible or exchangeable securities.
          (g) To the extent permitted by law and the rules of The New York Stock Exchange or any other securities exchange on which any of the Corporation’s securities are then listed, the Corporation is permitted to increase the Conversion Rate by any amount for a period of at least 20 Trading Days if the Board of Directors determines that such increase would be in its best interest, which determination will be conclusive. The Corporation may also (but is not required to) increase the Conversion Rate to avoid or diminish income tax to holders of the

24

Common Stock or rights to purchase shares of the Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.
          (h) To the extent that the Corporation has a rights plan in effect upon conversion of the shares of Convertible Preferred Stock into Common Stock, holders of the shares of Convertible Preferred Stock will receive, in addition to shares of the Common Stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from the Common Stock, in which case, and only in such case, the Conversion Rate will be adjusted at the time of separation as if the Corporation distributed to all holders of the Common Stock, shares of its capital stock, evidences of indebtedness, assets, property, rights or warrants as described in Section 8(c) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
          (i) The Conversion Rate will not be adjusted:
     (A) upon the issuance of any shares of the Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of the Common Stock under any plan;
     (B) upon the issuance of any shares of the Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by Corporation or any of its subsidiaries;
     (C) upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in Section 8(i)(B) and outstanding as of the Issue Date;
     (D) for a change solely in the par value of the Common Stock; or
     (E) for accumulated and unpaid dividends, if any.
          (j) Adjustments to the Conversion Rate will be calculated to the nearest 1/10,000th of a share. The Corporation will not be required to make an adjustment to the Conversion Rate unless the adjustment would require a change of at least 1% in the Conversion Rate. However, the Corporation will carry forward any adjustments that are less than 1% of the Conversion Rate and make such carried-forward adjustments; provided that, all such carried forward adjustments shall be made on the conversion date of any shares of Convertible Preferred Stock or at the time the Corporation notifies holders of shares of Convertible Preferred Stock of a Fundamental Change as set forth in Section 11.
          SECTION 9. Recapitalizations, Reclassifications and Changes of the Common Stock. In the event of:
          (a) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination);

25

          (b) any consolidation, merger or combination involving the Corporation;
          (c) any sale, lease or other transfer to another person of all or substantially all of property and assets of the Corporation; or
          (d) any statutory share exchange;
in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof), then, at and after the effective date of the transaction, the right to convert each share of Convertible Preferred Stock will be changed into a right to convert each such share of Convertible Preferred Stock into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of the Common Stock equal to the Conversion Rate immediately prior to such transaction would have owned or been entitled to receive (the “Reference Property”) upon such transaction. If the transaction causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the Reference Property into which the shares of Convertible Preferred Stock will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of the Common Stock that affirmatively make such an election. The Corporation will notify holders of the weighted average as soon as practicable after such determination is made. The Corporation agrees not to become a party to any such transaction unless its terms are consistent with the foregoing.
          SECTION 10. Adjustments of Prices. Whenever the Corporation is required to calculate the Closing Sale Prices or the Daily VWAPs over a span of multiple days, the Board of Directors will make appropriate adjustments to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the ex-dividend date of the event occurs, at any time during the period when the Closing Sale Prices or the daily VWAPs are to be calculated.
          SECTION 11. Special Rights Upon a Fundamental Change.
          (a) (i) In the event that the Corporation is a party to a transaction or event described in clauses (a) (after giving effect to the paragraph following the definition of Fundamental Change), (b) or (d) of the definition of Fundamental Change, the Corporation must give notice of each such Fundamental Change (“Fundamental Change Notice”) to all record holders of the Convertible Preferred Stock at least 20 Scheduled Trading Days prior to the anticipated Effective Date of the Fundamental Change, or (ii) if such prior notice is not practicable in the case of a transaction or an event described in clause (c) of the definition of Fundamental Change, the Corporation must give the related Fundamental Change Notice to all record holders of the Convertible Preferred Stock no later than the second Trading Day following the Effective Date of such Fundamental Change.
          (b) If a holder converts its Convertible Preferred Stock at any time beginning at the open of business on the Trading Day immediately following the Effective Date of such Fundamental Change and ending at the close of business on the 30th Trading Day immediately

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following such Effective Date (such 30th Trading Day, the “Expiration Date”), in respect of each share of Convertible Preferred Stock so converted the holder will automatically receive a number of shares of the Common Stock equal to the greater of:
          (i) (A) a number of shares of the Common Stock equal to the then applicable Conversion Rate, and (B) the Make-Whole Premium, if any, as provided under Section 12 below; and
          (ii) a number of shares of the Common Stock equal to (A) the Liquidation Preference divided by (B) the greater of (1) the Market Value as of the Effective Date, and (2) $2.30.
          (c) The Fundamental Change Notice shall be given by first-class mail to each record holder of shares of Convertible Preferred Stock, at such holder’s address as the same appears on the books of the Corporation. Each such notice shall state (i) the anticipated Effective Date; (ii) the Expiration Date; (iii) the name and address of the Transfer Agent; (iv) the procedures that holders must follow to exercise the Fundamental Change option; (v) whether the Corporation will issue shares of Common Stock or pay cash upon conversion in connection with a Fundamental Change pursuant to Section 11(h) below; and (vi) that all declared and unpaid dividends on the shares of Convertible Preferred Stock to the date of conversion will be paid on the conversion date, and whether any portion of such dividends will be paid in cash, shares of the Common Stock, or a combination thereof (and, if any portion such amounts will be paid in shares of Common Stock, (i) a statement setting forth the portion of such payment that will be made in cash and the portion that will be made in shares of the Common Stock, and (ii) the date of the first and last Trading Day of the measurement period for purposes of determining Market Value).
          (d) Upon any such conversion of any share of Convertible Preferred Stock in connection with a Fundamental Change, the holder thereof shall also be entitled to receive a sum equal to all declared and unpaid dividends thereon to the Conversion Date (which dividends may (unless holders of the Common Stock receive only cash in the transaction constituting a Fundamental Change), at the Corporation’s election, be paid (i) in the form of cash, (ii) by delivery of shares of the Common Stock, or (iii) through any combination of cash and shares of the Common Stock). If the Corporation elects to make any such dividend payment, or any portion thereof, in shares of the Common Stock, such shares shall be valued for such purpose at 96% of the Market Value of the Common Stock. For the purposes of this Section 11, the Market Value shall be calculated over the 15 Trading Day period beginning on the second Trading Day following the date the Corporation gives the notice of settlement election referred to in Section 11(e) below. To the extent that the Corporation is paying any declared and unpaid dividends in addition to the dividend for the current dividend period, and the Corporation elects to pay all or a portion of such dividends in shares of Common Stock, the Corporation may increase the number of Trading Days over which such Market Value will be determined by up to an additional 30 Trading Days.
          (e) If the Corporation elects to pay any amounts in respect of declared and unpaid dividends in shares of the Common Stock, the Corporation will inform Holders so converting no later than the third Trading Day immediately following the related Conversion Date, such notice

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to include the dates of the first and last Scheduled Trading Days of the applicable measurement period for the purpose of determining Market Value. If the Corporation does not timely make such an election in respect of a particular Conversion Date, the Corporation will no longer have the right to so elect and will be required to pay all declared and unpaid dividends in cash.
          (f) If the Corporation elects to pay unpaid dividends solely in cash, it will deliver the shares of the Common Stock (in respect of the conversion obligation) and cash (in respect of any fractional shares and unpaid dividends) deliverable upon conversion no later than the fourth Trading Day immediately following the relevant Conversion Date. If the Corporation elects to pay unpaid dividends in shares of the Common Stock or a combination of cash and shares of the Common Stock, it will deliver the shares of the Common Stock (in respect of the conversion obligation) and cash (in respect of any fractional shares and unpaid dividends) deliverable upon conversion (excluding the additional shares of the Common Stock payable in respect of unpaid dividends) no later than the fourth Trading Day immediately following the relevant Conversion Date and the additional shares of the Common Stock due in respect of unpaid dividends no later than the fourth Trading Day immediately following the last Trading Day of the measurement period for purposes of determining Market Value.
          (g) Notwithstanding the foregoing, the Corporation may not pay any portion of a dividend on the Convertible Preferred Stock by delivery of Common Stock unless (i) the Common Stock to be delivered as payment therefore is freely transferable by the recipient without further action on its behalf, other than by reason of the fact that such recipient is the Corporation’s affiliate, or (ii) a Shelf Registration Statement relating to that Common Stock has been filed with the SEC and is effective to permit the resale of such shares of the Common Stock by the holders thereof.
          (h) In lieu of issuing the number of shares of Common Stock issuable upon conversion pursuant to the foregoing provisions, the Corporation may, at its option, make a cash payment equal to the Market Value for each such share of Common Stock otherwise issuable upon conversion based on the adjusted Conversion Rate determined for the period ending on the Effective Date of the Fundamental Change, and if the Corporation elects to pay cash, such amount will be payable no later than the fourth Trading Day following the relevant Conversion Date. The Fundamental Change Notice will indicate if the Corporation will issue stock or pay cash upon conversion.
          (i) On or before the Expiration Date, each Holder of shares of Convertible Preferred Stock wishing to exercise its conversion right pursuant to this Section 11 shall surrender the certificate or certificates representing the shares of Convertible Preferred Stock to be converted, in the manner and at the place designated in the Fundamental Change Notice.
          SECTION 12. Determination of the Make-Whole Premium.
          (a) If the Holder elects to convert its shares of Convertible Preferred Stock upon the occurrence of a Fundamental Change that occurs prior to October 28, 2013, in certain circumstances, the Holder will be entitled, in accordance with Section 11, to receive, in addition to a number of shares of Common Stock equal to the then applicable Conversion Rate, an

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additional number of shares of Common Stock (the “Additional Shares” or the “Make-Whole Premium”) upon conversion as set forth in this Section 12.
          (b) The number of Additional Shares will be determined by reference to the table below, based on the Effective Date of the Fundamental Change and the Stock Price.
          (c) The following table sets forth the Stock Price paid, or deemed paid, per share of the Common Stock in a transaction that constitutes the Fundamental Change, the Effective Date and the Make-Whole Premium (expressed as a number of Additional Shares) to be paid upon a conversion in connection with a Fundamental Change:
Number of Additional Shares

	Stock Price
Effective Date	$5.70	$6.00	$7.00	$8.00	$9.00	$10.00	$12.50	$15.00	$17.50	$20.00	$25.00	$30.00	$35.00	$40.00
November 1, 2010	0.2612	0.2612	0.2108	0.1717	0.1438	0.1231	0.0894	0.0692	0.0556	0.0457	0.0322	0.0234	0.0173	0.0128
November 1, 2011	0.2600	0.2368	0.1782	0.1396	0.1133	0.0949	0.0672	0.0518	0.0417	0.0344	0.0245	0.0180	0.0133	0.0099
November 1, 2012	0.2253	0.1992	0.1340	0.0937	0.0692	0.0543	0.0361	0.0277	0.0225	0.0187	0.0135	0.0100	0.0075	0.0057
November 1, 2013	0.2070	0.1768	0.0932	0.0330	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
          The Stock Prices set forth in the column headings of the table above will be adjusted as of any date on which the Conversion Rate is otherwise adjusted. The adjusted Stock Prices will equal the Stock Prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares will be adjusted in the same manner and at the same time as the Conversion Rate is adjusted pursuant to Section 8.
          (d) The exact Stock Price and Effective Date may not be set forth on the table, in which case:
     (i) if the Stock Price is between two Stock Prices on the table or the Effective Date is between two Effective Dates on the table, the Make-Whole Premium will be determined by straight-line interpolation between Make-Whole Premium amounts set forth for the higher and lower Stock Prices and the two Effective Dates, as applicable, based on a 365-day year;
     (ii) if the Stock Price is in excess of $40.00 per share (subject to adjustment in the same manner as the Stock Price) no Make-Whole Premium will be paid; and
     (iii) if the Stock Price is less than or equal to $5.70 per share (subject to adjustment in the same manner as the Stock Price), no Make-Whole Premium will be paid.
          SECTION 13. Fractional Shares. If, upon payment of a dividend on the Convertible Preferred Stock or upon conversion of the Convertible Preferred Stock, a holder

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would be entitled to receive a fractional interest in a share of the Common Stock, the Corporation will, upon conversion, pay in lieu of such fractional interest, cash in an amount equal to the product of (a) the Closing Sale Price of a share of Common Stock on the Trading Day immediately preceding the date on which shares of Common Stock are issued upon conversion of a share of Convertible Preferred Stock, and (b) such fraction of a share.
          SECTION 14. Convertible Preferred Stock Not Redeemable or Exchangeable at Option of Holders; No Sinking Fund. The Convertible Preferred Stock shall not be redeemable upon the request of holders thereof or exchangeable for other capital stock or indebtedness of the Corporation or other property upon the request of holders thereof. The shares of Convertible Preferred Stock shall not be subject to the operation of a purchase, retirement or sinking fund. The Convertible Preferred Stock shall not have any stated maturity date.
          SECTION 15. Voting Rights. The holders of Convertible Preferred Stock shall not have any voting rights except as otherwise from time to time required by Delaware law or as set forth below:
          (a) Without the consent or affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Convertible Preferred Stock, voting separately as a class, the Corporation shall not: (i) authorize, create or issue any shares of any other class or series of Senior Stock (or any security convertible into Senior Stock), or (ii) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Convertible Preferred Stock. Notwithstanding the foregoing, the authorization, creation or issuance of any shares of Parity Stock or Junior Stock will not require the approval of the holders of the Convertible Preferred Stock.
          (b) If at any time dividends on the Convertible Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon (whether or not consecutive), the occurrence of such contingency shall mark the beginning of a period (herein called a “Default Period”), which shall extend until such time when all accumulated and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of the Convertible Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each Default Period, all the holders of shares of Convertible Preferred Stock, voting as a single class with any other preferred stock or preference securities having similar voting rights that are exercisable during a Default Period (the “Voting Rights Class”), shall be entitled at the next annual or special meeting of stockholders of the Corporation to elect two additional directors to the Board of Directors of the Corporation. Upon the election of any such additional directors, as permitted by the Certificate of Incorporation and the Bylaws of the Corporation, the number of directors that comprise the Board of Directors shall automatically be increased by such number of additional directors.
          (c) During any Default Period, such voting rights may be exercised initially at a special meeting of the holders of the shares of the Voting Rights Class, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at an annual meeting of stockholders. Immediately upon the expiration of a Default Period, (i) the right of the holders of Convertible Preferred Stock as a class to elect directors shall

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cease, (ii) the term of any directors elected by the holders of Convertible Preferred Stock as a class shall terminate, and (iii) the number of directors shall be such number as may be provided for in the Certificate of Incorporation or Bylaws of the Corporation irrespective of any increase made pursuant to the provisions of Section 15(b) (such number being subject, however, to change thereafter in any manner provided by law or in the Certificate of Incorporation or Bylaws of the Corporation). Any vacancies in the Board of Directors effected by the provisions of Section 15(c)(i) and Section 15(c)(ii) may be filled by a majority of the remaining directors.
          (d) At any time during the Default Period, the Chairman, the President, or the Secretary of the Corporation may call, and, upon written request of the record holders of shares representing at least ten percent (10%) of the voting power of the shares then outstanding of the Voting Rights Class, addressed to the Secretary of the Corporation, shall call a special meeting of the holders of shares of the Voting Rights Class. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation, or, if none, at a place designated by the Board of Directors. Notwithstanding the provisions of this Section 15(d), no such special meeting shall be called during a period within the 60 days immediately preceding the date fixed for the next annual meeting of stockholders in which such case, the election of directors pursuant to Section 15 shall be held at such annual meeting of stockholders.
          (e) At any meeting held for the purpose of electing directors at which the holders of the Voting Rights Class shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of shares representing a majority in voting power of the then outstanding shares of the Voting Rights Class shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class. The affirmative vote of the holders of shares constituting a majority of the shares of the Voting Rights Class present at such meeting, in person or by proxy, shall be sufficient to elect any such director.
          (f) Any director elected pursuant to the voting rights created under this Section 15 shall hold office until the next annual meeting of stockholders (unless such term has previously terminated pursuant to Section 15(c)) and any vacancy in respect of any such director shall be filled only by vote of the remaining director so elected by holders of the Voting Rights Class, or if there be no such remaining director, by the holders of shares of the Voting Rights Class at a special meeting called in accordance with the procedures set forth in this Section 15, or, if no such special meeting is called, at the next annual meeting of stockholders.
          (g) The voting rights set forth in this Section 15 shall not apply if, at or prior to the time the act with respect to which such vote would otherwise be required, all outstanding shares of the Convertible Preferred Stock shall have been (i) converted into Common Stock by the holders of Convertible Preferred Stock in accordance with Section 7(a), (ii) converted into Common Stock or called for conversion by the Corporation in accordance with Section 7(b) (provided, that, in the case of any call for conversion, all shares of Convertible Preferred Stock are so converted on the date scheduled for conversion and all amounts payable by the Corporation in respect of such conversion are paid on such date), or (iii) redeemed or called for redemption in accordance with Section 6 (provided, that, in the case of any call for redemption, all shares of Convertible Preferred Stock are so redeemed on the date scheduled for redemption and all amounts payable by the Corporation in respect of such redemption are paid on such date).

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          (h) In exercising the voting rights set forth in this Section 15, each share of Convertible Preferred Stock shall be entitled to one vote.
          SECTION 16. Outstanding Shares. For purposes of this Certificate of Designation, any shares of Convertible Preferred Stock held of record or beneficially by the Corporation or any subsidiary of the Corporation shall be deemed not to be outstanding.
          SECTION 17. Status of Convertible Preferred Stock Upon Retirement. Shares of Convertible Preferred Stock that are redeemed by the Corporation pursuant to Section 6 or converted pursuant to Section 7 or Section 11 shall be retired pursuant to Section 243 of the DGCL, or any successor provision, and thereupon shall return to the status of authorized and unissued shares of Preferred Stock of the Corporation without designation as to series. Upon the redemption by the Corporation pursuant to Section 6 or conversion pursuant to Section 7 or Section 11 of all outstanding shares of Convertible Preferred Stock, all provisions of this Certificate of Designation shall cease to be of further effect. Upon the occurrence of such event, the Board of Directors of the Corporation shall have the power, pursuant to the Section 151(g) of the DGCL, or any successor provision, and without stockholder action, to cause this Certificate of Designation to be eliminated from the Corporation’s Certificate of Incorporation.
          SECTION 18. Form.
          (a) Form and Dating. The Convertible Preferred Stock shall be issued in the form of one or more permanent global shares of Convertible Preferred Stock (each, a “Global Preferred Share”) in definitive, fully registered form with the global legend (the “Global Shares Legend”) as set forth on the form of Convertible Preferred Stock certificate attached hereto as Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate of Designation. The Global Preferred Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). The Global Preferred Shares shall be deposited on behalf of the holders of the Convertible Preferred Stock represented thereby with the Registrar, at its New York office, as custodian for the Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Corporation and authenticated by the Transfer Agent as hereinafter provided. The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. This Section 18(a) shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary. The Corporation shall execute and the Transfer Agent shall, in accordance with this Section 18, authenticate and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary, and (ii) shall be delivered by the Transfer Agent to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Designation, with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary, or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the

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foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share. Owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of certificated shares of Convertible Preferred Stock or book-entry delivery of the Convertible Preferred Stock, unless (x) the Depositary notifies the Corporation that it is unwilling or unable to continue as Depositary for the Global Preferred Shares or if the Depositary ceases to be a “clearing agency” under the Exchange Act and, in either case, a successor is not appointed within 90 calendar days, or (y) the Corporation, in its discretion, determines at any time not to have all the Convertible Preferred Stock represented by Global Preferred Shares. In any such case, the Global Preferred Shares shall be exchanged in whole for certificated shares of Convertible Preferred Stock in registered form or book-entry shares, with the same terms and of an equal aggregate Liquidation Preference. Certificated or book-entry shares of Convertible Preferred Stock shall be registered in the name or names of the Person or Person specified by DTC in a written instrument to the Registrar.
          (i) An Officer shall sign the Global Preferred Shares for the Corporation by manual or facsimile signature.
          (ii) If an Officer whose signature is on a Global Preferred Share no longer holds that office at the time the Transfer Agent authenticates the Global Preferred Share, the Global Preferred Share shall be valid nevertheless.
          (iii) A Global Preferred Share shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Global Preferred Share. The signature shall be conclusive evidence that such Global Preferred Share has been authenticated under this Certificate of Designation. Each Global Preferred Share shall be dated the date of its authentication.
          (b) Transfer Provisions. Notwithstanding any provision to the contrary herein, so long as a Global Preferred Share remains outstanding and is held by or on behalf of the Depositary, transfers of a Global Preferred Share, in whole or in part, or of any beneficial interest therein, shall only be made in accordance with this Section 18. Transfers of a Global Preferred Share shall be limited to transfers of such Global Preferred Share in whole, but not in part, to nominees of the Depositary or to a successor of the Depositary or such successor’s nominee.
          SECTION 19. Transfer Agent; Registrar; Paying Agent and Conversion Agent. The Corporation shall maintain in the Borough of Manhattan, City of New York, State of New York (a) an office or agency where Convertible Preferred Stock may be presented for transfer (the “Transfer Agent”), (b) an office or agency where Convertible Preferred Stock may be presented for payment (the “Paying Agent”), and (c) an office or agency where Convertible Preferred Stock may be presented for conversion (the “Conversion Agent”). The Corporation also shall maintain or cause to be maintained a register in which, subject to such reasonable regulations as it may prescribe, the Corporation shall provide for the registration of shares of Convertible Preferred Stock and of transfers of shares of Convertible Preferred Stock and

33

appoint a registrar (the “Registrar”) for the purpose of registering shares of Convertible Preferred Stock and of transfers of shares of Convertible Preferred Stock as herein provided. The Corporation hereby appoints The Bank of New York Mellon as Transfer Agent, and the Transfer Agent initially shall act as the Registrar, the Paying Agent and the Conversion Agent.
     The Corporation may appoint one or more additional paying agents and one or more additional conversion agents in such other locations as it shall determine. The term “Paying Agent” includes any additional paying agent and the term “Conversion Agent” includes any additional conversion agent. The Corporation may change any Paying Agent or Conversion Agent without prior notice to any holder. The Corporation shall notify the Transfer Agent and the Registrar of the name and address of any Paying Agent or Conversion Agent appointed by the Corporation. If the Corporation fails to appoint or maintain another entity as Paying Agent or Conversion Agent, the Transfer Agent or the Registrar shall act as such. The Corporation or any of its affiliates may act as Paying Agent, Registrar or Conversion Agent. Payments shall be payable by United States dollar check drawn on, or wire transfer (provided, that appropriate wire instructions have been received by the Registrar at least 15 days prior to the applicable date of payment) to a U.S. dollar account maintained by the holder with, a bank located in New York; provided that at the option of the Corporation, payment of dividends may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Convertible Preferred Stock register. Notwithstanding the foregoing, payments due in respect of beneficial interests in the Global Preferred Shares shall be payable by wire transfer of immediately available funds in accordance with the procedures of the Depositary.
          SECTION 20. Certain Other Provisions.
          (a) Whenever the Corporation is required to provide notice to Holders of the Convertible Preferred Stock of a mandatory conversion, optional redemption or Fundamental Change, in addition to any other notice hereunder, the Corporation shall issue a press release containing such information for publication on the Dow Jones News Service or Bloomberg Business News (or if such services are not available, another broadly disseminated news or press release service selected by it).
          (b) All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Notice to any holder of the Convertible Preferred Stock shall be given to the registered address set forth in the Corporation’s records for such holder, or for Global Preferred Shares, to the Depositary in accordance with its procedures.
          (c) With respect to any notice to a Holder of shares of Convertible Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

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          (d) Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. Unless otherwise stated herein, any actions required to be made hereunder on any day that is not a Business Day shall be taken on the next succeeding Business Day.
          (e) Holders of Convertible Preferred Stock shall not be entitled to any preemptive rights to acquire additional capital stock of the Corporation.
          (f) Notwithstanding any provision herein to the contrary, in accordance with Sections 7, 8, 11, 12 or 15, the procedures for conversion and voting of shares of Convertible Preferred Stock represented by Global Preferred Shares will be governed by arrangements among Depositary, its participants and Persons that may hold beneficial interests through such participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in Global Preferred Share certificates may be subject to various policies and procedures adopted by Depositary from time to time, and each Holder will be deemed to have agreed to any such policy or procedure.
          (g) The Corporation shall not take any voluntary action that would increase the Conversion Rate pursuant to this Certificate of Designation without complying, if applicable, with the stockholder approval rules of the New York Stock Exchange or the principal stock exchange on which the Common Stock is listed at the relevant time.
          (h) Notwithstanding any provision herein to the contrary, if as a result of the occurrence of events beyond the Corporation’s control, the required adjustment to the Conversion Rate pursuant to this Certificate of Designation would require the Corporation to obtain stockholder approval in accordance with the stockholder approval rules of the New York Stock Exchange or the principal stock exchange on which the Common Stock is listed at the relevant time (such adjusted Conversion Rate requiring stockholder approval, the “Fully Adjusted Conversion Rate”), then the Corporation shall (A) initially adjust the Conversion Rate up to the maximum Conversion Rate (not to exceed the Fully Adjusted Conversion Rate) that would not require such stockholder approval (the “Partially Adjusted Conversion Rate”), and (B) promptly seek stockholder approval necessary to permit the Fully Adjusted Conversion Rate. Upon receipt of such stockholder approval, the Corporation shall further adjust the Partially Adjusted Conversion Rate to equal the Fully Adjusted Conversion Rate, as such Conversion Rate may be further adjusted pursuant to the Certificate of Designation.
          (i) The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
          (j) This Certificate of Designation shall become effective upon the filing thereof with the Secretary of State of the State of Delaware.
[Remainder of Page Intentionally Left Blank]

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     IN WITNESS WHEREOF, Alon USA Energy, Inc. has caused this certificate to be signed by Sarah B. Campbell, Secretary, this 27th day of October, 2010.

ALON USA ENERGY, INC.,
By	/s/ Sarah B. Campbell
	Name:	Sarah B. Campbell
	Title:	Secretary

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EXHIBIT A
FORM OF 8.5% SERIES A CONVERTIBLE PREFERRED STOCK

Number:	Shares
CUSIP NO.:
8.5% Series A Convertible Preferred Stock
(par value $0.01 per share)
(liquidation preference $10.00 per share)
of
Alon USA Energy, Inc.
FACE OF SECURITY
[GLOBAL SHARES LEGEND] UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATION REFERRED TO BELOW.
IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Alon USA Energy, Inc., a Delaware corporation (the “Corporation”), hereby certifies that [if global share: Cede & Co.]/ [               ] or registered assigns (the “Holder”) is the registered owner of                      fully paid and non-assessable shares of preferred stock of the Corporation designated the “8.5% Series A Convertible Preferred Stock,” par value $0.01 per share and liquidation preference $10.00 per share (the “Convertible Preferred Stock”). The shares of Convertible Preferred Stock are transferable on the books and records of the Corporation maintained by the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designation, rights, privileges, restrictions, preferences and other terms and provisions of the Convertible Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designation of the Corporation, dated October 27, 2010, as the same may be amended from time to time in accordance with its terms (the “Certificate of Designation”). Capitalized terms used herein but not defined shall have the respective meanings given them in the Certificate of Designation. The Corporation will provide a copy of the Certificate of Designation to a Holder without charge upon written request to the Corporation at its principal place of business.
Reference is hereby made to select provisions of the Convertible Preferred Stock set forth on the reverse hereof, and to the Certificate of Designation, which select provisions and the Certificate of Designation shall for all purposes have the same effect as if set forth herein.
Upon receipt of this certificate, the Holder is bound by the Certificate of Designation and is entitled to the benefits thereunder.
Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, the shares of Convertible Preferred Stock evidenced hereby shall not be entitled to any benefit under the Certificate of Designation or be valid for any purpose.

2

IN WITNESS WHEREOF, Alon USA Energy, Inc. has executed this certificate and affixed its seal as of the date set forth below.

ALON USA ENERGY, INC.
By:
Name:
	Title:	Executive Chairman of the Board

By:
Name:
	Title:	Secretary

Dated:

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION
This is one of the certificates representing shares of Convertible Preferred Stock referred to in the within mentioned Certificate of Designation.

The Bank of New York Mellon, as Transfer Agent
By:
Name:
	Title:	Authorized Officer

Dated:

3

REVERSE OF SECURITY
ALON USA ENERGY, INC.
8.5% Series A Convertible Preferred Stock
Dividends on each share of Convertible Preferred Stock shall be payable in cash, shares of Common Stock or a combination of cash or shares of Common Stock at a rate per annum set forth on the face hereof as provided in the Certificate of Designation.
The shares of Convertible Preferred Stock shall be convertible into the Corporation’s Common Stock in the manner and according to the terms set forth in the Certificate of Designation.
At any time from and after October 28, 2013, if the Daily VWAP of the Common Stock equals or exceeds 130% of the then-prevailing Conversion Price for at least 20 Trading Days in a period of 30 consecutive Trading Days, the Corporation may, at its option, require that all then outstanding shares of Convertible Preferred Stock be automatically converted into a number of shares of the Common Stock equal to the then applicable Conversion Rate.
If any Holder of shares of Convertible Preferred Stock elects to convert its shares in connection with a Fundamental Change, the Corporation will increase the conversion rate for shares of Convertible Preferred Stock surrendered for conversion in the manner and according to the terms set forth in the Certificate of Designation.
On or after October 28, 2017, the shares of Convertible Preferred Stock shall be redeemable as provided in the Certificate of Designation.
As required under Delaware law, the Corporation shall furnish to any Holder upon request and without charge, a full summary statement of the designations, voting rights preferences, limitations and special rights of the shares of each class or series authorized to be issued by the Corporation so far as they have been fixed and determined.

ASSIGNMENT
     FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Convertible Preferred Stock evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the shares of Convertible Preferred Stock evidenced hereby on the books of the Transfer Agent and Registrar. The agent may substitute another to act for him or her.
Date:
Signature:
(The signature(s) to this assignment must correspond with the name(s) as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatsoever.)
Signature Guarantee:                               1

[1]	Signature must be guaranteed by an “eligible guarantor institution” (i.e., a bank, stockbroker, savings and loan association or credit union) meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT B
NOTICE OF CONVERSION
(To be Executed by the Registered Holder
in order to Convert the 8.5% Series A Convertible Preferred Stock)
Date:
The undersigned hereby irrevocably elects to convert (the “Conversion”)                             shares of 8.5% Series A Convertible Preferred Stock (the “Convertible Preferred Stock”), represented by stock certificate No(s).            (the “Convertible Preferred Stock Certificates”) into shares of common stock, par value $0.01 per share (“Common Stock”), of Alon USA Energy, Inc. (the “Corporation”) according to the conditions of the Certificate of Designation establishing the terms of the Convertible Preferred Stock (the “Certificate of Designation”). If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Convertible Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).
This notice and any documents required to be delivered herewith shall be delivered to:
BNY Mellon Shareowner Services
911 Washington Avenue, 3rd Floor
St. Louis, Missouri 63101
Attention: Jane Marten
with a copy to (which shall not constitute notice):
Alon USA Energy, Inc.
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
Attention: Secretary
The Corporation is not required to issue shares of Common Stock until the original Convertible Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or its Transfer Agent. The Corporation shall issue and deliver shares of Common Stock to an overnight courier not later than two business days following receipt of the original Convertible Preferred Stock Certificate(s) to be converted.
Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designation.
Number of shares of Convertible Preferred Stock to be Converted:

Signature:

Name:

Address:1

Fax No:

[1]	Address where shares of Common Stock and any other payments or certificates shall be sent by the Corporation.

Exhibit 4.4

ALON USA

8.5% SERIES A CONVERTIBLE PREFERRED STOCK

8.5% SERIES A CONVERTIBLE PREFERRED STOCK

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

CUSIP 020520 20 1

[illegible]

is the record owner of

[illegible]

Dated:

ALON USA ENERGY, INC
CORPORATE
SEAL
2000
DELAWARE

Secretary

Executive Chairman of the Board

Dated:

Mellon Investor Services LLC
as TRANSFER AGENT

AUTHORIZED OFFICER

[illegible]

8.5% SERIES A CONVERTIBLE 8.5% SERIES A CONVERTIBLE PREFERRED STOCK PREFERRED STOCK 8.5% Series A Convertible Preferred Stock (par value $0.01 per share) (liquidation preference $10.00 per share) of INCORPORATED UNDER THE LAWS Alon USA Energy, Inc. OF THE STATE OF DELAWARE CUSIP 020520 20 1 UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATION REFERRED TO BELOW. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS. Alon USA Energy, Inc., a Delaware corporation (the “Corporation”), hereby certifies that is the record owner of This Stock is fully paid and non-assessable shares of preferred stock of the Corporation designated the “8.5% Series A Convertible Preferred Stock,” par value $0.01 per share and liquidation preference $10.00 per share (the “Convertible Preferred Stock”). The shares of Convertible Preferred Stock are transferable on referred one TRANSFER the books and records of the Corporation maintained by the Registrar, in person or by a duly authorized attorney, upon surrender of this certi_cate duly endorsed and in proper form for transfer. The designation, rights, privileges, restrictions, preferences and other terms and provisions of the Convertible of Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certi_cate of Designation of the Corporation, dated October 27, 2010, as the same may be amended from time to time in accordance with its terms (the “Certi_cate of Designation”). Capitalized terms used herein but not de_ned shall have the respective meanings given them to in the Certi_cate of Designation. The Corporation will provide a copy of the Certi_cate of Designation to a Holder without charge upon written request to the Corporation at its principal place of business. to the in Reference is hereby made to select provisions of the Convertible Preferred Stock set forth on the reverse hereof, and to the Certi_cate of Designation, which select provisions and the Certi_cate of Designation shall for all purposes have the same e_ect as if set forth herein. By Mellon certi_cates AGENT’S the Upon receipt of this certi_cate, the Holder is bound by the Certi_cate of Designation and is entitled to the bene_ts thereunder. Unless the Transfer Agent’s Certi_cate of Authentication hereon has been properly executed, the shares of Convertible Preferred Stock evidenced hereby shall not be entitled to any bene_t under the Certi_cate of Designation or be valid for any purpose. Investor within CERTIFICATE WITNESS WHEREOF, Alon USA Energy, Inc. has executed this certi_cate and a_xed its seal as of the date set forth below. Dated: representing mentioned Dated: Services OF AUTHORIZED Certi_cate AUTHENTICATION as shares TRANSFER of LLC Convertible of Designation OFFICER AGENT Preferred. Secretary Executive Chairman of the Board

Alon USA Energy, Inc.
8.5% Series A Convertible Preferred Stock
Dividends on each share of Convertible Preferred Stock shall be payable in cash, shares of Common Stock or a combination of cash or shares of Common Stock at a rate per annum set forth on the face hereof as provided in the Certificate of Designation.
The shares of Convertible Preferred Stock shall be convertible into the Corporation’s Common Stock in the manner and according to the terms set forth in the Certificate of Designation.
At any time from and after October 28, 2013, if the Daily VWAP of the Common Stock equals or exceeds 130% of the then-prevailing Conversion Price for at least 15 Trading Days in a period of 30 consecutive Trading Days, the Corporation may, at its option, require that each then outstanding share of Convertible Preferred Stock be automatically converted into a number of shares of the Common Stock equal to the then applicable Conversion Rate.
If any Holder of shares of Convertible Preferred Stock elects to convert its shares in connection with a Fundamental Change, the Corporation will increase the conversion rate for shares of Convertible Preferred Stock surrendered for conversion in the manner and according to the terms set forth in the Certificate of Designation.
On or after October 28, 2017, the shares of Convertible Preferred Stock shall be redeemable as provided in the Certificate of Designation.
As required under Delaware law, the Corporation shall furnish to any Holder upon request and without charge, a full summary statement of the designations, voting rights preferences, limitations and special rights of the shares of each class or series authorized to be issued by the Corporation so far as they have been fixed and determined.
ASSIGNMENT
     FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Convertible Preferred Stock evidenced hereby to:

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(INSERT ADDRESS AND ZIP CODE OF ASSIGNEE)

and irrevocably appoints:
agent
to transfer the shares of Convertible Preferred Stock evidenced hereby on the books of the Transfer Agent and Registrar. The agent may substiture another to act for him or her.
Dated

X
X

NOTICE:	THE SIGNATURE(S) TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME(S) AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER.
Signature(s) Guaranteed

By

SIGNATURE MUST BE GUARANTEED BY AN “ELIGIBLE GUARANTOR INSTITUTION” (I.E., A BANK, STOCKBROKER, SAVINGS AND LOAN ASSOCIATION OR CREDIT UNION) MEETING THE REQUIREMENTS OF THE REGISTRAR, WHICH REQUIREMENTS INCLUDE MEMBERSHIP OR PARTICIPATION IN THE SECURITIES TRANSFER AGENTS MEDALLION PROGRAM (“STAMP”) OR SUCH OTHER “SIGNATURE GUARANTEE PROGRAM” AS MAY BE DETERMINED BY THE REGISTRAR IN ADDITION TO, OR IN SUBSTITUTION FOR, STAMP, ALL IN ACCORDANCE WITH THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Exhibit 31.1
CERTIFICATIONS
     I, Jeff D. Morris, certify that:
     1. I have reviewed this Quarterly Report on Form 10-Q of Alon USA Energy, Inc.;
     2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
     3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
     4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
          a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
          b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
          c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
          d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
     5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
          a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
          b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 8, 2010	By:	/s/ Jeff D. Morris
Jeff D. Morris
Chief Executive Officer

Exhibit 31.2
CERTIFICATIONS
     I, Shai Even, certify that:
     1. I have reviewed this Quarterly Report on Form 10-Q of Alon USA Energy, Inc.;
     2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
     3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
     4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
          a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
          b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
          c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
          d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
     5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
          a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
          b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 8, 2010	By:	/s/ Shai Even
Shai Even
Chief Financial Officer

Exhibit 32.1
CERTIFICATION PURSUANT TO 18 U.S.C. §1350,
AS ADOPTED PURSUANT TO §906
OF THE SARBANES-OXLEY ACT OF 2002
     In connection with the filing of the Quarterly Report on Form 10-Q of Alon USA Energy, Inc., a Delaware corporation (the “Company”), for the period ended September 30, 2010, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), each of the undersigned officers of the Company certifies, pursuant to 18 U.S.C. §1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002, that, to such officer’s knowledge:
     (1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates and for the periods expressed in the Report.

Date: November 8, 2010	By:	/s/ Jeff D. Morris
Jeff D. Morris
Chief Executive Officer

	By:	/s/ Shai Even
Shai Even
Chief Financial Officer